Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VENHUB GLOBAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	3581	92-2083580
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5360 Procyon Street

Las Vegas, NV 89118

(888) 585-4999

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Smith Eilers, PLLC
149 S. Lexington Ave.
Asheville, NC 28801
561.484.7172
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large, accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

COPIES OF COMMUNICATIONS TO:

William R. Eilers, Esq.
Smith Eilers, PLLC.
149 S. Lexington Ave.
Asheville, NC 28801

EXPLANATORY NOTE

This Pre-Effective Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-294588) of VenHub Global, Inc. (the “Company”), as originally filed with the Securities and Exchange Commission (the “SEC”) on March 24, 2026 (the “Registration Statement”), is being filed pursuant to a limited review by the SEC Division of Corporate Finance, primarily to clarify and update certain Risk Factors, update Recent Sales of Unregistered Securities pursuant to Item 701 of Regulation S-K, clarify the number of shares being registered herein, and incorporate certain Company filings by reference throughout.

The information included in this filing amends the Registration Statement and the prospectus contained therein. No additional shares are being registered pursuant to this Pre-Effective Amendment No. 1, and the Company does not anticipate any additional applicable registration fees pursuant to the filing of this Pre-Effective Amendment No. 1.

Subject to completion, dated

PRELIMINARY PROSPECTUS
VENHUB GLOBAL, INC.

5360 Procyon St.

Las Vegas NV 89118
(888) 585-4999

Consisting of up to 16,485,000 shares common stock

This prospectus relates to the resale, from time to time, of up to 16,485,000 shares of our common stock by the selling stockholders (which term, as used in this prospectus, includes pledgees, donees, transferees or other successors-in-interest) identified in this prospectus. The selling stockholders consist of holders having purchased 7,700,000 shares of common stock pursuant to a private placement on February 10, 2026, 7,700,000 shares of common stock underlying the warrants also purchased on February 10, 2026, as well 385,000 shares of common stock underlying the warrants issued to the placement agent. In addition, this registration statement includes 700,000 shares of common stock issued as consideration for the extension of certain promissory notes, having “piggyback” registration rights.

We are not selling any securities under this prospectus and we will not receive any proceeds from the sale of the shares.

We have agreed to bear all of the expenses incurred in connection with the registration of these shares. The selling stockholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of shares of our common stock.

The selling stockholders identified in this prospectus may offer the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. For additional information on the methods of sale that may be used by the selling stockholders, see the section entitled “Plan of Distribution” on page 30. For a list of the selling stockholders, see the section entitled “Selling Stockholders” on page 29.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “VHUB.” On April 8, 2026, the closing sale price of our common stock as reported on Nasdaq was $0.59. You are urged to obtain current market quotations for the common stock.

Our founder and Chief Executive Officer, Shahan Ohanessian, along with the Chairwoman of the Board of Directors, his wife, Shoushana Ohanessian, beneficially own approximately 87% of the voting power of our outstanding voting securities through their ownership of Series C Preferred Stock and common stock, and we will be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC. Under Nevada Revised Statutes Section 78.195, the voting rights and powers of this preferred stock have been established in our articles of incorporation. We may rely on the exemptions from the corporate governance requirements that are available to controlled companies.

We are an “emerging growth company” as defined under U.S. federal securities laws and, as such, have elected to comply with reduced public company reporting requirements. We have elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

We are a “smaller reporting company” as defined under U.S. federal securities law and, as such, hereby elect to incorporate by reference information filed after the effective date of this Registration Statement. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this Offering shall be deemed to be incorporated by reference into the prospectus.

Investing in our common stock involves risks. See the “Risk Factors” section beginning on page 4 for risks you should consider before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2026

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our Common Stock. We have not authorized anyone to provide you with information different from that contained in this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

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PROSPECTUS SUMMARY

The following summary highlights material information contained in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where You Can Find More Information” in this prospectus and any amendment or supplement hereto.

Company Overview

VenHub Global, Inc. (the “Company”) was incorporated in the state of Wyoming on January 31, 2023, as “Autonomous Solutions, Inc.” and redomiciled in Delaware with the name VenHub Global, Inc. on August 15, 2024. The Company redomiciled in Nevada on October 3, 2025.

The Company has created “VenHub” as the core brand of its operations. The Company intends VenHub technology to combine the intelligence of a store with the efficiency of robotics. This will be achieved by providing customers with a unique shopping experience expected to be fully autonomous that operates 24/7. The Company believes that with its use of advanced sensors, artificial intelligence (AI), and robotics, VenHub is designed to ensure that customers will always have access to products with a few taps on their smartphones. From scanning and purchasing products to bagging and delivering them, VenHub’s robots will be able to take care of everything in a seamless and efficient manner. At this stage, our deployed AI systems are primarily focused on operational functions such as product verification, robotic navigation, and predictive maintenance. These capabilities improve order accuracy, fulfillment efficiency, and system uptime. While we are actively developing AI-driven personalization features, such as recommender engines designed to suggest products based on customer history, browsing patterns, and complementary items, these features remain in testing and are not yet deployed in live store environments. Accordingly, our current Smart Stores do not yet provide individualized tailoring of product offerings at this time. The VenHub Owners App provides AI-driven insights and recommendations using purchase data, customer metrics, forecasting, and conversational analytics. These analytics are operational today, though broader personalization features for customers are expected to be added only as development progresses. While the Company believes these applications represent meaningful advancements, it notes that artificial intelligence technology continues to develop rapidly, and the specific ways in which AI may be applied within VenHub Smart Stores may evolve in the future.

We are currently a development stage company and to date we began recording revenue in 2025. Accordingly, our independent registered public accountants have issued a comment regarding our ability to continue as a going concern (please refer to the footnotes to the financial statements). Until such time that we are able to establish a consistent flow of revenues from our operations, which is sufficient to sustain our operating needs, management intends to rely primarily upon debt and equity financing to supplement cash flows, if any, generated by our services. We will seek out such financing as necessary to allow the Company to continue to grow our business operations, and to cover such cost, excluding professional fees, associated with being a reporting Company with the Securities and Exchange Commission (“SEC”); we estimate such costs to be approximately $1,000,000.00 for 12 months following this Offering. The Company has included such costs to become a publicly reporting company in its targeted expenses for working capital expenses and intends to seek out reasonable loans from friends, family and business acquaintances if it becomes necessary. At this point we have been funded by our founders and initial shareholders and have not received any firm commitments or indications from any family, friends or business acquaintances regarding any potential investment in the Company except those shareholders listed herein.

Upon effectiveness, we may still require additional financing to fund our operations and support expansion of sales and operations. As we are a start-up company, while we have begun generating revenue in 2025, it is still unclear whether we can sustain or grow our revenue generation; however, it is our hopes that our revenues will exceed our costs. Our revenues will be impacted by the success of our marketing campaigns, the general condition of the economy, and the number of clients we attract. For a further discussion of our initial operations, plan of operations, growth strategy and marketing strategy see the below section entitled “Description of Business”.

SUMMARY FINANCIAL INFORMATION

The following tables summarize our financial data for the periods presented and should be read together with the sections of this prospectus entitled “Risk Factors,” “Selected Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our financial statements and related notes appearing elsewhere in this prospectus. We derived the summary financial information for the years ended December 31, 2025, and 2024 from our audited financial statements and related notes appearing elsewhere in this prospectus.

As shown in the financial statements accompanying this prospectus, VenHub Global, Inc., has had minimal revenues to date and has incurred only losses since its inception. The Company has operations related to the development of the business and building our customer base and network of providers but has been issued a “going concern” opinion from our accountants, based upon the Company’s reliance upon the sale of our common stock as the sole source of funds for our future operations.

Income Statement Data	For the Year Ended Dec 31, 2025) (Audited)	For the Year Ended Dec 31, 2024 (Audited)
Revenue	$864,450	--
Cost of Goods Sold	583,760	--
Gross Profit	280,690	--
Operating Expenses	39,711,655	9,034,016
Loss from Operations	(39,430,965)	(9,034,016)
Settlement Expense	22,287,419	--
Interest Expense	563,069	165,889
Change in Fair Value of Convertible Debt	117,710	192,797
Net Loss	$(62,399,163)	$(9,392,702)

Loss per Share
Basic and Diluted	$(1.67)	$(0.36)
Weighted Average Common Shares Outstanding
Basic and Diluted	37,344,429	26,017,018

Balance Sheet Data	December 31, 2025) (Audited)	December 31, 2024 (Audited)
Cash and cash equivalents	$89,634	$1,352,892
Working capital (deficit)	(9,192,737)	(3,715,323)
Total assets	3,623,962	2,690,502
Deferred revenue	1,500,000	--
Total liabilities	13,943,270	6,360,930
Total stockholders’ (deficit)	$(10,319,308)	$(3,670,428)

SUMMARY OF THIS OFFERING

The Issuer	VenHub Global, Inc. is a Nevada Corporation

Securities being registered	Up to 16,485,000 of Common Stock. Our Common Stock is described in further detail in the section of this prospectus titled “DESCRIPTION OF SECURITIES — Common Stock.”

Offering Type	The Offering is being made on behalf of those “Selling Shareholders” identified herein.

Per Share Price	At market.

Nasdaq Symbol	VHUB

Duration of Offering	The shares are offered for a period not to exceed 180 days, unless extended by our Board of Directors for an additional 90 days.

Number of Shares Outstanding Before Effectiveness

There are 85,057,857 shares of Common Stock issued and outstanding as of the date of this prospectus, which are held by 2,792 holders.

There are no shares of Series A Preferred issued and outstanding as of the date of this Prospectus.

There are 3,943 shares of Series B Preferred issued and outstanding as of the date of this Prospectus, which are held by 9 holders.

There are 100,000 shares of Series C Preferred issued and outstanding as of the date of this Prospectus, of which 100,000 are held by SSO, LLC, which is controlled by our Chief Executive Officer. Each share of Series C Preferred Stock has voting rights equal to exactly 1,000 votes per share, which gives our Chief Executive Officer significant voting control over all matters presented to the stockholders for vote.

Number of Shares Outstanding After Effectiveness	Upon effectiveness of this Registration Statement, there shall be 85,057,857 shares issued and outstanding. In the event that all of the Common Warrants are exercised, there shall be 93,142,857 shares issued and outstanding.

Registration Costs	We estimate our total costs relating to the registration herein shall be approximately $28,000.

Net Proceeds to the Company	The Company will receive no proceeds of the sale of the Shares.

Risk Factors	An investment in our Common Stock involves a high degree of risk. You should carefully consider the risk factors set forth under the “Risk Factors” section herein and the other information contained in this prospectus before making an investment decision regarding our Common Stock.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results, and financial condition could be seriously harmed. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In the event our Common Stock fails to become publicly traded you may lose all or part of your investment.

RISKS RELATED TO VENHUB’S BUSINESS AND INDUSTRY

Because our common stock has traded below the $1.00 minimum bid price required for continued listing on the Nasdaq Capital Market since March 19, 2026, we may be subject to delisting from Nasdaq unless we meet certain minimum closing bid prices within 180 days.

Our common stock has traded below the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market since March 19, 2026. Under Nasdaq Listing Rule 5550(a)(2), if the bid price remains below $1.00 for 30 consecutive business days, we will receive a deficiency notice from Nasdaq. Following such notice, we would generally have up to 180 calendar days to regain compliance by maintaining a closing bid price of at least $1.00 per share for a minimum of 10 consecutive business days (or such longer period as Nasdaq may require). If we do not regain compliance within this period, we may be eligible for an additional compliance period if we meet other continued listing requirements. If we are unable to regain compliance within the permitted time periods, our common stock may be delisted from Nasdaq. In that event, our shares would likely trade on an over-the-counter market, which could materially and adversely affect investors. Delisting could result in reduced liquidity, lower trading prices, increased volatility, decreased analyst coverage, and limited access to capital. In addition, certain institutional investors may be unable to hold or purchase our securities, which could further negatively impact the market for our common stock. We may pursue actions to regain compliance, including a reverse stock split, although there can be no assurance that such actions would be successful.

Because we are an early-stage company with minimal revenue and a history of losses and we expect to continue to incur substantial losses for the foreseeable future, we cannot assure you that we can or will be able to operate profitably.

We are an early-stage company. We were formed and commenced operations in 2023. We face all the risks associated with newer companies, including significant competition from existing and emerging competitors in the automated smart store industry, some of which are established and have better access to capital. In addition, as a new business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. We will need to transition from an early-stage company to a company capable of supporting larger-scale commercial activities. If we are not successful in such a transition, our business, results, and financial condition will be harmed.

We have not been profitable to date, and there can be no assurance that we will not continue to incur net losses in the future. We may not succeed in expanding our customer base and product offerings and even if we do, may never generate revenue that is significant enough to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. Furthermore, we may not be able to control overhead expenses even where our operations successfully expand. Our failure to become and remain profitable would depress our value and could impair our ability to raise capital, expand our business, diversify our product offerings or even continue our operations.

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

We face the risks associated with businesses in their early stages, as we have a limited operating history and our prospects are hard to evaluate. Any evaluation of our business and our prospects must be considered in light of the uncertainties, delays, difficulties and expenses commonly experienced by companies at this stage, which generally include unanticipated problems and additional costs relating to the development and testing of products, product approval or clearance, regulatory compliance, production, product introduction and marketing and competition. For example, we have incurred losses for each of the past few years, driven mainly by our investments in research and development costs. Many of these factors are beyond the control of our management. In addition, our performance will be subject to other factors beyond our control, including general economic conditions and conditions in the robotics industry. Accordingly, our business and success face risks from uncertainties faced by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.

Our former independent auditors have issued an audit opinion for the year ended December 31, 2024, for VenHub Global, Inc. that includes a statement describing our going concern status. Our financial status creates doubt whether we will continue as a going concern.

As described in Note 3 of our accompanying financial statements, our auditors have issued a going concern opinion regarding the Company. This means there is substantial doubt we can continue as an ongoing business for the next twelve months. The financial statements do not include any adjustments that might result from the uncertainty regarding our ability to continue in business. As such, we may have to cease operations and investors could lose part or all of their investment in the Company.

If we fail to effectively manage our growth, we may not be able to design, develop, manufacture, market and launch new generations of our robotic systems, firmware, and software products successfully.

We intend to invest significantly in order to expand our business. Our expansion plans involve significant reliance on AI technologies and data collection, which come with inherent risks including, but not limited to, data breaches, AI malfunctions, and regulatory changes. We also import key components from China, exposing us to risks of supply chain disruptions and potential trade restrictions. Any failure to manage our growth effectively, or to mitigate these risks, could materially and adversely affect our business, prospects, financial condition and operating results. We intend to expand our operations significantly. We expect our expansion to include:

●	expanding the management, engineering, and product teams;

●	identifying and recruiting individuals with the appropriate relevant experience;

●	hiring and training new personnel;

●	launching commercialization of new products and services;

●	forecasting production and revenue;

●	entering into relationships with one or more third-party design for manufacturing partners and third-party contract manufacturers and/or expanding our internal manufacturing capabilities;

●	controlling expenses and investments in anticipation of expanded operations;

●	carrying out acquisitions and entering into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships;

●	expanding and enhancing internal information technology, safety and security systems;

●	conducting demonstrations;

●	entering into agreements with suppliers and service providers; and

●	implementing and enhancing administrative infrastructure, systems, and processes.

Should market penetration warrant, we intend to continue to hire a significant number of additional personnel, including engineers, design, production, operations personnel and service technicians for our robotic systems and services. Because of the innovative nature of our technology, individuals with the necessary experience may not be available to hire, and as a result, we will need to expend significant time and expense, to recruit and retain experienced employees and appropriately train any newly hired employees. Competition for individuals with experience designing, producing, and servicing robots and their software is intense, and we may not be able to attract, integrate, train, motivate or retain additional highly qualified personnel. The failure to attract, integrate, train, motivate and retain these additional employees could seriously harm our business, prospects, financial condition, and operating results.

Our revenues and profits are subject to fluctuations.

We are currently focused on the development and commercialization of our autonomous store products. As of the date of this prospectus, three stores have been developed, including one store deployed directly by the Company. Our pre-orders and current deployments may not be indicative of future revenue or growth. Any future revenues and growth are dependent on our ability to convert our pre-orders into deployed and revenue-generating units, as well as management’s assessment of market opportunities.

It is difficult to accurately forecast our revenues and operating results, and these may fluctuate in the future due to a number of factors, including: changes in customer demand for our autonomous store units and related hardware, firmware, and software offerings; customers’ available capital to invest in our products; general economic and market conditions; our ability to market our Company and technology effectively; and evolving industry and regulatory requirements.

Although we have received pre-orders, we have only limited deployment experience and therefore have no reliable metric to determine the likelihood that pre-orders will convert into final sales. As a result, our operating results may fluctuate materially from period to period, and at times these fluctuations may be significant and could adversely affect our business, financial condition, and results of operations.

We are dependent on general economic conditions.

Our business model is dependent on companies purchasing our autonomous store units. Our business model is thus dependent on national and international economic conditions. Uncertain economic conditions have created volatility in the U.S. Such adverse national and international economic conditions may reduce the future availability of dollars companies have to spend on our services, which would negatively impact our revenues and possibly our ability to continue operations. For example, higher interest rates have resulted in a decrease in investment activity and overall capital allocation to hardware startups or for customers to effectively finance the purchase of our products. The worsening of global economic conditions has in the past adversely affected, and could in the future, adversely affect our business, financial condition or results of operations, and the worsening of economic conditions in certain specific regions of the country could impact the expansion and success of our businesses in such areas.

Many of our planned features are still in development or conceptual and may not be commercialized on our anticipated timeline, if at all.

While our Version 1 Smart Stores are commercially available today, many of the features we describe in this prospectus — including ID verification technology for age-restricted products, enhanced AI-driven analytics, solar-powered alternatives, and mobile or retrofit Smart Store formats — are still in development. In addition, we are evaluating a number of longer-term opportunities, such as larger-format Smart Stores, biometric authentication, and expanded personalization capabilities, which remain conceptual at this stage.

The pace and timing of development for these features will depend on a variety of factors, including technological feasibility, available capital resources, customer demand, and regulatory requirements. As a result, there can be no assurance that any of these features will be completed, successfully tested, or commercialized within our expected timeframe, or at all. If we are unable to deliver new features as planned, our growth prospects, competitive position, and financial results could be adversely affected.

We rely on the availability of certain raw materials and a limited number of suppliers for key components, and any disruption in our supply chain could adversely affect our operations.

Our Smart Stores require a range of raw materials and specialized components, including structural steel, refrigeration units, robotics hardware, electronic components, sensors, and display systems. While many of these materials are available from multiple sources, certain specialized components — such as robotics assemblies and semiconductor chips — are currently obtained from a limited number of suppliers. Supplier concentration increases our vulnerability to supply chain disruptions.

Global supply chains for certain materials and components have experienced significant volatility due to factors such as semiconductor shortages, increased demand for electronics, commodity price fluctuations, shipping delays, labor shortages, and geopolitical conditions. If any of our suppliers were unable or unwilling to meet our requirements, or if the cost of raw materials or critical components were to rise significantly, we could face production delays, higher operating costs, or reduced margins.

Although we are pursuing secondary sourcing arrangements and evaluating long-term supply agreements to mitigate these risks, there can be no assurance that such measures will be sufficient. Any material disruption in the supply of raw materials or components could adversely affect our ability to manufacture and deploy Smart Stores on a timely and cost-effective basis, which in turn could have a material adverse effect on our business, financial condition, and results of operations.

The inability of our supply chain to deliver certain key electrical components, such as computer components and accessories, could materially adversely affect our business, financial condition and results of operations.

Autonomous/robotic smart stores rely on specialized hardware components such as sensors, robotics arms, and computer systems, which are often sourced from a limited number of suppliers. Disruptions in the supply of these critical components — due to manufacturing issues, resource scarcity, or geopolitical tensions — can delay the production or maintenance of the robotic systems, impacting store operations and customer service. Dependence on a few key vendors for essential software and hardware increases vulnerability. If a key vendor fails financially, faces production halts, or discontinues a crucial product line, it could significantly disrupt operations. Developing contingency plans, including identifying alternative suppliers and maintaining strategic stockpiles of essential components, is critical. Supply chain disruptions may delay the timing of production and maintenance of our robots, which in turn could negatively impact our business, results of operations and financial condition.

In addition, most components used in our units are manufactured overseas. The logistics networks that support the delivery and maintenance of robotic components are susceptible to various risks, including transportation delays, regulatory changes, and natural disasters. Disruptions in logistics can lead to inventory shortages, impacting the ability to stock stores and maintain equipment. Shifts in geo-political relationships between the US and component supplier countries could generally limit access to component parts altogether. Changes in trade policies, tariffs, and international relations can affect the supply chain’s stability. For example, import restrictions or increased tariffs on goods from a primary supplier country could increase costs or limit access to necessary technology.

As an advanced technologies company, we are also faced with supply chains issues created indirectly from rapidly transforming standards and benchmarks in artificial intelligence and robotics. Rapid advancements in technology can quickly render certain components or software obsolete, complicating maintenance and updates. Managing the lifecycle of technology products, planning for end-of-life components, and staying abreast of new technological developments are essential to minimize this risk.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

We are an innovative technology company. We may not be able to locate or attract qualified individuals for important positions, such as software engineers, robotics engineers, machine vision and machine learning experts and others, which could affect our ability to grow and expand our business. We may also face intense competition for qualified individuals from numerous other companies, including other similarly situated technology companies, many of whom have greater financial and other resources than we do.

In addition, new hires often require significant training and, in many cases, take significant time before they achieve full productivity. We may incur significant costs to attract and retain qualified personnel, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. If we are unable to attract, integrate and retain suitably qualified individuals who can meet our technical, operational, and managerial requirements, on a timely basis or at all, our business, results of operation and financial condition could be adversely affected.

Our units rely on sophisticated software technology that incorporate third-party components and networks to operate, and the inability to maintain licenses for software technology, errors in the software we license, or the terms of open-source licenses could result in increased costs or reduced service levels, which would adversely affect our business.

Our units require certain third-party software and networks to function safely and effectively, and our business relies on certain third-party software obtained under licenses from other companies. Although we continue to develop our own software and firmware products and solutions, we anticipate that we will continue to rely on such third-party software in the future. Although we believe that there are commercially reasonable alternatives to the third-party software, we currently license, this may not always be the case, or it may be difficult or costly to replace. In addition, integration of new third-party software may require significant work and require substantial investment of our time and resources. Our use of additional or alternative third-party software would require us to enter into license agreements with third parties, which may not be available on commercially reasonable terms or at all. Many of the risks associated with the use of third-party software cannot be eliminated, and these risks could negatively affect our business. Furthermore, performance degradation or lack of access to such software and networks can result in poor operational performance or even grounding of our operations of autonomous stores until it is resolved, which can adversely impact our ability to continue our operations.

Additionally, some software powering our technology systems incorporates software covered by open-source licenses. The terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that the licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to operate our systems. In the event that portions of our proprietary software are determined to be subject to an open-source license, we could be required to publicly release the affected portions of our source code or re-engineer all or a portion of our technology systems, each of which could reduce or eliminate the value of our technology systems. Such a risk could be difficult or impossible to eliminate and could adversely affect our business, financial condition and results of operations.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way.

The benefits to customers of our products could be supplanted by other technologies or solutions or competitors’ products that utilize similar technology to ours in a more effective way. We cannot be sure that alternative technologies or improvements to artificial intelligence, industrial automation or other technologies, processes or industries will not match or exceed the benefits of our products or be more cost effective than our products. The development of any alternative technology that can compete with or supplant our products may materially and adversely affect our business, prospects, financial condition and operating results, including in ways we do not currently anticipate. Any failure by us to develop new or enhanced technologies or processes, or to react to changes in existing technologies, could materially delay our development and introduction of new and enhanced products, which could result in the loss of competitiveness of our robotic systems and solutions, decreased revenue and a loss of market share to competitors. Our research and development efforts may not be sufficient to adapt to new or changing technologies. While we plan to upgrade and adapt our units as we or others develop new technology, our robotic systems and solutions may not compete effectively with alternative products if we are not able to source and integrate the latest technology into our systems and solutions.

Our competitor base may change or expand as we continue to develop and commercialize our robotic systems in the future. A number of these companies may have, or may attain, more resources and/or greater market recognition than we do. These or other competitors may develop new technologies or products that provide superior results to customers or are less expensive than our products. Our technologies and products could have reduced competitiveness by such developments.

Our competitors may respond more quickly to new or emerging technologies, undertake more extensive marketing campaigns, have greater financial, marketing, manufacturing and other resources than we do or may be more successful in attracting potential customers, employees and strategic partners. In addition, potential customers could have long-standing or contractual relationships with competitors. Potential customers may be reluctant to adopt our products, particularly if they compete with or have the potential to compete with or diminish the need/utilization of products or technologies supported through these existing relationships. If we are not able to compete effectively, our business, prospects, financial condition and operating results will be negatively impacted.

In addition, because we operate in a new market, the actions of our competitors could adversely affect our business. Adverse events such as product defects or legal claims with respect to competing or similar products could cause reputational harm to the robotics market on the whole and, accordingly, our business.

Our VenHub Smart Stores rely heavily on artificial intelligence for operations of the units. Interruptions, hallucinations, errors, and malfunctions created from our artificial intelligence could limit the functionality of our VenHub Smart stores and cause damage to our reputation in the market.

Our business relies heavily on artificial intelligence (AI) for the automation of our smart stores. While AI enables us to provide highly efficient services, any technical failures, malfunctions, or inaccuracies in AI algorithms could lead to significant operational disruptions. These disruptions could result in lost revenue, customer dissatisfaction, or even legal claims if the failure leads to inaccurate billing or product handling. AI drives most of our core operations, including inventory management, customer interactions, and security. If we experience issues with the AI software, such as bugs, system crashes, or vulnerability to cyberattacks, it could materially affect our ability to operate efficiently. In particular, cyberattacks on AI systems could expose us to data breaches, theft of proprietary information, or operational sabotage, potentially damaging our reputation and exposing us to legal liabilities.

In addition, continuous improvement and maintenance of our AI systems are required to keep up with technological advancements and changing customer needs. There is a risk that the integration of new AI technologies, or updates to existing systems, could lead to unexpected bugs, incompatibilities, or performance issues. This could result in temporary service interruptions or diminished operational efficiency, which may negatively impact our financial performance.

Our AI systems make autonomous decisions in the operation of our smart stores, including inventory management, pricing, and customer service interactions. If these AI-driven decisions are flawed or inaccurate, we could be exposed to liability claims. For example, if an AI system causes damage to customer property or provides misleading product information, we could face lawsuits or fines, harming our reputation and financial standing.

The deployment of artificial intelligence and robotics as a replacement to conventional brick and mortar stores may create social and ethical concerns that could indirectly affect use of our VenHub Smart Stores.

The deployment of autonomous systems in retail can lead to significant job displacement, as robots replace human workers in roles such as cashiers, restockers, and customer service representatives. This can result in public backlash and negative media coverage, especially in regions with already high unemployment rates. To mitigate these risks, the Company intends to address these concerns proactively by demonstrating commitment to workforce retraining programs or showing how automation can create new job opportunities in other areas.

Autonomous stores often utilize a variety of sensors and cameras to manage inventory, track purchases, and enhance customer experience. This raises concerns about privacy and the extent of surveillance. Consumers may be wary of being monitored so closely, and any misuse of data can lead to trust issues. Ensuring transparent communication about data use, implementing stringent data protection measures, and adhering to privacy laws are essential steps to mitigate these risks.

Robotic systems must be designed to be accessible to all customers, including those with disabilities. This includes physical accessibility to the store as well as the usability of automated systems. Failure to consider these factors can lead to exclusion and discrimination complaints, potentially resulting in legal consequences and harming the Company’s reputation. Moreover, the introduction of high-tech solutions in retail can widen the socio-economic divide. Those with less access to technology or the internet might find themselves at a disadvantage, unable to benefit from the conveniences offered by autonomous stores. In addition, the use of artificial intelligence in customer interactions and inventory management involves decisions on how AI algorithms are developed and the biases they may contain. There is a risk that AI systems might make decisions that are perceived as unfair or discriminatory. Addressing these concerns involves investing in ethical AI development practices, including transparency in AI decision processes and ongoing monitoring for biased outcomes.

Additionally, the use of AI technologies is subject to evolving laws and regulations that could impose new obligations on our operations. For instance, changes in laws governing data privacy, AI-driven decision-making, or cybersecurity could increase our compliance costs. Additionally, we may face regulatory scrutiny over the fairness, transparency, and accountability of our AI systems, especially if our algorithms are perceived to make biased or unfair decisions affecting customers.

Failure to ultimately engage end users could affect our potential to continue to grow the business.

Generally, our business strategy is to sell units to our customers who may then deploy the units as they see fit, so long as such deployment is within the standards set forth in the purchase agreements. Ultimately, acquiring end users will be driven by our customers’ ability to successfully deploy the units for their own business. Although we will continue to support marketing efforts alongside our customers, we cannot ensure adoption of our units and will not manage the operations of the units. Moreover, regardless of our efforts or the efforts of our customers, end user adoption is limited. We know that automated vending machines and kitchens have expanded market share with mixed success. We also know that despite the initial excitement regarding stores like Amazon Go, recent trends suggest that user adoption isn’t sufficient to continue operations.

We have designed and developed our robotic systems with the goal of reducing operating costs and greenhouse gases. Even if we successfully market our products and services to customers, the purchase, adoption and the use of the products may be materially and negatively impacted if our customers resist or delay the use and adoption of these new technology products and services. End users may resist or delay the adoption of our products and services for several reasons, including lack of confidence in autonomous and semi-autonomous delivery vehicles. If our customers resist or delay adoption of our automated smart store systems, our business, prospects, financial condition and operating results will be materially and adversely affected.

Defects, glitches, or malfunctions in our products or the software that operates them, failure of our products to perform as expected, connectivity issues or operator errors may result in product recalls, lower than expected return on investment for customers and could cause significant safety concerns, each of which could adversely affect our results of operations, financial condition, and our reputation.

Our products incorporate sophisticated computer software. Complex software frequently contains errors, especially when first introduced. Our software may experience errors or performance problems in the future. If any part of our products’ hardware or software were to fail, the service mission could be compromised. Additionally, users may not use our products in accordance with safety protocols and training, which could increase the risk of failure. Any such occurrence could cause a delay in market acceptance of our products, damage to our reputation, product recalls, increased service and warranty costs, product liability claims and loss of revenue relating to such hardware or software defects.

We anticipate that as part of our ordinary course of business we may be subject to product liability claims alleging defects in the design or manufacture of our products. A product liability claim, regardless of our merit or eventual outcome, could result in significant legal defense costs and high punitive damage payments. Although we maintain product liability insurance, the coverage is subject to deductibles and limitations and may not be adequate to cover future claims. Additionally, we may be unable to maintain our existing product liability insurance in the future at satisfactory rates or adequate amounts.

Even if our products perform properly and are used as intended, if operators sustain any injuries while using our products, we could be exposed to liability and our results of operations, financial condition and our reputation may be adversely affected.

Our products contain complex technology and must be used as designed and intended in order to operate safely and effectively. While we expect to develop a training, customer service and maintenance and servicing infrastructure to ensure users are equipped to operate our products in a safe manner, we cannot be sure that the products will ultimately be used as designed and intended. In addition, we cannot be sure that we will be able to predict all the ways in which use or misuse of the products can lead to injury or damage to property, and our training resources may not be successful at preventing all incidents. If operators were to cause any injuries or damage to property while using our products, in a manner consistent with our training and instructions or otherwise, we could be exposed to liability and our results of operations, financial condition and our reputation may be adversely affected.

If we cannot protect, maintain and, if necessary, enforce our intellectual property rights, our ability to develop and commercialize products may be adversely impacted.

Our success, in large part, depends on our ability to protect and maintain the proprietary nature of our technology. We must prosecute and maintain our existing patents and obtain new patents. Some of our proprietary information may not be patentable, and there can be no assurance that others will not utilize similar or superior solutions to compete with us. We cannot guarantee that we will develop proprietary products that are patentable, and that, if issued, any patent will give us a competitive advantage or that such patent will not be challenged by third parties. The process of obtaining patents can be time consuming with no certainty of success, as a patent may not issue or may not have sufficient scope or strength to protect the intellectual property it was intended to protect. We cannot assure you that our means of protecting our proprietary rights will suffice or that others will not independently develop competitive technology or design around patents or other intellectual property rights issued to us. If any of our products or the technology underlying our products is covered by third-party patents or other intellectual property rights, we could be subject to various legal actions. Even if a patent is issued, it does not guarantee that it is valid or enforceable. Any patents that we or our licensors have obtained or obtain in the future may be challenged, invalidated or unenforceable. Pursuant to NRS 78.138(3), our Board of Directors has determined that initiating actions to protect our intellectual property, when necessary, is in the best interests of the corporation, despite the costs and time involved, as such actions are essential to protecting our business assets and competitive position.

We may be subject to claims of infringement of third-party intellectual property rights.

Our operating results may be adversely affected if third parties claim that our products infringed their patent, copyright, or other intellectual property rights. We cannot assure you that our products do not, or will not in the future, infringe patents held by others. Although there have been no allegations made to this effect, we cannot assure you that we will not receive such correspondence from third parties or competitors in the future. Such assertions could lead to expensive and unpredictable litigation, diverting the attention of management and technical personnel. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, misappropriation, or other claims. Any such litigation could result in substantial costs and diversion of our resources. Moreover, any settlement of or adverse judgment resulting from such litigation could require us to obtain a license to continue to use the technology that is the subject of the claim, or otherwise restrict or prohibit our use of the technology. Any required licenses may not be available to us on acceptable terms, if at all. An unsuccessful result in such litigation could adversely affect our business, including injunctions, exclusion orders and royalty payments to third parties.

Security breaches and other disruptions could compromise our proprietary information and expose us to liability, which would cause our business and reputation to suffer.

We rely on trade secrets, technical know-how and other unpatented proprietary information relating to our product development and manufacturing activities to provide us with competitive advantages. We protect this information by entering into confidentiality agreements with our employees, consultants, strategic partners and other third parties. We also design our computer systems and networks and implement various procedures to restrict unauthorized access to the dissemination of our proprietary information.

We face internal and external data security threats. For example, current, departing, or former employees or third parties could attempt to improperly use or access our computer systems and networks to copy, obtain or misappropriate our proprietary information or otherwise interrupt our business. Like others, we are also subject to significant system or network disruptions from numerous causes, including computer viruses and other cyber-attacks, facility access issues, new system implementations and energy blackouts.

Security breaches, computer malware, phishing, spoofing, and other cyber-attacks have become more prevalent and sophisticated in recent years. We do not believe that such attacks have caused us any material damage to date, but because the techniques used by computer hackers and others to access or sabotage networks constantly evolve and generally are not recognized until launched against a target, we may be unable to anticipate, counter or ameliorate all these techniques. As a result, our and our customers’ proprietary information may be misappropriated, and we cannot predict the impact of any future incident. Any loss of such information could harm our competitive position, result in a loss of customer confidence in the adequacy of our threat mitigation and detection processes and procedures, cause us to incur significant costs to remedy the damages caused by the incident and divert management and other resources. We routinely implement improvements to our network security safeguards, and we are devoting increasing resources to the security of our information technology systems. However, we cannot assure you that such system improvements will be sufficient to prevent or limit the damage from any future cyber-attack or network disruptions.

The costs related to cyber-attacks or other security threats or computer systems disruptions typically would not be fully insured or indemnified by others. As a result, the occurrence of any of the events described above could result in the loss of competitive advantages derived from our intellectual property. Moreover, these events may result in the diversion of the attention of management and critical information technology and other resources, or otherwise adversely affect our internal operations and reputation or degrade our financial results and stock price.

We may be subject to theft, loss, or misuse of personal data by or about our employees, customers or other third parties, which could increase our expenses, damage our reputation or result in legal or regulatory proceedings.

In the ordinary course of our business, we have access to sensitive, confidential, or personal data or information regarding our employees and others that are subject to privacy and security laws and regulations. Therefore, the theft, loss, or misuse of personal data collected, used, stored or transferred by us to run our business, or by our third-party service providers, including business process software applications providers and other vendors that have access to sensitive data, could result in damage to our reputation, disruption of our business activities, significantly increased business and security costs or costs related to defending legal claims.

We are also aware of certain media reports relating to the use of our automated systems as elements in law enforcement surveillance efforts. As a general policy, we do not share data with law enforcement, except in certain narrow circumstances where (1) we are required to share data when served with a warrant or subpoena or (2) there are insurance claims, active incident investigations, or acts of armed violence or theft attempts involving the Company’s personnel or property.

Global privacy legislation, enforcement, and policy activity in this area are rapidly expanding and creating a complex regulatory compliance environment. For example, the European Union has adopted the General Data Protection Regulation (“GDPR”), which requires companies to comply with rules regarding the handling of personal data, including its use, protection and the ability of persons whose data is stored to correct or delete such data about themselves. Failure to meet GDPR requirements could result in penalties of up to 4% of worldwide revenue. In addition, the interpretation and application of consumer and data protection laws in the U.S., Europe, and elsewhere are often uncertain and fluid and may be interpreted and applied in a manner that is inconsistent with our data practices. As a result, complying with these changing laws has caused, and could continue to cause, us to incur substantial costs, which could harm our business and the results of operations. Further, failure to comply with existing or new rules may result in significant penalties or orders to stop the alleged non-compliant activity. Finally, even our inadvertent failure to comply with federal, state or international privacy-related or data protection laws and regulations could result in audits, regulatory inquiries or proceedings against us by governmental entities or others.

Our business plans require a significant amount of capital. Our future capital needs may require us to sell additional equity or debt securities that may dilute our stockholders or contain terms unfavorable to us or our investors.

We expect our capital expenditures to remain significant in the foreseeable future as we continue to develop, improve, and commercialize our autonomous store systems. Although based on our current cash resources and management’s operating plan we believe we will have sufficient liquidity to fund our currently planned operations for the near term, our ability to sustain operations and implement our growth strategy will require raising additional capital.

Our actual capital needs will depend on a variety of factors, many of which are outside of our control. These include: the pace at which we can commercialize and scale our autonomous stores; the cost and timing of research and development activities; manufacturing and deployment expenses; customer demand; general economic conditions; and potential unanticipated costs such as accelerated product improvements, strategic alliances, or acquisitions. Because we have limited experience commercializing our autonomous stores on a large scale, we have little historical data on long-term demand, which makes our capital requirements inherently uncertain.

To meet these needs, we will likely be required to seek additional equity or debt financing. Such financing may not be available in a timely manner, on acceptable terms, or at all. If available, additional equity or equity-linked securities could dilute existing stockholders, while debt financing could increase our leverage and impose restrictive covenants. If we are unable to raise sufficient funds when needed, we may be forced to significantly reduce our spending, delay or cancel planned activities, alter our growth strategy, or even curtail or discontinue operations.

We will be required to raise additional capital in order to develop our technology and scale our commercial delivery operations. However, we may be unable to raise additional capital needed to fund and grow our business.

We will need additional capital to develop our next generation of autonomous smart stores and scale our operations. We will not be able to continue product development and our autonomous smart store operations if we cannot raise additional debt and/or equity financing.

We may not be able to increase our capital resources by engaging in additional debt or equity financings. Even if we complete such financings, they may result in dilution to our existing investors and include additional rights or terms that may be unfavorable to our existing investor base. These circumstances could materially and adversely affect our financial results and impair our ability to achieve our business objectives. Additionally, we may be required to accept terms that restrict our ability to incur additional indebtedness or take other actions (including terms that require us to maintain specified liquidity or other ratios) that would otherwise be in the best interests of our stockholders.

Adverse developments affecting the financial services industry, such as actual events or concerns involving liquidity, defaults or non-performance by domestic and international financial institutions or transactional counterparties, could adversely affect our business, financial condition and results of operations.

Actual events involving reduced or limited liquidity, defaults, non-performance or other adverse developments that affect domestic and international financial institutions or other companies in the financial services industry or the financial services industry generally or concerns or rumors about any events of these kinds, have in the past and may in the future lead to market-wide liquidity problems. For example, on March 10, 2023, Silicon Valley Bank was closed by the California Department of Financial Protection and Innovation, which appointed the Federal Deposit Insurance Corporation as receiver. Although we currently do not have any debt obligations, future financings may require that we engage with similar institutions, exposing ourselves to greater risk. Furthermore, investor concerns regarding the U.S. or international financial systems could result in less favorable commercial financing terms, including higher interest rates or costs and tighter financial and operating covenants or systemic limitations on access to credit and liquidity sources, thereby making it more difficult for us to acquire financing on acceptable terms or at all. Any decline in available funding or access to our cash and liquidity resources could, among other risks, adversely impact our ability to meet our operating expenses, financial obligations or fulfil our other obligations or result in breaches of our financial and/or contractual obligations. Any of these impacts, or any other impacts resulting from the factors described above or other related or similar factors not described above, could have material adverse impacts on our liquidity and our current and/or projected business operations, financial condition and results of operations.

Variations in local permitting and zoning rules may delay or even prevent roll out of VenHub Smart Stores in certain locales that could affect our overall footprint.

VenHub and its customers may face challenges in obtaining local permits and complying with zoning ordinances, which could adversely affect the deployment and operation of Smart Stores. Navigating the complex and varied permitting processes and zoning laws across different jurisdictions can lead to delays, additional costs, or the inability to operate in certain areas. These regulatory hurdles could impede our expansion efforts, disrupt our business plans, and negatively impact our financial performance. Moreover, although we have designed and built our first stores with California and Nevada regulations in mind, varied or additional requirements may require additional efforts in design and build of VenHub Smart Stores that may slow production and delivery of VenHub Smart Stores. Furthermore, any changes in local regulations or enforcement practices could further complicate compliance efforts and introduce additional operational risks.

Our business depends on discretionary spending patterns in the areas where our customers deploy the autonomous smart stores, as well as in the broader economy. Economic downturns or other events (like coronavirus variants or similar widespread health/pandemic outbreaks) impacting the United States and global economy could materially adversely affect our results of operations.

Purchases at autonomous smart stores are discretionary for consumers, and therefore, we are susceptible to changes in discretionary spending patterns or economic slowdowns in the geographic areas where these stores on our partners’ platforms operate, and in the economy at large. Discretionary consumer spending can be impacted by general economic conditions, unemployment, consumer debt, inflation, rising gasoline prices, interest rates, consumer confidence, and other macroeconomic factors. We believe that consumers are generally more willing to make discretionary purchases, including shopping at autonomous smart stores during favorable economic conditions. Disruptions in the overall economy (including disruptions due to coronavirus (“COVID-19”) or similar health/pandemic events), including high unemployment, inflation, rising gasoline prices, financial market volatility and unpredictability, and the related reduction in consumer confidence, could negatively affect sales throughout the autonomous smart store industry, including transactions on our partners’ platforms. Additionally, operators of these autonomous stores may be negatively impacted by general economic conditions, supply chain issues, labor shortages, inflation, or other macroeconomic factors, which could negatively impact their ability to fulfil customer needs. There is also a risk that if uncertain economic conditions persist for an extended period of time or worsen, consumers might make long-lasting changes to their discretionary spending behavior, including shopping less frequently at these autonomous stores. The ability of the U.S. economy to handle this uncertainty is likely to be affected by many national and international factors that are beyond our control. These factors, including national, regional and local politics and economic conditions, continued impact of the COVID-19 pandemic, disposable consumer income and consumer confidence, also affect discretionary consumer spending. If any of these factors cause autonomous stores to cease operations or cease using our partners’ platforms, it could also significantly harm our financial results, for the reasons set forth elsewhere in these risk factors. Continued uncertainty in or a worsening of the economy, generally or in a number of our markets, and consumers’ reactions to these trends could adversely affect our business and cause us to, among other things, reduce the number and frequency of new market openings or cease operations in existing markets.

Moreover, inflation also increases the cost of labor and materials needed to build and operate autonomous systems. For example, we have observed an increase in the cost of labor for managing and maintaining autonomous systems in the field over the past year. However, over the longer time horizon, technological improvements continue to reduce the cost of our key components such as sensors, batteries, and computers. While the unit cost of labor for operating these systems will increase over time with inflation, autonomous technology leverages labor more efficiently than manual retail operations. As such, we believe labor inflation increases the cost of manual retail operations more than it increases the cost of operating autonomous systems. However, we believe improvements in automation will continue to reduce the rate of labor usage.

Our autonomous smart stores are disruptive to the traditional convenience store, retail stores, pharmacies, lockers, and any and all distribution or sales outlets and vending industries, and important assumptions about the market demand, pricing, adoption rates and sales cycle for our current and future stores may be inaccurate.

The market demand for and adoption of our autonomous stores is unproven, and important assumptions about the characteristics of targeted markets, pricing and sales cycles may be inaccurate. Although we have engaged in ongoing dialogue with potential customers, we have no binding commitments to purchase products and services.

Existing or new regulatory or safety standards, or resistance by customer employees and labor unions, all of which are outside of our control, could cause delays or otherwise impair adoption of these new technologies, which will adversely affect our growth, financial position, and prospects. Given the evolving nature of the markets in which we operate, it is difficult to predict customer demand or adoption rates for our products or the future growth of the markets we expect to target. If one or more of the targeted markets experience a shift in customer or prospective customer demand, our products may not compete as effectively, if at all, and they may not be fully developed into commercial products. As a result, any projections necessarily reflect various estimates and assumptions that may not prove accurate and these projections could differ materially from actual results because of the risks included in this “Risk Factors” section, among others. If demand does not develop as expected or if we cannot accurately forecast pricing, adoption rates and sales cycle for our products, our business, results of operations and financial condition will be adversely affected.

Our systems, products, technologies and services and related equipment may have shorter useful lives than we anticipate.

Our growth strategy depends in part on developing systems, products, technologies and services. These reusable systems, products, technologies and services and systems will have a limited useful life. While we intend to design our products and technologies for a certain lifespan, which corresponds to a number of cycles, there can be no assurance as to the actual operational life of a product or that the operational life of individual components will be consistent with its design life. A number of factors will impact the useful lives of our products and systems, including, among other things, the quality of their design and construction, the durability of their component parts and availability of any replacement components and the occurrence of any anomaly or series of anomalies or other risks affecting the technology during launch and in orbit. In addition, any improvements in technology may make our existing products, designs or any component of our products obsolete prior to the end of their lifecycle. If our systems, products, technologies and services and related equipment have shorter useful lives than we currently anticipate, this may lead to delays in increasing the rate of our follow on work and new business, which would have a material adverse effect on our business, financial condition and results of operations. In addition, we are continually learning, and as our engineering and manufacturing expertise and efficiency increases, we aim to leverage this learning to be able to manufacture our products and equipment using less of our currently installed equipment, which could render our existing inventory obsolete.

Any acquisitions, partnerships or joint ventures that we enter into could disrupt our operations and have a material adverse effect on our business, financial condition and results of operations.

From time to time, we may evaluate potential strategic acquisitions of businesses, including partnerships or joint ventures with third parties. We may not be successful in identifying acquisition, partnership or joint venture candidates. In addition, we may not be able to continue the operational success of such businesses or successfully finance or integrate any businesses that we acquire or with which we form a partnership or joint venture. We may have potential write-offs of acquired assets and/or an impairment of any goodwill recorded as a result of acquisitions. Furthermore, the integration of any acquisition may divert management’s time and resources from our core business and disrupt our operations or may result in conflicts with our business. Any acquisition, partnership or joint venture may not be successful, may reduce our cash reserves, may negatively affect our earnings and financial performance and, to the extent financed with the proceeds of debt, may increase our indebtedness. Further, depending on market conditions, investor perceptions of us and other factors, we might not be able to obtain financing on acceptable terms, or at all, to implement any such transaction. We cannot ensure that any acquisition, partnership or joint venture we make will not have a material adverse effect on our business, financial condition, and results of operations.

Changes to the Company’s business segments and operations could create additional costs and complications that could burden the growth of the Company.

As VenHub considers expanding its business segments by operating VenHub-owned stores and developing relationships with white label or other enterprise operations, there are inherent risks associated with such changes. Transitioning from a sales-focused model to operating VenHub-owned stores could require substantial operational adjustments, including resource allocation, management restructuring, and the development of new strategic competencies. Additionally, aligning with white label or enterprise partners may introduce complexities in integration, quality control, and brand consistency. These shifts in business lines could be disruptive, potentially lead to operational challenges, inefficiencies, and increased expenditures. Any inability to effectively manage these transitions could adversely impact VenHub’s business operations, financial performance, and market positioning.

As part of growing our business, we may make acquisitions. If we fail to successfully select, execute or integrate our acquisitions, then our business, results of operations and financial condition could be materially adversely affected, and our stock price could decline.

Failure to successfully identify, complete, manage and integrate acquisitions could materially and adversely affect our business, financial condition and results of operations and could cause our stock price to decline.

From time to time, we may undertake acquisitions to add new products and technologies, acquire talent, gain new sales channels or enter into new markets or sales territories. In addition to possible stockholder approval, we may need approvals and licenses from relevant government authorities for the acquisitions and to comply with any applicable laws and regulations, and a failure to obtain such approvals and licenses could result in delays and increased costs and may disrupt our business strategy. Furthermore, acquisitions and the subsequent integration of new assets, businesses, key personnel, customers, vendors and suppliers require significant attention from our management and could result in a diversion of resources from our existing business, which in turn could have an adverse effect on our operations. Acquired assets or businesses may not generate the financial results we expect. Acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant.

Our management team will have broad discretion in making strategic decisions to execute their growth plans, and there can be no assurance that our management’s decisions will result in successful achievement of our business objectives or will not have unintended consequences that negatively impact our growth prospects.

Our management team will have broad discretion in making strategic decisions to execute their growth plans and may devote time and company resources to new or expanded solution offerings, potential acquisitions, prospective customers or other initiatives that do not necessarily improve our operating results or contribute to our growth. Management’s failure to make strategic decisions that are ultimately accretive to our growth may result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of the common stock to decline.

Our controlling stockholders have significant influence over the Company.

Our Chief Executive Officer, Shahan Ohanessian, along with his wife, Shoushana Ohanessian, who sits as Chairwoman of the Board of Directors, holds, through their limited liability company SSO, LLC,. In November 2025, SSO LLC converted 100,000 shares of Class A Preferred into 37,935,029 shares of common stock and issued 100,000 shares of Series C Preferred Stock to SSO, LLC which will have voting rights of 1,000 per each shares. As a result, Mr. and Mrs. Ohanessian collectively control over 87% voting rights on all matters presented to shareholders, limiting shareholders’ ability to affect decision making.

Our executive employment agreements include significant cash bonus and equity award provisions, which could increase our expenses or result in substantial dilution to our stockholders.

In July 2025, we entered into new employment agreements with our Chief Executive Officer and our President, which became effective in October 2025. These agreements provide for base salaries, potential cash bonuses, and equity awards tied to geographic expansion and performance milestones. While the aggregate potential annual cash bonuses under these agreements could total up to $3.2 million, the payment of such bonuses is subject to the availability of surplus cash, approval of our Board of Directors, and achievement of specified conditions. Accordingly, there can be no assurance as to the timing or amount of any such payments; however, if paid, these bonuses could materially increase our operating expenses and impact our liquidity in future periods.

The agreements also provide for equity-based awards that could result in the issuance of a significant number of additional shares if geographic expansion or performance milestones are achieved. For example, the agreements contemplate issuances of up to 1,000,000 shares per U.S. state and 2,000,000 shares per country in which we open or operate Smart Stores, as well as 1,000,000 shares for every 30 Smart Stores launched or sold and 2,000,000 shares upon the listing of our common stock on a national securities exchange. If these milestones are met, the resulting issuances could substantially dilute the ownership interests of our existing stockholders.

Together, these cash and equity obligations could adversely affect our liquidity, results of operations, and the value of our common stock.

Our incorporation in Nevada may have adverse effects on stockholder rights.

Our incorporation in Nevada subjects stockholder rights to the Nevada Revised Statutes, which may materially affect such rights, increase legal uncertainty, and adversely impact market perceptions. Upon reincorporation, the rights of our stockholders and the fiduciary duties of our directors and officers will be governed by the Nevada Revised Statutes (“NRS”), which differ in certain material respects from the Delaware General Corporation Law (“DGCL”). The NRS provides broader statutory protections for directors and officers and lacks the extensive body of judicial precedents available in Delaware, potentially increasing uncertainty in the interpretation and enforcement of corporate law and the resolution of stockholder disputes.

Recent legislative developments may further complicate the corporate-law landscape. In March 2025, Delaware enacted significant amendments to the DGCL relating to controller transactions, definitions of “controlling stockholder” and “disinterested director,” and books-and-records inspection rights. Nevada and Texas have likewise adopted amendments aimed at enhancing their attractiveness as incorporation jurisdictions. Changes in any of these regimes may affect how courts evaluate our governance structures or stockholder claims, including the enforceability of charter and bylaw provisions.

Moreover, proxy advisory firms have increased scrutiny of reincorporations in 2025 and may issue adverse voting recommendations. Negative sentiment among institutional investors or proxy advisors toward Nevada-domiciled companies could negatively affect our corporate governance scores or the trading market for our common stock.

We may also face additional litigation risks and costs related to our forum-selection provisions in our Amended and Restated Bylaws in connection with the reincorporation. Under Nevada Revised Statutes § 78.747, we may adopt exclusive forum provisions for internal corporate claims. While Nevada law expressly permits such provisions, they may still be subject to legal challenges, potentially resulting in parallel proceedings, increased costs, or unenforceable provisions. (See “Description of Securities—Certain Provisions of Nevada Law and of Our Governing Documents.”)

Finally, the reincorporation is subject to obtaining requisite corporate approvals and effecting necessary filings. Any delay or failure to complete the reincorporation on our anticipated timeline could result in increased expenses and may divert the attention of management.

We and any manufacturing partners and suppliers may rely on complex machinery for production, which involves a significant degree of risk and uncertainty in terms of operational performance and costs.

We, any third-party manufacturing partners and suppliers may rely on complex machinery for the production, assembly, repair and maintenance of our robotic systems, which will involve a significant degree of uncertainty and risk in terms of operational performance and costs. Our operational facilities, and those of any third-party manufacturing partners and suppliers, consist or are expected to consist of large-scale machinery combining many components. These components may suffer unexpected malfunctions from time to time and will depend on repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions of these components may significantly affect the intended operational efficiency. Operational performance and costs can be difficult to predict and are often influenced by factors outside of our or any third-party manufacturing partners’ and suppliers’ control, such as, but not limited to, scarcity of natural resources, environmental hazards and remediation, costs associated with decommissioning of machines, labor disputes and strikes, difficulty or delays in obtaining governmental permits, damages or defects in electronic systems, industrial accidents, fire including wild fires, seismic activity and natural disasters. Should operational risks materialize, they may result in the personal injury to or death of workers, the loss of production equipment, damage to production facilities, monetary losses, delays and unanticipated fluctuations in production, environmental damage, administrative fines, increased insurance costs and potential legal liabilities, all which could have a material adverse effect on our business, prospects, financial condition and operating results.

We may be unable to adequately control the costs associated with our operations.

We will require significant capital to develop and grow our business, including developing and producing our commercial robotic systems and other products, establishing or expanding design, research and development, production, operations and maintenance and service facilities and building our brand and partnerships. We have incurred and expect to continue incurring significant expenses which will impact our profitability, including research and development expenses, procurement costs, business development, operation and integration expenses as we build and deploy our autonomous store systems, and general and administrative expenses as we scale our operations, identify and commit resources to investigate new areas of demand and incur costs as a public company. In addition, we may incur significant costs servicing, maintaining and refurbishing our robots, and we expect that the cost to repair and service our robots will increase over time as they age. Our ability to become profitable in the future will not only depend on our ability to complete the design and development of our autonomous store systems to meet projected performance metrics, identify and investigate new areas of demand and successfully market our autonomous store services, but also to sell, whether outright or through subscriptions, our systems at prices needed to achieve our expected margins and control our costs, including the risks and costs associated with operating, maintaining and financing our autonomous store systems. If we are unable to efficiently design, develop, manufacture, market, deploy, distribute and service our robots in a cost-effective manner, our margins, profitability and prospects would be materially and adversely affected.

Our ability to manufacture products of sufficient quality on schedule in the future is uncertain, and delays in the design, production and launch of our products could harm our business, prospects, financial condition and operating results.

Our future business depends in large part on our ability to execute our plans to design, develop, manufacture, market, deploy and service our products. We have designed our units to be assembled on site with minimal additional manufacturing requirements. However, we have yet to engage in full scale delivery of units. We may underestimate the costs and labor associated with both pre-assembly production and the delivery of our systems on a large scale.

We also plan to retain third-party vendors and service providers to engineer, design and test some of the critical systems and components of our units. While this allows us to draw from such third parties’ industry knowledge and expertise, there can be no assurance such systems and components will be successfully developed to our specifications or delivered in a timely manner to meet our program timing requirements.

Laws, regulations and other legislative efforts related to climate change, environmental concerns and health and safety could result in increased operating costs, reduced demand for our products and services or the loss of future business.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we manufacture or utilize energy in our autonomous smart stores. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our autonomous smart stores. Environmental regulations may require us to reduce product energy usage and to participate in compulsory recovery and recycling of our products or components. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations, and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gases in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

We may become subject to new or changing governmental regulations relating to the design, manufacturing, marketing, distribution, servicing or use of our products, including as a result of climate change, and a failure to comply with such regulations could lead to withdrawal or recall of our products from the market, delay our projected revenues, increase cost or make our business unviable if we are unable to modify our products to comply.

Autonomous and robotic smart stores operate at the intersection of multiple regulatory environments, including retail, consumer safety, data protection, and advanced technologies involving robotics and artificial intelligence. Each jurisdiction may have distinct and possibly conflicting requirements, making compliance complex and burdensome. For example, specific licenses might be required to operate robotic equipment in public spaces, or there might be stringent regulations governing the sale of goods through automated systems or the collection of personal customer data. These conflicting regulatory schemes may limit our ability to provide the most sophisticated products and slow development for future offerings. Our initial model for deployment is to sell units and SaaS to our customers.

We do not, currently, intend to operate the autonomous smart stores, with the exception of several flagship locations, along with any other stores that we may use to seed market locations, for R&D purposes, or as otherwise requested by local jurisdictions or others. The burden of regulatory compliance will be eased by shifting liabilities to customers. However, this could result in fewer sales if we are unable to provide products that are not ultimately compliant across multiple jurisdictions and multiple layers of regulations.

We may become subject to new or changing international, federal, state and local regulations, including laws relating to the design, manufacturing, marketing, distribution, servicing or use of our products. Such laws and regulations may require us to pause sales and modify our products, which could result in a material adverse effect on our revenues and financial condition. Such laws and regulations can also give rise to liability such as fines and penalties, property damage, bodily injury and cleanup costs. Capital and operating expenses needed to comply with laws and regulations can be significant, and violations may result in substantial fines and penalties, third-party damages, suspension of production or a cessation of our operations. Any failure to comply with such laws or regulations could lead to the withdrawal or recall of our products from the market.

Climate change laws and environmental regulations could result in increased operating costs and reduced demand for our services.

Concerns over environmental pollution and climate change have produced significant legislative and regulatory efforts on a global basis, and we believe this will continue both in scope and in the number of countries participating. These changes could directly increase the cost of energy, which may have an effect on the way we operate our autonomous smart stores or utilize energy to deliver our services. In addition, any new regulations or laws in the environmental area might increase the cost of raw materials or key components we use in our autonomous smart stores. Environmental regulations may require us to reduce product energy usage and to participate in compulsory recovery and recycling of components from our autonomous smart stores. We are unable to predict how any future changes will impact us and if such impacts will be material to our business.

Further, climate change laws, environmental regulations and other similar measures may have an effect on the operating activities of our customers, which may, in turn, reduce the demand for our products and services. To the extent increasing concentrations of greenhouse gasses in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, floods and other climatic events, such events could have a material adverse effect on the Company and potentially subject the Company to further regulation.

We are subject to cybersecurity risks to our operational systems, security systems, infrastructure, integrated software in our products and data processed by us or third-party vendors.

Our business and operations involve the collection, storage, processing and transmission of personal data and certain other sensitive and proprietary data of collaborators, customers, and others. Additionally, we maintain sensitive and proprietary information relating to our business, such as our own proprietary information and personal data relating to our employees. An increasing number of organizations have disclosed breaches of their information security systems and other information security incidents, some of which have involved sophisticated and highly targeted attacks. We may be a target for attacks by state-sponsored actors and others designed to disrupt our operations or to attempt to gain access to our systems or data that is processed or maintained in our business. The ongoing effects of the COVID-19 pandemic have increased security risks due to personnel working remotely.

We are at risk for interruptions, outages and breaches of our: (a) operational systems, including business, financial, accounting, product development, data processing or production processes, owned by us or our third-party vendors or suppliers; (b) facility security systems, owned by us or our third-party vendors or suppliers; (c) transmission control modules or other in-product technology, owned by us or our third-party vendors or suppliers; (d) the integrated software in our autonomous smart stores; or (e) customer data that we processes or that our third-party vendors or suppliers process on our behalf. Because techniques used to obtain unauthorized access to or to sabotage information systems change frequently and may not be known until launched against a target, we may be unable to anticipate or prevent these attacks, react in a timely manner, or implement adequate preventive measures, and may face delays in our detection or remediation of, or other responses to, security breaches and other privacy-and security-related incidents. Such incidents could: materially disrupt our operational systems; result in loss of intellectual property, trade secrets or other proprietary or competitively sensitive information; compromise certain information of customers, employees, suppliers or others; jeopardize the security of our facilities or affect the performance of in-product technology and the integrated software in our autonomous smart stores. Certain efforts may be state-sponsored or supported by significant financial and technological resources, making them even more difficult to detect, remediate, and otherwise respond to.

We plan to include product services and functionality that utilize data connectivity to monitor performance and timely capture opportunities to enhance performance and for safety and cost-saving preventative maintenance. The availability and effectiveness of our services depend on the continued operation of information technology and communications systems. Our systems will be vulnerable to damage or interruption from, among others, physical theft, fire, terrorist attacks, natural disasters, power loss, war, telecommunications failures, viruses, denial or degradation of service attacks, ransomware, social engineering schemes, insider theft or misuse or other attempts to harm our systems.

We intend to use our product services and functionality to log information about each unit’s use in order to aid us in diagnostics and servicing. Our customers may object to the use of this data, which may require us to implement new or modified data handling policies and mechanisms, increase our unit maintenance costs and costs associated with data processing and handling, and harm our business prospects.

Although we are in the process of implementing certain systems and processes that are designed to protect our data and systems within our control, prevent data loss and prevent other security breaches and security incidents, these security measures cannot guarantee security. The IT and infrastructure used in our business may be vulnerable to cyberattacks or security breaches, and third parties may be able to access data, including personal data and other sensitive and proprietary data of us and our customers, collaborators and partners, our employees’ personal data or other sensitive and proprietary data, accessible through those systems. Employee error, malfeasance or other errors in the storage, use or transmission of any of these types of data could result in an actual or perceived privacy or security breach or other security incident.

Moreover, there are inherent risks associated with developing, improving, expanding and updating our current systems, such as the disruption of our data management, procurement, production execution, finance, supply chain and sales and service processes. These risks may affect our ability to manage our data and inventory, procure parts or supplies or manufacture, deploy, and service our autonomous smart stores, adequately protect our intellectual property or achieve and maintain compliance with, or realize available benefits under, applicable laws, regulations and contracts. We cannot be sure that these systems upon which we rely, including those of our third-party vendors or suppliers, will be effectively implemented, maintained or expanded as planned. If we do not successfully implement, maintain or expand these systems as planned, our operations may be disrupted, our ability to accurately and timely report our financial results could be impaired, and deficiencies may arise in our internal control over financial reporting, which may impact our ability to certify our financial results. Moreover, our proprietary information or intellectual property could be compromised or misappropriated, and our reputation may be adversely affected. If these systems do not operate as we expect them to, we may be required to expend significant resources to make corrections or find alternative sources for performing these functions.

Any actual or perceived security breach or security incident, or any systems outages or other disruption to systems used in our business, could interrupt our operations, result in loss or improper access to, or acquisition or disclosure of, data or a loss of intellectual property protection, harm our reputation and competitive position, reduce demand for our products, damage our relationships with customers, partners, collaborators, or others or result in claims, regulatory investigations, and proceedings and significant legal, regulatory and financial exposure, and any such incidents or any perception that our security measures are inadequate could lead to loss of confidence in us and harm to our reputation, any of which could adversely affect our business, financial condition and results of operations. Any actual or perceived breach of privacy or security or other security incident impacting any entities with which we share or disclose data (including, for example, our third-party technology providers) could have similar effects. We expect to incur significant costs in an effort to detect and prevent privacy and security breaches and other privacy-and security-related incidents and may face increased costs and requirements to expend substantial resources in the event of an actual or perceived privacy or security breach or other incident.

We are subject to evolving laws, regulations, standards, policies and contractual obligations related to data privacy and security laws and regulations, and our actual or perceived failure to comply with such obligations could harm our reputation, subject us to significant fines and liability or otherwise adversely affect our business, prospects, financial condition and operating results.

We are subject to or affected by a number of federal, state and local laws and regulations, as well as contractual obligations and industry standards, that impose certain obligations and restrictions with respect to data privacy and security, and govern our collection, storage, retention, protection, use, processing, transmission, sharing and disclosure of personal information, including that of our employees, customers and others. Most jurisdictions have enacted laws requiring companies to notify individuals, regulatory authorities and others of security breaches involving certain types of data. Such laws may be inconsistent or may change, or additional laws may be adopted. In addition, our agreements with certain customers may require us to notify them in the event of a security breach. Such mandatory disclosures are costly, could lead to negative publicity, result in penalties or fines, result in litigation, may cause our customers to lose confidence in the effectiveness of our security measures and require us to expend significant capital and other resources to respond to and/or alleviate problems caused by the actual or perceived security breach.

The global data protection landscape is rapidly evolving, and implementation standards and enforcement practices are likely to remain uncertain for the foreseeable future. We may not be able to monitor and react to all developments in a timely manner. For example, California adopted the California Consumer Privacy Act (“CCPA”), which became effective in January 2020. The CCPA establishes a privacy framework for covered businesses, including an expansive definition of personal information and data privacy rights for California residents. The CCPA includes a framework with potentially severe statutory damages and private rights of action. The CCPA requires covered businesses to provide new disclosures to California residents, provide them with new ways to opt-out of certain disclosures of personal information, and allow for a new cause of action for data breaches. Additionally, a new privacy law, the California Privacy Rights Act (“CPRA”), was approved by California voters in the November 3, 2020 election. The CPRA creates obligations relating to consumer data beginning on January 1, 2022, with implementing regulations expected on or before July 1, 2022, and enforcement beginning July 1, 2023. The CPRA significantly modifies the CCPA, potentially resulting in further uncertainty. Some observers have noted that the CCPA could mark the beginning of a trend toward more stringent privacy legislation in the United States. Other states have begun to propose and enact similar laws. For example, Virginia has enacted the Virginia Consumer Data Protection Act, which provides for obligations similar to the CCPA, and which will go into effect January 1, 2023. As we expand our operations, the CCPA, CPRA and other laws and regulations relating to privacy and data security may increase our compliance costs and potential liability. Compliance with any applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms to comply with such laws and regulations.

Additionally, as our international presence expands, we may become subject to or face increasing obligations under laws and regulations in countries outside the United States, many of which, such as the European Union’s General Data Protection Regulation (“GDPR”) and national laws supplementing the GDPR, as well as legislation substantially implementing the GDPR in the United Kingdom, are significantly more stringent than those currently enforced in the United States. The GDPR requires companies to meet stringent requirements regarding the handling of personal data of individuals located in the European Economic Area (“EEA”). The GDPR also includes significant penalties for noncompliance, which may result in monetary penalties up to the higher of €20 million or 4% of a group’s worldwide turnover for the preceding financial year for the most serious violations. The United Kingdom’s version of the GDPR, the UK GDPR, which it maintains along with its Data Protection Act (collectively, the “UK GDPR”), also provides for substantial penalties that, for the most serious violations, can go up to the greater of £17.5 million or 4% of a group’s worldwide turnover for the preceding financial year. Many other jurisdictions globally are considering or have enacted legislation providing for local storage of data or otherwise imposing privacy, data protection and data security obligations in connection with the collection, use and other processing of personal data.

We publish privacy policies and other documentation regarding our collection, processing, use and disclosure of personal information and/or other confidential information. Although we endeavor to comply with our published policies and other documentation, we may at times fail to do so or may be perceived to have failed to do so. Moreover, despite our efforts, we may not be successful in achieving compliance, including if our employees, contractors, service providers or vendors fail to comply with our published policies and documentation.

Such failures can subject us to potential action by governmental or regulatory authorities if they are found to be deceptive, unfair or misrepresentative of our actual practices. We are also aware of certain media reports relating to the use of our robots as elements in law enforcement surveillance efforts. As a general policy, we do not share data with law enforcement, except in certain narrow circumstances where (1) we are required to share data when served with a warrant or subpoena or (2) there are insurance claims, active incident investigations or acts of armed violence or theft attempts involving our personnel or property. Public perception of our involvement in such surveillance activities could harm our reputation, and consequently, our business prospects and financial condition. Any actual or perceived inability of us to adequately address privacy and security concerns or comply with applicable laws, rules and regulations relating to privacy, data protection or data security or applicable privacy notices, could lead to investigations, claims and proceedings by governmental entities and private parties, damages for contract breach, and other significant costs, penalties and other liabilities. Any such claims or other proceedings could be expensive and time-consuming to defend and could result in adverse publicity. Any of the foregoing may have an adverse effect on our business, prospects, results of operations and financial condition.

We are subject to U.S. and foreign anti-corruption and anti-money laundering laws and regulations. We can face criminal liability and other serious consequences for violations, which can harm our business, prospects, financial condition and operating results.

We are subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, and other anti-corruption, anti-bribery and anti-money laundering laws in countries in which we conduct activities. Anti-corruption laws are interpreted broadly and prohibit companies and their employees, business partners, third-party intermediaries, representatives and agents from authorizing, promising, offering or providing, directly or indirectly, improper payments or anything else of value to government officials, political candidates, political parties or commercial partners for the purpose of obtaining or retaining business or securing an improper business advantage.

We sometimes leverage third parties to conduct our business abroad, and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of our employees or these third parties, even if we do not explicitly authorize or have actual knowledge of such activities. The FCPA and other applicable laws and regulations also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with such laws, there can be no assurance that all of our employees, business partners, third-party intermediaries, representatives and agents will not take actions in violation of our policies and applicable law, for which we may be ultimately held responsible. Our exposure to violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.

Any violations of the laws and regulations described above may result in whistleblower complaints, adverse media coverage, investigations, substantial civil and criminal fines and penalties, damages, settlements, prosecution, enforcement actions, imprisonment, the loss of export or import privileges, suspension or debarment from government contracts, tax reassessments, breach of contract and fraud litigation, reputational harm and other consequences, any of which could adversely affect our business, prospects, financial condition and operating results. In addition, responding to any investigation or action will likely result in a significant diversion of management’s attention and resources and significant defense costs and other professional fees.

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

We are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

●	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

●	maintain policies relating to disclosure controls and procedures;

●	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

●	institute a more comprehensive compliance function, including with respect to corporate governance; and

●	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Although the JOBS Act may for a limited period of time somewhat lessen the cost of complying with these additional regulatory and other requirements, we nonetheless expect a substantial increase in legal, accounting, insurance and certain other expenses in the future, which will negatively impact our business, results of operations and financial condition.

Material weaknesses in our internal control over financial reporting could result in material misstatements of our financial statements and impair our ability to produce timely and accurate financial information.

We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements would not be prevented or detected on a timely basis.

As a result of these material weaknesses, management concluded that our internal control over financial reporting was not effective as of December 31, 2025. Although we have implemented certain remediation measures and continue to take steps to strengthen our internal control environment, our efforts may not be sufficient to remediate these material weaknesses in a timely manner or at all.

If we are unable to remediate these material weaknesses and maintain effective internal control over financial reporting, we may be unable to accurately report our financial results on a timely basis. This could result in restatements of our financial statements, regulatory scrutiny, loss of investor confidence, or a decline in the market price of our securities. Additionally, ineffective internal controls could cause us to incur increased costs associated with compliance, internal control remediation efforts, and potential litigation or regulatory actions.

Our management as a group has limited experience in operating a publicly traded company.

Our management team may not successfully or effectively manage operating as a public company subject to significant regulatory oversight and reporting obligations under U.S. securities laws. Our executive officers as a group have limited experience in the management of a publicly traded company. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities which will result in less time being devoted to the management and growth of our company. We may not have adequate personnel with the appropriate level of knowledge, experience and training in the accounting policies, practices or internal control over financial reporting required of public companies. Any failure by us to effectively and efficiently meet our obligations as a publicly traded company could have a material adverse effect on our business, prospects, financial condition and operating results and/or result in legal liability or other negative consequences.

Our Significant Executive Cash Compensation Obligations May Adversely Affect Our Liquidity and Operational Flexibility

Under our executive employment agreements, we are obligated to pay high base salaries, guaranteed cash bonuses, expense allowances, and severance benefits. These commitments include guaranteed annual cash bonuses totaling over $3.2 million and significant severance entitlements. These substantial cash obligations may adversely affect our ability to allocate capital for operating activities, research and development, or growth initiatives. If our revenues fail to meet projections or we are unable to secure additional financing, our cash obligations to executives could strain our financial condition and limit our operational flexibility.

General Risk Factors

We may face risks related to securities litigation that could result in significant legal expenses and settlement or damage awards.

We may in the future become subject to claims and litigation alleging violations of the securities laws or other related claims, which could harm our business and require us to incur significant costs. Significant litigation costs could impact our ability to comply with certain financial covenants under our credit agreement. Under Nevada law (NRS 78.7502), we are permitted to, and our bylaws require us, to indemnify our current and former directors and officers who are named as defendants in these types of lawsuits to the fullest extent permitted by Nevada law, subject to certain limitations. Regardless of the outcome, litigation may require significant attention from management and could result in significant legal expenses, settlement costs or damage awards that could have a material impact on our business, results of operation and financial condition.

We may be significantly impacted by pandemics, outbreaks of other contagious diseases and other catastrophic events.

The extent to which any catastrophic event affects our business and financial results will depend on future developments, including the duration of such event and the global response to it, its impact on capital and financial markets, its impact on global supply chains, and whether the impacts may result in temporary or permanent changes in consumer behavior among others, which are highly uncertain and cannot be predicted.

In addition, we cannot predict the impact any future pandemic, outbreak of other contagious diseases or other catastrophic events will have on our business partners and third-party merchants and suppliers, and we may be adversely impacted as a result of the adverse impact our business partners and third-party merchants and suppliers suffer. For example, if we are unable to maintain our automated systems due to technical issues, we may not be able to operate our automated smart stores as planned and scale our business. This impact would mean we’d need to raise additional capital in order to cover our operating expenses and meet our revenue targets. To the extent a pandemic or other catastrophic event adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section. Any of the foregoing factors, or other cascading effects of the pandemic that are not currently foreseeable, could adversely impact our business, financial performance and condition and results of operations.

RISKS RELATED TO THIS OFFERING

Our status as an “emerging growth company” under the JOBS Act Of 2012 may make it more difficult to raise capital when we need to do it.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company,” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. We will remain an emerging growth company until the earliest of the events described under “Prospectus Summary — Emerging Growth Company,” and if we cease to qualify, we would then be required to comply with new or revised accounting standards as of the dates applicable to other public companies and would lose other EGC-related exemptions, which could increase our costs. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We will not be required to comply with certain provisions of the Sarbanes-Oxley Act for as long as we remain an “emerging growth company.”

We are not currently required to comply with the SEC rules that implement Sections 302 and 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal controls over financial reporting for that purpose. Upon becoming a public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting. Though we will be required to disclose changes made in our internal control procedures on a quarterly basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act.

Our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company.” At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.

Reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

As an “emerging growth company”, we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

We will incur ongoing costs and expenses for SEC reporting and compliance, with minimal revenues and operations at a net loss we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the estimated $28,000 cost of this Registration Statement to be paid from our cash on hand. Going forward, the Company will have ongoing SEC compliance and reporting obligations, estimated as approximately $1,000,000 annually. Such ongoing obligations will require the Company to expend additional amounts on compliance, legal and auditing costs. In order for us to remain in compliance, we will require future revenues to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to generate sufficient revenues to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

Our Chief Executive Officer will control and make corporate decisions that may differ from those that might be made by the other shareholders.

Due to the controlling amount of their share ownership in our Company, our chief executive officer will have a significant influence in determining the outcome of all corporate transactions, including the power to prevent or cause a change in control. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Our future results may vary significantly in the future which may adversely affect the price of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

We Are Unlikely To Pay Dividends

To date, we have not paid, nor do we intend to pay in the foreseeable future dividends on our common stock, even if we become profitable. Earnings, if any, are expected to be used to advance our activities and for general corporate purposes, rather than to make distributions to stockholders. Prospective investors will likely need to rely on an increase in the price of Company stock to profit from an investment. There are no guarantees that any market for our common stock will ever develop or that the price of our stock will ever increase. If prospective investors purchase Shares pursuant to this Offering, they must be prepared to be unable to liquidate their investment and/or lose their entire investment.

Since we are not in a financial position to pay dividends on our common stock, and future dividends are not presently being contemplated, investors are advised that return on investment in our common stock is restricted to an appreciation in the share price. The potential or likelihood of an increase in share price is questionable at best.

RISKS RELATED TO OWNERSHIP OF OUR COMMON STOCK

Any future market price for the shares may be volatile.

Our common stock has experienced significant price volatility since our initial listing on January 30, 2026, and such volatility may continue. Since our listing, the trading price of our common stock has fluctuated substantially, including declines to below $1.00 per share, and has been subject to significant variability in trading volume and price. This volatility may be attributable to a number of factors, including limited trading history, low public float, changes in investor perception, market conditions, and other factors that are beyond our control. As a result, the market price of our common stock may continue to fluctuate significantly in the future. Continued volatility in our stock price could result in substantial losses for investors, make it more difficult for investors to predict the value of our securities, and impair our ability to raise additional capital on favorable terms or at all.

Although we are listed on the Nasdaq Global Market, the market price for our shares is likely to continue to be highly volatile, and subject to wide fluctuations in response to various factors including the following:

1.	Actual or anticipated fluctuations in the Company’s quarterly operating results and revisions to expected results;

2.	Changes in financial estimates by securities research analysts;

3.	Conditions in the U.S. financial markets;

4.	Changes to international, federal, state or local regulations related to artificial intelligence, automated retail technology, digital payment systems, personal data protection, and robotics;

5.	Changes in the economic performance or market valuations of companies specializing in comparable companies having securities traded on a national exchange;

6.	Announcements by the Company or its competitors of new services, strategic relationships, joint ventures or capital commitments;

7.	Addition or departure of key personnel;

8.	Litigation related to any assets or intellectual property; and

9.	Sales or perceived potential sales of the shares.

In addition, securities markets have from time to time, and to a greater degree since 2007, experienced significant price and volume fluctuations that bear no relation to the operating performance of particular companies. These market fluctuations may also have a materially adverse effect on the market price of the Company’s common shares. Furthermore, in the past, following periods of volatility in the market price of a public company’s securities, investors have frequently instituted securities class action litigation against that company. Litigation of this kind could result in substantial costs and a diversion of management’s attention and resources.

If securities or industry analysts do not publish research or publish unfavorable or inaccurate research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business, as well as the way analysts and investors interpret our financial information and other disclosures. Securities and industry analysts do not currently, and may never, publish research on our business. If few, or no, securities or industry analysts commence coverage of us, our stock price could be negatively affected. If securities or industry analysts downgrade our common stock, or publish negative reports about our business, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which might cause our stock price to decline and could decrease the trading volume of our common stock.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our common stock.

The Financial Industry Regulatory Authority, or FINRA, has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

Our Amended and Restate Bylaws designate the state courts of Nevada as the exclusive forum for certain litigation that may be initiated by our stockholders and the federal district courts of the United States as the exclusive forum for litigation arising under the Securities Act, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or agents.

Pursuant to our Amended and Restated Bylaws unless we consent in writing to the selection of an alternative forum, the state courts of the State Nevada will be the sole and exclusive forum for any claims in state court for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, other employees, or stockholders to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of Chapter 78 of Nevada Revised Statutes, our articles of incorporation or our bylaws, or (4) any other action asserting a claim against us that is governed by the internal affairs doctrine; provided that for the avoidance of doubt, the forum selection provision that identifies the state courts of the State Nevada as the exclusive forum for certain litigation, including any “derivative action”, will not apply to suits to enforce a duty or liability created by Securities Act, the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction.

Moreover, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder and our certificate of incorporation will also provide that, unless we consent in writing to the selection of an alternative forum and to the fullest extent permitted by law, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, While there can be no assurance that federal or state courts will follow the holding of the Nevada Supreme Court or determine that our federal forum provision should be enforced in a particular case, application of our federal forum provision means that suits brought by our stockholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and our certificate of incorporation will provide that neither the exclusive forum provision nor our federal forum provision applies to suits brought to enforce any duty or liability created by the Exchange Act. Accordingly, actions by our stockholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court. Our stockholders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder.

Our articles of incorporation will further provide that any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock is deemed to have notice of and consented to the provisions of our articles of incorporation described above. The forum selection provision in our articles of incorporation may have the effect of discouraging lawsuits against us or our directors and officers and may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us. If the enforceability of our forum selection provisions were to be challenged, we may incur additional costs associated with resolving such challenge. While we currently have no basis to expect any such challenge would be successful, if a court were to find our forum selection provisions to be inapplicable or unenforceable with respect to one or more of these specified types of actions or proceedings, we may incur additional costs associated with having to litigate in other jurisdictions, which could have an adverse effect on our business, financial condition, results of operations, cash flows, and prospects and result in a diversion of the time and resources of our employees, management, and board of directors.

Issuances of Equity-Based Compensation to Executives Will Result in Substantial Dilution to Existing Stockholders

Our executive employment agreements include significant equity-based compensation, including fully vested annual equity grants and milestone-based share issuances tied to geographic expansion and operational milestones. These issuances could result in the issuance of tens of millions of additional shares of our common stock over the course of the agreements. As a result, existing stockholders will experience substantial dilution in their ownership and voting interests, which may depress the market price of our common stock. The potential for dilution is further compounded by the fact that such equity grants are not contingent on continued employment or achievement of future performance metrics in certain instances.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the selling shareholders’ shares of common stock registered herein.

SELLING SHAREHOLDERS

This prospectus relates to the offer and resale of up to 16,485,000 shares of our common stock, par value $0.001 per share, held by 6 shareholders. We are registering the shares in accordance with the terms of the Private Placement Agreements, in order to permit the Selling Shareholders to offer the shares for resale from time to time.

The table below lists the Selling Shareholders and other information regarding the “beneficial ownership” of the shares of common stock by the Selling Shareholders. In accordance with Rule 13d-3 of the Exchange Act, “beneficial ownership” includes any shares of our common stock as to which the Selling Shareholders have sole or shared voting power or investment power and any shares of our common stock the Selling Shareholders have the right to acquire within 60 days.

Each Selling Shareholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

	Common Stock		Shares of Common Stock Being Registered Pursuant to this	Shares of Common Stock Held After this
Name and Address of Beneficial Owner	Shares	%(1)	Offering	Offering
Alyeska Master Fund, L.P. (Common Shares)(2)	7,700,000	8.27%	7,700,000	0
Alyeska Master Fund, L.P. (Warrant Shares)(2)	7,700,000	8.27%	7,700,000	0
Alliance Global Partners (Warrant Shares)(3)	385,000	0.41%	385,000	0
CIIG Management III, LLC(4)	50,000	0.05%	50,000	0
Vitallii Khomutynnik	216,500	0.23%	216,500	0
Target Global Advisors Cayman Ltd.(5)	216,500	0.23%	216,500	0
Pine Global Advisors Ltd.(6)	217,000	0.23%	217,000	0

(1)	The calculation of percentage held is based on a fully diluted number shares of common stock of 93,142,857 including full exercise of the outstanding warrants.

(2)	The Common Share were issued pursuant to a private placement dated February 10, 2026. The Warrant Shares are derived from warrants having an exercise price equal to $2.45 per share and have a cashless exercise price. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. has voting and investment control of the shares and warrants held directly by the Alyeska Master Fund. Anand Parekh, Chief Executive Officer of Alyeska Investment Group, L.P., has the power to vote and dispose of these shares and may be deemed to be the beneficial owner of these shares and warrants. Mr. Parekh disclaims beneficial ownership over the shares held by the Alyeska Funds. The business address of the Alyeska Master Fund is 77 West Wacker, Suite 700, Chicago, Illinois 60601

(3)	Alliance Global Partners received their warrants as placement agent for the private placement dated February 10, 2026. The warrants have an exercise price of $2.695 and have no cashless exercise. Tom Higgins has voting and investment control of the warrants and may be deemed to be the beneficial owner of the warrants. Tom Higgins disclaims ownership of these warrants. The business address of Alliance Global Partners is 590 Madison Avenue, New York, NY 10022

(4)	The natural person with voting and/or investment control over the shares owned by CIIG Management III LLC is Michael Minnick

(5)	The natural person with voting and/or investment control over the shares held by Target Global Advisors Cayman Ltd. is Mikhail Lobanov.

(6)	The natural person with voting and/or investment control over the shares held by Pine Global Advisors Ltd. is Kirill Yurkevich.

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized Common Stock consists of 100,000,000 shares of Common Stock. As of the date of this Prospectus, there are 85,057,857 shares of Common Stock issued and outstanding.

Holders of our Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders and have cumulative voting rights in the election of directors as provided under Nevada Revised Statutes Section 78.360. All outstanding shares of Common Stock are fully paid and non-assessable as provided under Nevada Revised Statutes Section 78.211, and the shares of Common Stock to be issued upon completion of this offering will be fully paid and nonassessable. The holders of Common Stock have no preferences or rights of cumulative voting, conversion, pre-emptive or other subscription rights. There is no redemption or sinking fund provisions applicable to the Common Stock. In the event of any liquidation, dissolution or winding-up of our affairs pursuant to Nevada Revised Statutes Chapter 78, holders of Common Stock will be entitled to share ratably in any of our assets remaining after payment or provision for payment of all of our debts and obligations and after liquidation payments to holders of outstanding shares of preferred stock, if any, in accordance with their respective rights and preferences.

Series B Preferred Stock

In August 2024, the Company established a Series B Preferred Stock (the “Series B Preferred”) and authorized an aggregate of 20,000,000 shares with a par value of $$0.001 per share. As of March 23, 2026, 3,943 shares of Series B Preferred Stock are issued and outstanding. Shares of Series B Preferred Stock have no voting rights and convert into 1 share of Common Stock of the Company for each share of Series B Stock at the sole discretion of the Board of Directors.

Series C Preferred Stock

In November 2025, the Company established a Series C Super Voting Preferred Stock (the “Series C Preferred”) and authorized an aggregate of 100,000 shares with a par value of $0.001 per share. As of March 23, 2026, 100,000 shares of Series C Preferred are issued and outstanding. All shares of Series C Preferred are owned by SSO, LLC, which is controlled by the Company’s Chief Executive Officer. The Series C Preferred Stock shave no conversion rights and have voting rights equal to 1,000 votes per 1 share of Series C Preferred Stock.

Dividends

It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws to Be in Effect Upon the Completion of This Offering Undesignated Preferred Stock

As discussed above, our board of directors will have the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire control of us. These and other provisions may have the effect of deterring hostile takeovers or delaying changes in control or management.

Board Classification

Our articles of incorporation, which will be in effect upon the completion of this offering, will provide for a board of directors comprised of three classes of directors, with each class serving a three-year term beginning and ending in different years than those of the other two classes. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms.

Differences in Corporate Law Resulting from Our Reincorporation in Nevada

On October 3, 2025, we converted our Delaware incorporation and reincorporated in Nevada. Pursuant to that reincorporation, the rights of our stockholders are governed by the NRS and our Nevada Articles of Incorporation and Bylaws. Nevada law provides a strong statutory business-judgment presumption and broader liability protections for directors and officers than Delaware in several respects, which may make it more difficult for stockholders to prevail in litigation against our directors and officers. Nevada’s decisional law is also less developed than Delaware’s, which could increase uncertainty in the application of corporate law to our affairs. See “Risk Factors—Our reincorporation in Nevada will change the rights of our stockholders and may increase legal uncertainty.”

Our Nevada Articles of Incorporation and Bylaws provide for the exculpation of and indemnification to directors and officers to the fullest extent permitted under the Nevada Revised Statutes (NRS), thereby affording robust protection mechanisms consistent with Nevada law. Cross-references to these provisions may be found in Part II, “Indemnification of Directors and Officers,” and Article VI of the Bylaws. With respect to stockholder rights and corporate records, material differences exist between Nevada and Delaware law, particularly concerning inspection rights and internal affairs doctrine; notably, recent 2025 amendments to the Delaware General Corporation Law (DGCL) have narrowed stockholder books-and-records rights and introduced retroactive limitations, while Nevada maintains a distinct statutory and case law framework. On matters of corporate governance, unless explicitly stated otherwise in the Nevada Articles, cumulative voting shall not apply, and our governing documents expressly disallow cumulative voting—requiring conforming amendments to the Bylaws. Additionally, we have designated Nevada courts as the exclusive forum for all internal corporate claims, and federal courts for claims arising under the Securities Act of 1933, subject to applicable enforceability limitations.

Action by Written Consent; Special Meetings of Stockholders

Our articles of incorporation provide that, from and after the date our current Chief Executive Officer ceases to beneficially own at least 40% of the voting power of our outstanding common stock (the “Trigger Date”), our stockholders may not act by written consent, which may lengthen the amount of time required to take stockholder actions. As a result, following the Trigger Date, a holder controlling a majority of our common stock would not be able to amend our bylaws or remove directors without holding a meeting of our stockholders called in accordance with our bylaws. In addition, our articles of incorporation provide that, from and after the Trigger Date, special meetings of the stockholders may be called by the chairperson of our board of directors, our Chief Executive Officer, our board of directors, or by stockholders representing at least 10% of the voting power as permitted under NRS 78.310. Following the Trigger Date, stockholders may not call a special meeting of stockholders, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our common stock to take any action, including the removal of directors.

Advance Notice Procedures

Our bylaws establish advance notice procedures with respect to stockholder proposals and stockholder nomination of candidates for election as directors. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Removal of Directors; Vacancies

Our articles of incorporation provide that directors may be removed from office, with or without cause, by the affirmative vote of stockholders holding at least two-thirds of the voting power of our outstanding common stock, consistent with NRS 78.335. Prior to the Trigger Date, directors may be removed with or without cause by the affirmative vote of at least a majority of the voting power of our outstanding common stock.

No Cumulative Voting

Because our stockholders will not have cumulative voting rights, stockholders holding a majority of the voting power of the common stock outstanding will be able to elect all of our directors. The absence of cumulative voting makes it more difficult for a minority stockholder to nominate and elect a director to our board of directors in order to influence our board of directors’ decision regarding a takeover or otherwise.

Amendment of Charter and Bylaw Provisions

Our articles of incorporation provide that, following the Trigger Date, the amendment of certain of the provisions of our certificate of incorporation described in this prospectus will require approval by holders of at least two-thirds of the voting power of our outstanding common stock. Our articles of incorporation provide that our board of directors may from time to time adopt, amend, alter, or repeal our bylaws without stockholder approval. The stockholders may adopt, amend, alter, or repeal our bylaws by the affirmative vote of a majority of the voting power of our outstanding common stock (other than certain specified bylaws which, following the Trigger Date, will require the affirmative vote of two-thirds of our outstanding common stock).

The combination of these provisions will make it more difficult for another party to obtain control of us by replacing our board of directors. Because our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for another party to effect a change in management.

These provisions are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to reduce our vulnerability to hostile takeovers and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of delaying changes in our control or management.

Choice of Forum

Our Amended and Restated Bylaws provide that the state courts of Nevada will be the exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty; (iii) any action asserting a claim against us arising under the Nevada Revised Statutes; (iv) any action regarding our articles of incorporation or our bylaws; or (v) any action asserting a claim against us that is governed by the internal affairs doctrine. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the U.S. federal courts have exclusive jurisdiction. These provisions will provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Nevada of the enforceability of such exclusive-forum provision. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of, and consented to, the forum provisions in our Amended and Restated Bylaws. However, it is possible that a court could find our forum selection provisions to be inapplicable or unenforceable.

Limitations on Liability and Indemnification of Officers and Directors

The Nevada Revised Statutes authorize corporations to limit or eliminate the personal liability of directors or officers to corporations and their stockholders for monetary damages for breaches of directors’ or officers’ fiduciary duties, subject to certain exceptions. Our articles of incorporation include a provision that eliminates the personal liability of directors and officers for monetary damages for any breach of fiduciary duty as a director or officer, respectively, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes. The effect of these provisions will be to eliminate the rights of us and our stockholders, through stockholders’ derivative suits on our behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, respectively, including breaches resulting from grossly negligent behavior. However, exculpation will not apply to any director or officer if the director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions, or derived an improper benefit from his or her actions as a director or officer.

Our bylaws provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the Nevada Revised Statutes. We also will be expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance will be useful to attract and retain qualified directors and officers.

The limitation of liability, indemnification, and advancement provisions that will be included in our articles of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breaches of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.

Warrants and Options

The Company currently has 405,092 warrants to purchase common stock at a price of $4.32, 7,700,000 warrants to purchase common stock at a price of $2.45 per share with a cashless exercise, and 385,000 warrants to purchase common stock at a price of $2.695 with no cashless exercise.

Transfer Agent and Registrar

Our transfer agent is VStock Transfer, LLC with an address of 18 Lafayette Place, Woodmere, NY 11598, and a phone number of (212) 828-8436.

INFORMATION WITH RESPECT TO REGISTRANT

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF VENHUB GLOBAL, Inc. AND THE NOTES TO FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS AND LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company is listed on the Nasdaq Global Markets with the symbol “VHUB.”

As of April 8, 2026, there are 85,057,857 shares of common stock outstanding, 0 shares of Series A Preferred Stock issued and outstanding, 3,943 shares of Series B Preferred Stock issued and outstanding, and 100,000 shares of Series C Preferred issued and outstanding.

Holders of Our Common Stock

As of the date of this Prospectus statement, we have 85,057,857 shares of common stock issued and outstanding, held be 2,792 holders.

Rule 144 Shares

After the date this Prospectus is declared effective, 59,128,215 shares of our outstanding shares of common stock, equal to a total of 69.66% of the total issued and outstanding upon commencing of trading, will be “restricted securities” as defined under Rule 144 promulgated under the Securities Act will all be held by our CEO, Shahan Ohanessian, our President, Shoushana Ohanessian, and SSO, LLC an entity controlled and owned by Shahan Ohanessian and Shoushana Ohanessian. Mr. and Mrs. Ohanessian are husband and wife, or Mr. and Mrs. Ohanessian, individually.

Reports

We are subject to certain reporting requirements and will continue to furnish annual financial reports to our stockholders, certified by our independent accountants, and will continue to furnish un-audited quarterly financial reports in our quarterly reports filed electronically with the SEC. All reports and information filed by us can be found at the SEC website, www.sec.gov.

DIVIDEND POLICY

The Company does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. Under NRS 78.288, the Company may only make distributions to stockholders, including dividends, if after giving effect to the distribution, (1) the Company would be able to pay its debts as they become due in the usual course of business; and (2) the Company’s total assets would not be less than the sum of its total liabilities plus any amount needed to satisfy preferential rights of shareholders superior to those receiving the distribution. The Company’s Board of Directors currently plans to retain earnings for the development and expansion of the Company’s business. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of the Company, subject to applicable Nevada law, and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board of Directors may deem relevant.

VENHUB GLOBAL, INC.’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Throughout this section, unless otherwise noted “we,” “us,” “our,” “Company,” “VenHub,” refers to VenHub Global, Inc., and its consolidated subsidiaries. You should read the following discussion and analysis in conjunction with VenHub’s consolidated financial statements, which VenHub has prepared in accordance with GAAP, included elsewhere in this proxy statement. This discussion contains forward-looking statements that involve risks and uncertainties. VenHub’s actual results and timing of events could differ materially from those anticipated in these forward-looking statements due to various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Organizational Overview

VenHub, Global Inc. (which may be referred to as the “Company”, “we,” “us,” or “our” doing business as Venhub) was registered in Wyoming on January 31, 2023, as Autonomous Solutions Inc. On August 15, 2024, the Company redomiciled from Wyoming to Delaware and also renamed the Company to VenHub Global, Inc. (“VenHub”). On October 3, 2025, the Company redomiciled from Delaware to Nevada.

Business Model

VenHub Global, Inc. is a fully autonomous and robotic-operated store that utilizes advanced technologies such as artificial intelligence (AI) and smart inventory management systems to offer a seamless shopping experience for customers. The Company intends VenHub technology to combine the convenience of a store with the efficiency of robotics. This will be achieved by providing customers with a unique shopping experience that will be fully autonomous and that operates 24/7. The Company believes that with its use of advanced sensors, artificial intelligence, and robotics, VenHub is designed to ensure that customers will always have access to products with a few taps on their smartphones. From scanning and purchasing products to bagging and delivering them, VenHub’s robots will be able to take care of everything in a seamless and efficient manner. The store’s artificial intelligence algorithm will be able to keep track of customer preferences, allowing it to tailor its offering to meet individual customer’s tastes and preferences.

The Company has four subsidiaries:

VenHub, LLC to manage manufacturing, assembly and installation of units.

VenHub, Services LLC to provide software-as-a-service (SaaS) and ongoing maintenance services.

VenHub IP, LLC to hold and manage the Company’s intellectual property.

VenHub Stores LLC, to manage all Company owned stores.

By reducing the need for employees, VenHub offers store owners labor cost savings, paving the way for potential increased profits. Leveraging sensors, artificial intelligence, and robotics, VenHub promises a shopping adventure that is not only seamless but also deeply personal. With a tap of a smartphone, and let VenHub’s robots whisk you through a journey, from scanning and purchasing products to bagging and delivering them with planned precision.

As described in “Business of VenHub and Certain Information About VenHub,” the Company’s Smart Stores are delivered as fully functional physical autonomous retail units capable of performing core physical and mechanical robotic operations using embedded software installed at deployment. SaaS activation is not required for the Smart Store to perform these core physical functions and is addressed separately pursuant to distinct SaaS agreements as the Company transitions to scaled commercial operations.

The Company is in the initial deployment phase of its Smart Store platform. While customer agreements contemplate that purchasers will subscribe to the Company’s cloud-based SaaS platform, the enhanced SaaS functionality has not yet been activated for customer use. For early deployments, the Company has implemented an introductory concession under which SaaS subscription fees may be waived for up to twelve months. Accordingly, no SaaS revenue has been recognized to date.

As of the date of this filing, none of the Company’s deployed Smart Stores have software-as-a-service (“SaaS”) functionality activated, and the Company does not currently provide analytics, dashboards, reporting tools, or other operator-facing software to store owners or operators. Any mobile application functionality is limited to consumer product browsing, ordering, and checkout, is provided free of charge to customers, and is not part of the Company’s SaaS platform. The Company expects to introduce customer-accessible and operator-accessible SaaS functionality in future Smart Store versions under separate commercial terms.

As of the date of this filing, the Company has deployed five (5) Smart Stores, and none of these stores have SaaS functionality activated. Accordingly, five of five (5 of 5), or 100%, of the Company’s deployed Smart Stores are currently operating without SaaS activation.

The VenHub was first displayed publicly on October 25, 2023, in Pasadena at the unveiling of its Alpha Smart Store with approximately 150 attendees.

The Company has since launched a full assembly production facility in Las Vegas, Nevada to meet the market demand.

At the core of VenHub will be an intelligent algorithm that understands your unique preferences, by tracking customer tastes and curating a selection that caters specifically to the customer.

VenHub aims to revolutionize the way people shop for their daily necessities, its vision is to create a world where shopping is effortless, convenient and accessible.

As of December 31, 2025, the Company has over 1,400 pre-orders from potential customers. The Company started fulfilling its orders in the first quarter of 2025, selling its first two stores in North Hollywood, and Glendale, California respectively. In the second quarter VenHub opened its Company owned flagship store at Los Angeles Airport (LAX) In the third quarter the Company sold a store which opened in Hollywood, CA. VenHub deployed a Company owned store at Union Station Los Angeles during the fourth quarter of 2025.

Key Factors Affecting Our Performance

Our Company has limited operating history. The Company was formed as a corporation in 2023. We have limited established business operations, and it is currently unclear, if any, of our current and intended plans may come into fruition and, if they do, which ones will be a success. To date, the Company has incurred net losses and has generated limited revenue. There is no assurance that the Company will ever be able to establish successful business operations, become profitable or generate sufficient revenues to operate our business or pay dividends.

 Defects, failures or security breaches in and inadequate upgrades of, or changes to, our vending machines and its accompanying software could harm our business. The operation of our business depends on sophisticated software, hardware, computer networking and communication services that may contain undetected errors or may be subject to failures or complications. These errors, failures or complications may arise particularly when new, changed or enhanced products or services are added. Future upgrades, improvements or changes that may be necessary to expand and maintain our business could result in delays or disruptions or may not be timely or appropriately made, any of which could seriously harm our operations. Further, certain aspects of the operating systems relating to our business are provided by third parties, including telecommunications. Accordingly, the effectiveness of these operating systems is, to a certain degree, dependent on the actions and decisions of third parties over whom we may have limited control.

The Company depends on key personnel and faces challenges recruiting needed personnel. The Company’s future success depends on the efforts of a small number of key personnel. In addition, due to its limited financial resources and the specialized expertise required, it may not be able to recruit the individuals needed for its business needs. There can be no assurance that the Company will be successful in attracting and retaining the personnel the Company requires to operate and be innovative.

Revenue

Our revenue to date has been derived primarily from the sale of Smart Stores and product sales in our Company owned stores. Revenue from Smart Store sales is recognized when control of the unit transfers to the customer, generally upon delivery. The revenue from product sales (items sold through the VenHub store) is recognized when control of the product transfers to the end customer, which generally occurs at the point of sale when the customer completes the transaction and the product is dispensed from the Smart Store.

For our initial Smart Store deployments, the Company has granted a temporary commercial waiver of SaaS consideration for up to twelve (12) months for initial deployments. During this period, the Company does not provide the enhanced cloud-based functionality contemplated by the agreement. This introductory waiver applies only to SaaS services. For example, during the year ended December 31, 2025, the Company entered into SaaS agreements in connection with the North Hollywood and Glendale Smart Stores. While these agreements were executed, the transaction price allocated to SaaS was zero because the Company elected not to provide such services as part of its early commercialization strategy. As a result, no revenue related to SaaS or maintenance services has been recognized for the periods presented. When implemented, SaaS revenue will be recognized ratably over the subscription term, typically one year, and maintenance revenue will be recognized over the contract period. We believe these services will represent a growing and recurring component of our revenue model in future periods.

Introductory SaaS Concession

To support early customer adoption and refine the performance of initial deployments, the Company implemented an introductory concession under which customers receive up to twelve months of SaaS access at no charge. During this period, the enhanced cloud-based SaaS functionality has not been activated, and therefore no SaaS revenue has been recognized. The introductory waiver applies only to SaaS services. Because SaaS subscription fees are waived during the introductory period, the transaction price allocated to SaaS is $0 for the periods presented, and all consideration is allocated to the Smart Store hardware in accordance with ASC 606-10-32-28. Maintenance services must be contracted separately and were not contracted for in the periods presented.

The Company evaluated its revenue arrangements in accordance with ASC 606-10-25-19 through 25-22 and determined that Smart Store hardware, SaaS services, and maintenance services are separate performance obligations. The Smart Store is fully functional upon delivery without SaaS activation, the SaaS platform does not significantly modify or customize the hardware, and the promises are not highly interdependent or interrelated. As a result, Smart Store revenue is recognized at a point in time, while SaaS and maintenance revenues, once activated or contracted, will be recognized over time. For product sales, revenue is typically recognized at the point in time when control is transferred, which generally occurs upon shipment or delivery, depending on the terms of the contract.

Going Concern

As reflected in the accompanying financial statements, during the year ended December 31, 2025, the Company incurred a working capital deficit of $9,192,737 and negative cash flows from operating activities. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. We have evaluated the conditions or events that raise substantial doubt about the Company’s ability as a going concern within one year of issuance of the financial statements.

While the Company is continuing operations and generating revenues, the Company’s cash position is not significant enough to support the Company’s daily operations. During the next twelve months, the Company intends to fund its operations with funds from revenue-producing activities by fulfilling the pre order list along with exploring both additional equity and debt financing. If the Company cannot secure additional short-term capital, it may cease operations. The ability of the Company to continue as a going concern is dependent upon our ability to further implement its business plan and generate revenues and cash flows. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Critical Accounting Policies and Estimates

Our significant accounting policies are more fully described in the notes to our consolidated financial statements. Those material accounting estimates that we believe are the most critical to an investor’s understanding of our financial results and condition are discussed immediately below and are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management to determine the appropriate assumptions to be used in the determination of certain estimates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates used in the preparation of the accompanying financial statements include recording of convertible notes, depreciation and amortization based on estimated useful lives of property and equipment and the fair value of shares issued for compensation.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2025, the Company’s cash was less than $250,000 and fully insured. At December 31, 2024 the Company had $1,102,892 more than the federally insured limit.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2025, the Company had $89,634 cash on hand and no cash equivalents. At December 31, 2024, the Company had $1,352,892 of cash on hand and no cash equivalents.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts (“ASC 606”) using the 5 step process:

1)	Identify the contract with a customer.

2)	Identify the performance obligations in the contract.

3)	Determine the transaction price.

4)	Allocate the transaction price.

5)	Recognize revenue when the entity satisfies a performance obligation.

The Company’s primary sources of revenue are from the sale of Smart Stores and, once fully commercialized, recurring subscription fees for its SaaS platform and related maintenance and support services.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on assumptions market participants would use when pricing an asset. U.S. GAAP provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Assets and liabilities that are required to be recorded at fair value on the balance sheet are categorized based on the inputs to valuation techniques as follows:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Refer to Note 10 to the Financial Statements for liabilities measured at fair value at December 31, 2025, and December 31, 2024.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income. As of December 31, 2025, the Company had $1,275,078 of property and equipment, net. The Company had $109,664 of property and equipment, net at December 31, 2024.

Depreciation is provided using the straight-line method, based on useful lives of the assets, which the Company estimates is 5 years. The Company’s property and equipment is comprised of machinery and equipment and leasehold improvements whose useful life is the lesser of the remaining lease term or estimated useful life.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company had no impairment as of December 31, 2025.

The Company capitalizes the costs of constructing and preparing company-owned retail stores and display centers for their intended use. Capitalized costs include expenditures directly attributable to the acquisition, construction, and development of store locations, such as leasehold improvements, construction costs, architectural and design fees, furniture, fixtures, and equipment. Internal payroll and related costs that are directly associated with store development activities are also capitalized.

Once a store or display is placed into service, the assets are depreciated on a straight-line basis over their estimated useful lives, which generally range from five to seven years for furniture, fixtures, and equipment, and over the shorter of the useful life or lease term for leasehold improvements. Routine maintenance and repair costs are expensed as incurred.

If indicators of impairment are present, the Company evaluates company-owned stores or display centers for recoverability by comparing the carrying amount of the store assets to the estimated future undiscounted cash flows expected to be generated. If the carrying value exceeds expected cash flows, an impairment charge is recognized equal to the amount by which the carrying value exceeds fair value.

As of December 31, 2025, the net book value of capitalized company-owned store and display assets was $973,052, which is included in “Property and Equipment, net” on the consolidated balance sheets. There was $35,208 depreciation expense related to company-owned store assets/display centers for the year ended December 31, 2025 and no depreciation expense for the year ended December 31, 2024.

Depreciation expense for the year ended December 31, 2025 and 2024, was $104,642 and $48,279 respectively.

Income Taxes

The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

The Company’s income tax returns are based on calculations and assumptions that are subject to examination by the Internal Revenue Service and other tax authorities. In addition, the calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax regulations. The Company recognizes liabilities for uncertain tax positions based on a two-step process. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement. While the Company believes it has appropriate support for the positions taken on its tax returns, the Company regularly assesses the potential outcomes of examinations by tax authorities in determining the adequacy of its provision for income taxes. The Company continually assesses the likelihood and amount of potential adjustments and adjusts the income tax provision, income taxes payable and deferred taxes in the period in which the facts that give rise to a revision become known. As of December 31, 2025, the Company does not believe any provisions are required in connection with uncertain tax positions as there are none.

Stock Based Compensation

The Company recognizes as compensation expense all share-based payment awards made to employees, directors, and consultants including grants of stock, stock options and warrants, based on estimated fair values. Fair value is generally determined based on the closing price of the Company’s common stock on the date of grant and is recognized over the service period.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires annual and interim disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), the disclosure and description of other segment items, the inclusion of all current annual disclosures about a reportable segment in interim periods, allows for disclosure of multiple measures of a reportable segment’s profit or loss, requires disclosure of the CODM’s title and position, and requires a description of how the CODM uses reported measures in assessing the performance of reportable segments and in making decisions pertaining to allocation of resources. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted this standard. See Note 11 for further information.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires the annual disclosure of specific categories in the rate reconciliation and additional information for the reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The Company has adopted this standard. See Note 8 for further information

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, that requires disclosures of disaggregated information about certain prescribed expense categories within relevant income statement expense captions. This standard is effective for annual reporting of fiscal years beginning after December 15, 2026, and for interim periods in the following year, with early adoption permitted. This standard should be applied prospectively, with retrospective application permitted. In January 2025 the FASB issued ASU 2025-01, which revised the effective date to December 15, 2027. The Company has adopted this standard. See Note 8 for further information.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-04, Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarify the requirements related to accounting for the settlement of a debt as an induced conversion. ASU 2024-04 is intended to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for convertible debt instruments with cash conversion features and debt instruments that are not currently convertible. ASU 2024-04 is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. We are currently evaluating the impact of this ASU on our financial statements and disclosures.

Results of Operations for the Year Ended December 31, 2025 as Compared to the Year Ended December 31, 2024

Revenues and cost of goods sold

There was $864,450 of revenue and $583,760 in cost of goods sold for the year ended December 31, 2025. $750,000 of the revenue was related to our store sales and $114,450 relating to our store product revenue from our Company owned stores. VenHub incurred $513,778 in cost of goods sold relating to our smart store revenue and $69,982 relating to product sales.

There was no revenue or cost of goods sold for the year ended December 31, 2024, as the Company was still developing its prototype store through research and development.

General and administrative expenses

For the year ended December 31, 2025

Our total operating expenses for the year ended December 31, 2025 were $39,711,655. This was comprised of $31,891,975 in share based compensation, $1,852,378 in contractor expense, $1,435,000 in accrued payroll and compensation, $1,215,098 in research and development relating to developing and enhancing the smart store, $938,678 in legal and professional expense, $740,731 in advertising, $548,751 in travel, $453,064 in rent, $173,594 in software, $106,221 in dues and subscriptions, $104,728 in utilities, , $104,643 in deprecation, $47,619 in office supplies, $37,095 in insurance, $19,861 in repairs and maintenance, $14,167 in meals and entertainment and $28,052 in miscellaneous expense.

We incurred $22,968,198 in other expense for the year ended December 31, 2025 consisting of $22,287,419 in settlement expense, $563,069 in interest expense and $117,710 of change in fair value of convertible debt.

As a result of the foregoing, we had a net loss of $62,399,163 for the year ended December 31, 2025.

For the year ended December 31, 2024

Our total operating expenses for the year ended December 31, 2024 were $9,034,016. This was comprised of $4,515,182 of non-cash share based compensation, $1,270,000 in accrued payroll and compensation, $875,975 for research and development relating to developing and enhancing the smart store, $771,864 in advertising in relation to our crowdfunding efforts, $718,041 in contractor expense, $262,724 in legal and professional expense, $209,388 in travel, $103,648 in rent, $74,176 in software, $62,967 in dues and subscriptions $48,279 in depreciation, $46,298 in office supplies, $30,614 in utilities, $17,774 in repairs and maintenance, $14,938 in meals and entertainment and $12,148 in miscellaneous expenses.

We incurred $358,686 of other expense comprised of $165,889 in interest expense and $192,797 in change of fair value of convertible debt for the period.

As a result of the foregoing, we had a net loss of $9,392,702 for the year ended December 31, 2024.

Results of Operations for the Year Ended December 31, 2025, Compared to 2024

Expense Category	2025	2024	Change ($)		Change (%)
Share-based compensation	$31,891,975	$4,515,182		$27,376,793	606.3%
Contractor expense	$1,852,378	$718,041		$1,134,337	158.0%
Payroll and compensation	$1,435,000	$1,270,000		$165,000	13.0%
Research and development	$1,215,098	$875,975		$339,123	38.7%
Legal and professional	$938,678	$262,724		$675,954	257.3%
Advertising	$740,731	$771,864		$-31,133	(4.0)%
Travel	$548,751	$209,388		$339,363	162.1%
Rent	$453,064	$103,648		$349,416	337.1%
Software	$173,594	$74,176		$99,418	134.0%
Dues and subscriptions	$106,221	$62,967		$43,254	68.7%

Utilities	$104,728	$30,614		$74,114	242.1%
Depreciation	$104,643	$48,279		$56,364	116.7%

Office supplies	$47,619	$46,298		$1,321	2.9%
Insurance	$37,095	$2,827		$34,268	1212.2%
Repairs and maintenance	$19,861	$17,774		$2,087	11.7%
Miscellaneous	$28,052	$9,321		$18,731	201.4%
Meals and entertainment	$14,167	$14,938	$	-(771)	(5.2)%
Total Operating Expenses	$39,711,655	$9,034,016		$30,677,639	339.6%

Total operating expenses increased to $39.7 million in 2025 from $9.0 million in 2024, an increase of $30.7 million, or 339.6%. The increase was primarily driven by a $27.4 million rise in share-based compensation, which represented the largest component of operating expenses in 2025 and was associated with equity issued for services, settlements, and financing-related activities.

Contractor expense increased by $1.1 million, or 158%, as the Company relied more heavily on third-party engineers and deployment personnel to support commercialization. Legal and professional fees increased by $676,000, or 257%, primarily due to audit, legal, and regulatory costs associated with financing transactions and public-company readiness.

Legal and professional fees increased by $676,000, or 257%, primarily due to increased audit, legal, accounting, and regulatory costs associated with financing transactions, corporate governance initiatives, and public-company readiness activities.

Research and development expense increased by $339,000, or 38.7%, reflecting continued investment in hardware, robotics, and software enhancements.

Travel, rent, utilities, software, and depreciation expenses also increased as the Company expanded facilities and deployment activities in support of early commercial operations.

Payroll and compensation increased modestly by 13% year over year as headcount expanded to support engineering, manufacturing, and administrative functions.

Advertising expense remained relatively consistent with the prior year.

Net Loss

As a result of the above, Net Loss increased by $52,931,030 from $9,468,133 for the year ended December 31, 2024 to $62,399,163 in 2025.

Liquidity and Capital Resources

December 31, 2025

As of December 31, 2025, we had negative working capital of $9,192,737 consisting of $89,634 in cash, $1,021,947 in inventory, and $248,032 in prepaid expenses $2,000 in security deposit - current, offset by $4,576,949 in convertible debt at fair value, $2,114,487 in accrued payroll and compensation, $1,500,000 in deferred revenue relating to down payments for pre orders, $1,000,000 in loan payable – related party, $716,329 in accounts payable and accrued expenses, $346,953 in current operating lease liability, $203,645 in customer deposits and $89,148 in interest payable and $6,839 in sales tax payable.

Non-current assets included $1,275,078 in property and equipment — net, $907,705 in right of use asset, and $79,566 in security deposits.

Non-current liabilities consisted of $2,550,930 in promissory note, $706,441 in right of use liability and $131,549 in interest payable.

We used $5,939,092 of cash in operating activities which represented our net loss from continuing operations of $62,399,163 including $31,891,974 in share-based compensation, $22,062,419 in settlement expense share based compensation, $1,500,000 in deferred revenue, $609,379 of change in operating right of use liability, $436,021 of accrued payroll and compensation, $224,461 in accounts payable and accrued expenses, $266,442 of paid in kind interest capitalized, $154,808 in interest payable, $117,710 of unrealized loss on convertible debt, $104,642 in depreciation expense, $88,704 in deferred offering cost, $65,750 in customer deposits, $50,930 in promissory note interest, $6,839 in sales tax payable offset by $720,787 of change in operating right of use asset, $214,325 in prepaid expenses, $121,404 in inventory, and $63,492 in security deposits.

We used $1,270,057 of cash for property and equipment, net in investing activities.

We generated $5,945,891 of cash from financing activities consisting of $3,500,000 in proceeds from warrant issuance, $1,000,000 in proceeds from related party notes, $795,891 in proceeds from crowdfunding and$650,000 in proceeds from convertible notes.

On February 14, 2025 the Company executed five notes with five investors for a combined $650,000.

On June 30, 2025, the Company entered into subscription agreement with two investors, providing for the issuance and sale of 405,162 Units, consisting of 810,324 shares of the Company’s Common Stock and 405,162 warrants to purchase up to 405,162 shares of Common Stock for a total subscription amount of $3,500,000.

December 31, 2024

As of December 31, 2024, we had negative working capital of $3,715,323 consisting of $1,352,892 in cash, $900,543 in inventory, $88,704 in deferred offering cost $33,707 in prepaid expenses, offset by $3,542,797 in convertible debt at fair value, $1,678,466 in accrued payroll and compensation, $491,868 in accounts payable, $137,895 in customer deposits relating to down payments for pre orders, $174,254 in current operating lease liability and $65,889 in interest payable

Non-current assets included $188,918 in right of use asset, $109,664 in property and equipment — net and $16,074 in security deposits.

Non-current liabilities consisted of $269,761 in right of use liability.

We used $3,981,894 of cash in operating activities which represented our net loss from continuing operations of $9,392,702 including $4,515,182 in share-based compensation, $1,064,300 in accrued payroll and compensation, $471,689 in accounts payable and accrued expenses, $192,797 of unrealized loss on convertible debt, $100,000 in amortization of debt issuance costs, $71,750 in customer deposits, $65,889 in interest payable, $56,432 of change in operating right of use asset $48,279 in depreciation expense, offset by $900,543 in inventory, $152,556 of change of operating right of use liability, $88,704 in deferred offering cost and $33,707 in prepaid expenses.

There were no cash flows from investing activities for the period.

We generated $5,288,026 of cash from financing activities consisting of $3,250,000 in proceeds from convertible notes, net, $1,529,803 in proceeds from crowdfunding, $535,067 in proceeds from common stock issuances, offset by $26,844 in proceeds from related party notes.

On August 19, 2024, the Company executed two Notes with one investor each for a combined $1,000,000 in note principal. On December 3, 2024, the Company executed one Note with one investor for $200,000 in note principal. On December 4, 2024, the Company executed three Notes with three investors for a combined $1,483,000 in note principal. On December 6, 2024, the Company executed two Notes with two investors for a combined $667,000 in note principal. All amounts in principal total $3,350,000 and $100,000 of debt issuance costs were expensed due to the election of the fair value option.

Future Outlook

We have historically funded operations and development activities through a combination of debt, equity issuances, and, to a lesser extent, crowdfunding initiatives. During the past year, we began focusing on both debt financing and equity-based capital resources. This transition reflects both our strategic objective of reducing leverage and the increasing availability of equity capital as investor appetite for robotics and artificial intelligence companies continues to expand.

We expect this trend to continue in connection with our planned direct listing. The planned equity raise is reasonably likely to materially change the mix of our capital resources by decreasing reliance on debt facilities and enhancing our equity capitalization. We also anticipate that the relative cost of capital will improve, as equity financing is expected to provide greater flexibility and reduce interest expense obligations compared to prior debt arrangements.

While we may opportunistically evaluate additional credit facilities in the future, we do not currently anticipate significant off-balance-sheet financing arrangements or other alternative funding mechanisms that would materially alter our capital resource profile.

In July 2025, we entered into new employment agreements with our Chief Executive Officer and our President, which became effective in October 2025. These agreements include annual base salaries, potential cash bonuses, and equity-based awards tied to geographic expansion and performance milestones. While the agreements contemplate potential annual cash bonuses of up to $3.2 million in the aggregate, such bonuses are contingent on the availability of legally distributable funds as defined under NRS 78.288, Board approval, and may be deferred or accrued until sufficient resources are available in compliance with Nevada law. Accordingly, we have not accrued any amounts for such bonuses to date.

If payable in full, these cash bonuses could increase our annual compensation expense and impact our liquidity. However, because payment is conditional and may be deferred, the timing and extent of this impact cannot be predicted with certainty.

We expect operating expenses to increase in future periods as we expand deployments of our autonomous Smart Stores, invest in further product development, and build out the organizational infrastructure required to support a scaled commercial business. In particular, we anticipate growth in payroll and compensation, research and development, and marketing expenses, partially offset by reduced reliance on share-based compensation compared to prior years. We may also incur increased legal and professional expenses in connection with our financing activities and as a result of our obligations as a public company.

In addition, the equity award provisions in these agreements could result in the issuance of significant additional shares in the event that geographic expansion or performance milestones are achieved, which could result in dilution to existing stockholders.

As of December 31, 2025, we had $89,634 in cash. We expect our operating cash requirements, capital expenditures, and contractual obligations including $716,329 in accounts payable and accrued expenses, $281,753 in lease payments, $89,148 in interest payable and $2,500,000 estimated in contractor and production payments will total $3,587,050 over the next 12 months. Based on our current cash position and forecasted operating cash outflows, we do not believe our existing capital resources are sufficient to fund these requirements. Accordingly, we are pursuing additional financing through equity and debt issuances to bridge the deficiency.  Longer term, we anticipate ongoing funding needs to support growth and expansion. Our ability to continue as a going concern is dependent upon our ability to secure such additional financing.

Critical Accounting Policies and Estimates

Accounting Principles

The consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America (GAAP) and comply with applicable requirements of Nevada Revised Statutes Chapter 78 governing Nevada corporations.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiary. All significant intercompany transactions and balances between the Company and its subsidiary are eliminated upon consolidation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Significant estimates and assumptions reflected in the consolidated financial statements include, but are not limited to, useful lives of property and equipment, valuation of deferred tax assets and liabilities, operating lease right-of-use assets and liabilities and deferred revenue. Actual results may differ materially from such estimates. Management believes that the estimates, and judgments upon which they rely, are reasonable based upon information available to them at the time that these estimates and judgments are made. To the extent that there are material differences between these estimates and actual results, the Company’s consolidated financial statements will be affected.

Property and Equipment

Property and equipment primarily include computers and furniture are stated at cost, less accumulated depreciation. Depreciation is computed on the straight-line method over 5 years.

Leasehold improvements are amortized over the lesser of the life of the lease or the estimated useful life of the leasehold improvements. Costs related to maintenance and repairs that do not extend the assets’ useful life are expensed as incurred.

Income Taxes

The Company provides for income taxes in accordance with the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for financial reporting and for income tax reporting. The deferred tax asset or liability represents the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. A valuation allowance is established for any deferred tax asset for which it is determined that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company utilizes a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with the asset and liability method. The first step is to evaluate the tax position for recognition by determining whether evidence indicates that it is more likely than not that a position will be sustained if examined by a taxing authority.

The second step is to measure the tax benefit as the largest amount that is 50% likely of being realized upon settlement with a taxing authority. There were no amounts recorded at December 31, 2025 and 2024 related to uncertain tax positions.

Fair Value of Financial Instruments

The Company accounts for certain assets and liabilities at fair value in accordance with the accounting guidance applicable to fair value measurements and disclosures.

The carrying values of cash, cash equivalents, accounts payable, deferred revenues, interest payable, loan payable, due to related parties, operating lease liabilities and accrued liabilities and other payables are deemed to be reasonable estimates of their fair values because of their short-term nature.

Research and Development Costs

Research and development expenses are expensed as incurred and include all material and labor costs in developing our alpha unit.

Recently Issued Accounting Pronouncements

For a detailed discussion on recent accounting pronouncements, see Note 2 to the consolidated financial statements included elsewhere in this prospectus.

Contingencies

The Company records accruals for contingencies and legal proceedings expected to be incurred in connection with a loss contingency when it is probable that a liability has been incurred and the amount can be reasonably estimated.

If a loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss, would be disclosed.

Off-Balance Sheet Arrangements

VenHub has no off-balance sheet arrangements including arrangements that would affect the Company’s liquidity, capital resources, market risk support and credit risk support or other benefits.

Emerging Growth Company Status; Accounting Standards Election

We are an “emerging growth company” (“EGC”) as defined in Section 2(a)(19) of the Securities Act of 1933, as amended (the “Securities Act”). We have elected to use the extended transition period under Section 7(a)(2)(B) of the Securities Act for complying with any new or revised financial accounting standards. As a result, we will adopt new or revised accounting standards on the dates such standards become applicable to private companies (or EGCs that avail themselves of the extended transition period), which may result in our financial statements not being comparable to those of public companies that adopt such standards as of earlier public-company effective dates. We may decide at any time to irrevocably opt out of the extended transition period, after which we would be required to adopt new or revised standards as of the dates applicable to public companies that are not EGCs.

We will remain an EGC until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act; (ii) the date on which we become a “large accelerated filer” under Rule 12b-2 of the Exchange Act; (iii) the date on which we have issued more than $1 billion in non-convertible debt during the previous three years; and (iv) the last day of the fiscal year in which our total annual gross revenues meet or exceed the then-applicable SEC revenue threshold for EGCs.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the name and age of our current executive officers, as well as the principal offices and positions held. Our Board of Directors appoints our executive officers in accordance with NRS 78.130. Our directors serve until the earlier occurrence of the election of his or her successor at the next meeting of stockholders, death, resignation, or removal by stockholders in accordance with NRS 78.335. The Company has no promoters as that term is defined by Rule 405 of Regulation S-K.

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to “VenHub,” “the Company”, “we,” “us” or “our” refers to VenHub Global, Inc., a Nevada corporation (formerly a Delaware corporation) and its consolidated subsidiaries. VenHub will qualify, as an “emerging growth company” within the meaning of the Securities Act for purposes of the SEC’s executive compensation disclosure rules. In accordance with those rules, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies” as such term is defined in the rules promulgated under the Securities Act, which require compensation disclosure for its principal executive officer, its two most highly compensated executive officers (other than the principal executive officer) and up to two additional persons who served as executive officers during the fiscal year but were no longer serving in such capacity as of the end of the fiscal year if their total compensation is higher than any of the two most highly compensated executive officers.

The current Board of Directors consist of two members, Shahan and Shoushana Ohanessian. Upon effectiveness of this Registration Statement, the Board of Directors of the Company will be comprised of five (5) directors, of whom the following have been identified: Shahan Ohanessian, Shoushana Ohanessian, Nader Kabbani, Jeffrey Rubin, and Chantal Wessels in the classes set forth below.

Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal by stockholders in accordance with NRS 78.335, or the earlier termination of his or her term of office.

The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors, officers and significant employees following the effectiveness of this Registration Statement.

Name	Age	Position
Shahan Ohanessian	62	Chief Executive Officer and Class I Director
Matthew Hidalgo	43	Chief Financial Officer
Shoushana Ohanessian	53	President and Class II Director
Nader Kabbani	60	Class II Director
Jeffrey Rubin	60	Class III Director
Chantal Wessels	45	Class III Director

The Company believes that the above-mentioned attributes, along with the leadership skills and other experiences of the officers and board members described below, will provide the Company with a diverse range of perspectives and judgment necessary to facilitate the goals of The Company and be good stewards of capital.

Officers

Shahan Ohanessian, 62, from 2012 to 2019, served as Chief Executive Officer of ABT Holdings, Inc., a company engaged in strategic partnerships with major logistics and food delivery platforms, including Amazon Logistics, Uber Eats, Eat24, and GrubHub. During his tenure, Shahan oversaw substantial growth in the company’s operations, which included managing a workforce of approximately 4,000 employees and generating annual revenues exceeding $200 million. His responsibilities included the implementation of advanced technological solutions aimed at enhancing operational efficiency. The company ceased operations in 2019 and subsequently filed for Chapter 11 bankruptcy protection, which subsequently closed on August 26, 2025.

Prior to his role at ABT Holdings, Shahan was the Chief Executive Officer and co-founder of Insurance Services Network, Inc., a global provider of online property claims management systems. Under his leadership, the company achieved significant market expansion, with annual revenues surpassing $80 million within four years of its establishment.

From 2017 to 2022, Shahan also served as Chief Executive Officer of Serve Limited, a pioneering blockchain technology company focused on developing blockchain-based solutions for delivery management and logistics. During his tenure, Shahan played a key role in expanding Serve Limited’s presence within the blockchain sector. The company wound down its operations in 2022, and its issued token is no longer actively traded. In 2020, Shahan Ohanessian filed for personal bankruptcy in the Central District of California, which subsequently closed on January 28, 2022.

Mr. Shahan Ohanessian filed for personal bankruptcy in 2020 under case number2:20-bk-12167-WB in the Central District of California, Mr. Ohanessian’s bankruptcy was closed on January 28, 2022.

Shoushana Ohanessian, 53, has over 10 years of experience in logistics and operations. From 2012 to 2019, Ms. Ohanessian served as President of Operations for a major logistics delivery company, where she oversaw the delivery of over 100 million shipments and managed a team of 2,000 drivers. During her tenure, she was responsible for improving operational efficiency and streamlining processes. The company ceased operations in 2019 and subsequently filed for Chapter 11 bankruptcy protection, which subsequently closed on August 26, 2025.

Ms. Ohanessian also held the position of President at Serve Limited, a blockchain company focused on delivery management and logistics. Under her leadership, Serve Limited pursued innovations in the use of blockchain technology for logistics. The company wound down operations in 2022, and the associated token is no longer traded on the market.

Matthew Hidalgo, 43, Matthew Hidalgo brings over 20 years of experience in accounting, operations, corporate finance, restructuring, SEC compliance, and acquisition integration. He has held various senior financial roles for both public and private companies, including serving as Chief Financial Officer for several portfolio companies. In these roles, Mr. Hidalgo has been responsible for overseeing financial operations, managing audits, ensuring regulatory compliance, and leading efforts to optimize financial performance and operational efficiency.

Before joining VenHub, Mr. Hidalgo held key positions at WPCS International Incorporated, where he served as Controller and Operations Manager for its largest subsidiary. In this capacity, he managed all financial reporting and operational functions, playing a critical role in driving subsidiary performance. Prior to this role, he oversaw accounting functions for several Australian subsidiaries, providing strategic financial oversight and ensuring compliance with international accounting standards.

Mr. Hidalgo began his career at PricewaterhouseCoopers LLP, where he worked as an accountant focusing on financial statement preparation and partnership allocations for hedge funds and private equity firms. His expertise in financial analysis and accounting was honed through years of experience managing complex financial reporting and SEC compliance for public companies.

Mr. Hidalgo holds a Bachelor of Science degree in Accounting from Pennsylvania State University.

Board of Directors

Shahan Ohanessian, 62, is a member of our Board of Directors. From 2012 to 2019, Mr. Ohanessian served as Chief Executive Officer of ABT Holdings, Inc., a company engaged in strategic partnerships with major logistics and food delivery platforms, including Amazon Logistics, Uber Eats, Eat24, and GrubHub. During his tenure, Shahan oversaw substantial growth in the company’s operations, which included managing a workforce of approximately 4,000 employees and generating annual revenues exceeding $200 million. His responsibilities included the implementation of advanced technological solutions aimed at enhancing operational efficiency.

Prior to his role at ABT Holdings, Shahan was the Chief Executive Officer and co-founder of Insurance Services Network, Inc., a global provider of online property claims management systems. Under his leadership, the company achieved significant market expansion, with annual revenues surpassing $80 million within four years of its establishment.

From 2017 to 2022, Shahan also served as Chief Executive Officer of Serve Limited, a pioneering blockchain technology company focused on developing blockchain-based solutions for delivery management and logistics. During his tenure, Shahan played a key role in expanding Serve Limited’s presence within the blockchain sector. The company wound down its operations in 2022, and its issued token is no longer actively traded. In 2020, Shahan Ohanessian filed for personal bankruptcy in the Central District of California, which subsequently closed on January 28, 2022.

Shoushana Ohanessian, 53, is a member of our Board of Directors and sits as our Chairwoman. Mrs. Ohanessian has over 10 years of experience in logistics and operations. From 2012 to 2019, Mrs. Ohanessian served as President of Operations for a major logistics delivery company, where she oversaw the delivery of over 100 million shipments and managed a team of 2,000 drivers. During her tenure, she was responsible for improving operational efficiency and streamlining processes. The company ceased operations in 2019 and subsequently filed for Chapter 11 bankruptcy protection, which subsequently closed on August 26, 2025.

Mrs. Ohanessian also held the position of President at Serve Limited, a blockchain company focused on delivery management and logistics. Under her leadership, Serve Limited pursued innovations in the use of blockchain technology for logistics. The company wound down operations in 2022, and the associated token is no longer traded on the market.

Jeffrey Rubin, 60, brings extensive leadership experience in the oil and gas retail industry, with over 36 years in the field. He is a seasoned executive with a proven track record in brand management, strategic planning, and marketing innovation. Throughout his career, Mr. Rubin has consistently demonstrated the ability to grow established businesses and launch new initiatives, all while driving operational excellence.

From 2014 to 2024, Mr. Rubin held several senior positions at Motiva Enterprises, including Director of Marketing & Business Operations, Vice President of Management for Fuel Sales and Marketing, and Director of Special Projects. In these roles, he spearheaded strategic initiatives, fostered cross-functional team collaboration, and negotiated high-stakes partnerships. Known for his adaptability and strong business acumen, Mr. Rubin has consistently implemented industry best practices to improve performance metrics and drive growth.

Mr. Rubin earned an Executive MBA with a focus on general management from the University of California, Irvine, in 1991, and a Bachelor of Science degree in Marketing and Management from Northeastern University in 1987. His areas of expertise include brand and retail marketing strategy, consumer insights, business analytics, product innovation, concept development, leadership in cross-functional team settings, and strategic negotiations, including joint ventures.

Jeffrey Rubin is recognized for his ability to deliver innovative solutions and foster significant business advancements. He has consented to serve on the Board of Directors if elected and is committed to supporting the company’s strategic objectives to enhance stakeholder value.

Nader Kabbani, 60, brings a wealth of experience in industrial engineering, management consulting, and leading transformative initiatives in both startup and corporate settings. Over his distinguished career, he has demonstrated exceptional expertise in scaling businesses, launching new ventures, and navigating complex operational challenges.

Mr. Kabbani served at Amazon.com for 18 years, where he played a pivotal role in incubating, launching, and leading multi-billion-dollar businesses. His leadership extended across logistics, pharmacy services, self-publishing, Kindle devices, inventory planning, and supply chain management. Prior to his tenure at Amazon, he held senior roles in the airline and travel industry with companies such as American Airlines, Sabre Technologies, and McKinsey & Company. Additionally, he has contributed as a Chief Operating Officer and Senior Vice President at innovative startups, including CALEB Technologies and Flexport, showcasing his ability to drive growth and operational excellence across various sectors.

Mr. Kabbani holds a Bachelor of Science degree in Electrical Engineering and a Master of Science degree in Industrial Engineering & Operations Research, both from Texas A&M University, awarded in 1986 and 1988, respectively. His technical background, coupled with his vast professional experience, positions him as an insightful leader capable of addressing complex challenges in a dynamic business environment.

He has consented to serve on the Board of Directors if elected and is committed to advancing the company’s objectives while creating value for its stakeholders.

Chantal Wessels, 45, is a seasoned financial executive with over 20 years of global leadership experience, including CFO roles at Parameta Solutions and Apex Fintech Solutions, and senior finance leadership positions at NASDAQ. She brings deep financial expertise in IPO readiness, SEC reporting, strategic planning, capital allocation, and operational transformation. Chantal has led the development of investor-grade financial infrastructures, SOX-compliant controls, and scalable reporting systems to support high growth, regulated businesses. She is recognized for her ability to strengthen financial governance, enhance transparency, and align finance strategy with long-term business objective.

Corporate Governance

Composition of the Company Board

Our business and affairs will be managed under the direction of the Company Board. The Company Board will be chaired by Shoushana Ohanessian and will include the individuals named above as members. The Company Board is expected to determine that Jeffrey Rubin, Nader Kabbani, and Chantal Wessels qualify as independent in accordance with applicable Nasdaq rules, The Company Certificate of Incorporation and the Company Bylaws, the number of directors will be fixed by the Company Board.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Company Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Company Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

Under the Company’s Corporate Governance Guidelines and the Nasdaq rules, a director will not be independent unless the Board of Directors affirmatively determines that the director does not have a direct or indirect material relationship with the Company or any of its subsidiaries. In addition, the director must not be precluded from qualifying as independent under the per se bars set forth by the Nasdaq rules.

The Board will undertake a review of its composition, the composition of its committees and the independence of directors and consider whether any director has a material relationship with The Company that could compromise their ability to exercise independent judgment in carrying out their responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships, the Company Board has determined that Jeffrey Rubin, Nader Kabbani, and Chantal Wessels, who comprise all of The Company’s non-employee directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors qualifies as “independent” as that term is defined under the Nasdaq rules. In making these determinations, the Company Board will consider the relationships that each non-employee director has with The Company and all other facts and circumstances the Company Board deemed relevant in determining their independence, including the director’s beneficial ownership of The Company Common Stock.

Classified Board of Directors

Pursuant to the Articles of Incorporation under Nevada law, The Company directors shall be divided into three (3) classes designated as Class I Directors, Class II Directors and Class III Directors, respectively, with each class serving for staggered three (3)-year terms commencing as follows:

(a)	at the first annual general meeting of The Company following Closing, the term of office of the Class III Directors shall expire and the Class III Directors elected to succeed those directors shall be elected for a term of one (1) years;

(b)	at the second annual general meeting of The Company following Closing, the term of office of the Class II Directors shall expire and the Class II Directors elected to succeed those directors shall be elected for a term of two (2) years; and

(c)	at the third annual general meeting of The Company following Closing, the term of office of the Class I Directors shall expire and the Class I Directors elected to succeed those directors shall be appointed for a term of three (3) years.

Committees of the Company Board

The Company Board will direct the management of its business and affairs, as provided by Chapter 78 of the Nevada Revised Statutes law, and conduct its business through meetings of the Company Board and standing committees. The Company Board will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter and composed solely of independent directors.

In addition, from time to time, special committees may be established under the direction of the Company Board when the Company Board deems it necessary or advisable to address specific issues. Copies of The Company’s committee charters will be posted on The Company’s website, (https://www.venhub.com/investors), as required by applicable SEC and Nasdaq rules. The information contained on, or that may be accessed through, VenHub’s and The Company’s website is not part of, and is not incorporated into, this proxy statement/prospectus or the registration statement of which it forms a part.

Audit Committee

The Company’s audit committee will be responsible for, among other things:

●	overseeing our accounting and financial reporting process;

●	appointing, compensating, retaining and overseeing the work of our independent registered public accounting firm and any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for us;

●	discussing with our independent registered public accounting firm any audit problems or difficulties and management’s response;

●	pre-approving all audit and non-audit services provided to us by our independent registered public accounting firm (other than those provided pursuant to appropriate preapproval policies established by the audit committee or exempt from such requirement under the rules of the SEC);

●	reviewing and discussing our annual and quarterly financial statements with management and our independent registered public accounting firm;

●	discussing our risk management policies;

●	reviewing and approving or ratifying any related person transactions;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, and for the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; and

●	preparing the audit committee report required by SEC rules.

Our audit committee is expected to consist of Jeffrey Rubin, Nader Kabbani and Chantal Wessels, who shall serve as chair. All members of our audit committee will meet the requirements for financial literacy under the applicable Nasdaq rules and regulations. The Company Board expects to affirmatively determine that each member of the audit committee qualifies as “independent” under Nasdaq’s additional standards applicable to audit committee members and Rule 10A-3 of the Exchange Act applicable audit committee members. In addition, the Company Board expects to determine that Chantal Wessels qualifies as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

Compensation Committee

The Company’s compensation committee will be responsible for, among other things:

●	reviewing and approving corporate goals and objectives with respect to the compensation of our Chief Executive Officer, evaluating our Chief Executive Officer’s performance in light of these goals and objectives and setting our Chief Executive Officer’s compensation;

●	reviewing and setting or making recommendations to the Company Board regarding the compensation of our other executive officers;

●	reviewing and making recommendations to the Company Board regarding director compensation;

●	reviewing and approving or making recommendations to the Company Board regarding our incentive compensation and equity-based plans and arrangements;

●	appointing and overseeing any compensation consultants;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

Our compensation committee is expected to consist of Jeffrey Rubin, Chantal Wessels, and Nadar Kabbani, who shall serve as chair. The Company Board has determined that each of these directors qualify as “independent” under Nasdaq’s additional standards applicable to compensation committee members and each member of the compensation committee is a “non-employee director” as defined in Section 16b-3 of the Exchange Act.

Nominating and Corporate Governance Committee

The Company’s nominating and corporate governance committee will be responsible for, among other things:

●	identifying individuals qualified to become members of the Company Board and ensure the Company Board has the requisite expertise and consists of persons with sufficiently diverse and independent backgrounds;

●	recommending to the Company Board the persons to be nominated for election as directors and to each committee of the Company Board;

●	developing and recommending to the Company Board corporate governance guidelines, and reviewing and recommending to the Company Board proposed changes to our corporate governance guidelines from time to time; and

●	overseeing the annual evaluations of the Company Board, its committees and management.

Our nominating and corporate governance committee is expected to consist of Chantal Wessels, Nader Kabbani and Jeffrey Rubin, who shall serve as chair. The Company Board has determined that the members of our nominating and corporate governance committee qualify as “independent” under Nasdaq rules applicable to nominating and corporate governance committee members.

The nominating and corporate governance committee will review nominations for election or re-election to the Company Board consistent with the requirements of Nevada Revised Statutes Section 78.115, considering a candidate’s qualifications, merits, and The Company’s needs after taking into account the current composition of the Company Board. At minimum, all candidates must meet the statutory requirements that directors be at least 18 years of age and have not been convicted of a felony involving fraud or similar misconduct. When evaluating candidates annually for nomination for election, the nominating and corporate governance committee will consider an individual’s skills, diversity, independence, experience in areas that address the needs of the Company Board and ability to devote adequate time to The Company Board duties. The nominating and corporate governance committee does not specifically define diversity, but values diversity of experience, perspective, education, race, gender and national origin as part of its overall annual evaluation of director nominees for election or re-election. Whenever a new seat or a vacated seat on the Company Board is being filled, candidates that appear to best fit the needs of the Company Board and The Company will be identified, interviewed and evaluated by the nominating and corporate governance committee. Candidates selected by the nominating and corporate governance committee will then be recommended to the full The Company Board.

The Company Board may from time to time establish other committees.

Code of Ethics

In connection with Closing, The Company will adopt a code of ethics that applies to all of our executive officers, directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The code of ethics will be available on our website, (https://www.venhub.com/investors).

The Company intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our website rather than by filing a Current Report on Form 8-K.

Compensation Committee Interlocks and Insider Participation

No anticipated member of the compensation committee was at any time during fiscal year 2024 or since, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.

Executive Compensation

Below is a summary of our executive compensation:

Name and Principal Position	Year Ended	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation Earnings	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Shahan Ohanessian, CEO Director	2025	$681,250	--	3,107,500	--	--	--	--	$3,788,750
	2024	$575,000	--	2,508,000	--	--	--	--	$3,083,000
Shoushana Ohanessian, President Director	2025	$618,751	--	3,107,500	--	--	--	--	$3,726,250
	2024	$575,000	--	2,508,000	--	--	--	--	$3,083,000
Matt Hidalgo, CFO	2025	$135,000	--	847,000	--	--	--	--	$9820500
	2024	$120,000	--	396,720	--	--	--	--	$516,720

Currently all executives perform their duties pursuant to consulting agreements.

In July 2025 we entered into new employment agreements with our Chief Executive Officer, Shahan Ohanessian, and our President, Shoushana Ohanessian which became effective in October 2025. The agreements provide for base salaries of $1,000,000 and $750,000, respectively, subject to annual increases. Each executive is entitled to annual cash bonuses ($1,850,000 for Mr. Ohanessian and $1,387,500 for Ms. Ohanessian), annual equity grants of fully vested common stock (1,000,000 and 750,000 shares, respectively), as well as significant additional equity compensation tied to performance milestones, such as store openings and listing on a national securities exchange. The payment of such bonuses is subject to the availability of surplus cash, approval of our Board of Directors, and achievement of specified conditions. Accordingly, there can be no assurance as to the timing or amount of any such payments; however, if paid, these bonuses could materially increase our operating expenses and impact our liquidity in future periods.

These agreements also provide for generous severance and change-in-control protections, including lump sum payments of up to the remaining term of the agreement, accelerated equity vesting, COBRA payments, and post-termination advisory roles.

Matt Hidalgo has entered into an executive employment agreement to be effective upon effectiveness of the registration statement on October 23, 2025 with a base salary of $180,000 as Chief Financial Officer base salary with a bonus package to be determined by the Compensation Committee.

The executive employment agreements with Shahan Ohanessian and Shoushana Ohanessian, provide for annual equity grants of 1,000,000 and 750,000 fully vested shares, respectively, as well as milestone-based equity awards for store openings, geographic expansion, and public listing events.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following information on the security ownership of the management of the company that are owned by executive officers and directors, and other persons holding more than 5% of any class of the company’s voting securities or having the right to acquire those securities. The table summarizes shares as “beneficial ownership”, and vested options as “beneficial ownership acquirable”.

Name of Beneficial Owner(1)	Common Stock (2)	% of Common	% of Voting Power(3)
Shahan Ohanessian(4)	30,260,701	35.65%	43.41%
Shoushana Ohanessian(5)	30,617,514	36.07%	43.61%
Matt Hidalgo	276,000	0.33%	0.15%
Jeffrey Rubin	45,000	0.05%	0.02%
Nader Kabbani	375,211	0.44%	0.20%
Chantel Wessels	10,000	0.01%	0.01%
All directors and executive officers as a group (6 persons)	61,584,426	72.56%	87.40%

(1)	Under Rule 13d-3 promulgated under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

(2)	Includes shares of common stock issuable pursuant to executive employment agreements with Shahan Ohanessian and Shoushana Ohanessian, which provide for annual equity grants of 1,000,000 and 750,000 fully vested shares, respectively, as well as milestone-based equity awards for store openings, geographic expansion, and public listing events. The number of shares beneficially owned also includes any shares held by SSO, LLC, a company controlled by Mr. Ohanessian. Mr. and Mrs. Ohanessian have determined to defer payment of the bonus shares until September 30, 2026.

(3)	The voting rights represent the voting rights now and included 85,057,857 common shares and 100,000 shares of Series C Preferred, which have voting rights equal to 1000:1. Mathew Hidalgo, Chantel Wessels, Jeffrey Rubin, and Nader Kabbani collectively hold 706,211 shares of common stock, which equals less than 1% of the total issued and outstanding common stock and less than a half a percent of total voting rights. Therefore, we have not presented voting rights before and after the offering, as the change is de minimis.

(4)	Shahan Ohanessian currently holds 293,186 shares of common stock. He also will receive an annual incentive of an additional 1,000,000 shares. In addition, Mr. Ohanessian owns SSO, LLC, along with his wife, Shoushana Ohanessian. SSO, LLC holds 57,935,029 shares of common stock and 100,000 shares of Series C Preferred Stock. For purposes of calculating percentage of ownership and voting rights attributed to Mr. Ohanessian, the table allocates 28,967,515 shares of common stock to Mr. Ohanessian and 50,000 shares of Series C Preferred. As a result, Mr. Ohanessian holds 30,260,701 shares of common and has voting rights equal to 80,260,701 votes.

(5)	Shoushana Ohanessian currently holds 900,000 shares of common stock. She also will receive an annual incentive of an additional 750,000 shares. In addition, Mrs. Ohanessian owns SSO, LLC, along with her husband, Shahan Ohanessian. SSO, LLC holds 57,935,029 shares of common stock and 100,000 shares of Series C Preferred Stock. For purposes of calculating percentage of ownership and voting rights attributed to Mrs. Ohanessian, the table allocates 28,967,514 shares of common stock to Mrs. Ohanessian and 50,000 shares of Series C Preferred. As a result, Mrs. Ohanessian holds 30,617,514 shares of common and has voting rights equal to 80,617,514 votes.

We are not aware of any arrangements that could result in a change of control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

As of December 31, 2025, the Chief Executive Officer had $802,633, the President $1,195,833 and the Chief Financial Officer $116,021, respectively, in accrued compensation that they have voluntarily deferred until future periods. Payments of $600,000, $295,000 and $104,026 were made to each respectively during the year ended December 31, 2025.

Compensation arrangements with our executive officers and directors are described under “Executive Compensation” and are not included in this section.

On July 10, 2025 the Chief Executive Officer loaned the Company $200,000. On July 21, 2025 the loan was repaid.

On November 24, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 4, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 9, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 9, 2025, the CEO signed a promissory note with the Company for $250,000.

All notes expire at the annual date from issuance and accrue interest at 7% per annum.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by William R. Eilers, Esq. Smith Eilers, PLLC, currently holds no shares of the Company.

EXPERTS

The consolidated financial statements of VenHub Global, Inc. as of and for the year ended December 31, 2024, included in this prospectus, have been audited by Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of VenHub Global, Inc. as of and for the year ended December 31, 2025, included in this prospectus, have been audited by Bush & Associates CPA LLC, an independent registered public accounting firm, as stated in their report appearing herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On May 9, 2025, we received notice from Rosenberg Rich Baker Berman, P.A. (“RRBB”) our independent registered public accounting firm, that they no longer will be our auditors moving forward for 2025.

RRBB’s report of independent registered public accounting firm dated March 28, 2025, except for the effects of the restatement and revisions discussed in Note 2 to the consolidated financial statements to which the date is September 9, 2025, on the VenHub Global Inc.’s consolidated balance sheet as of December 31, 2024 and 2023 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2024 and for the period January 31, 2023 (inception) through December 31, 2023, and the related notes collectively referred to as the financial statements,  did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles, except for an explanatory paragraph in such report regarding substantial doubt about our ability to continue as a going concern.

During the period from January 31, 2023 (VenHub Global Inc.’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K) with RRBB on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of RRBB, would have caused RRBB to make reference thereto in its reports on VenHub Global Inc’s financial statements for such periods. During the period from January 31, 2023 (VenHub Global Inc’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, there have been no “reportable events” (as such term is defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided RRBB with a copy of the foregoing disclosures and requested that RRBB furnish us with a letter addressed to the SEC stating whether it agrees with the above statements and, if not, stating the respects in which it does not agree. A copy of the letter from RRBB dated September 30, 2025, is filed as Exhibit 23.3 to the registration statement of which this prospectus forms a part.

On May 20, 2025, the Company approved the engagement of Bush & Associates CPA LLC (“Bush”) as our independent registered public accounting firm, effective upon the Auditor Change Effective Date. During the period from January 31, 2023 (VenHub Global Inc.’s inception) through December 31, 2024 and the subsequent interim period through May 9, 2025, neither we, nor anyone acting on our behalf, consulted with Bush regarding the application of accounting principles to a specified transaction (either completed or proposed), the type of audit opinion that might be rendered on our financial statements, or any matter that was either the subject of a “disagreement,” as defined in Item 304(a)(1)(iv) of Regulation  S-K,  or a “reportable event,” as defined in Item 304(a)(1)(v) of Regulation S-K.

COMMISSION POSITION ON INDEMNIFICIATION FOR SECURITIES ACT LIABILITIES

Pursuant to the Nevada Revised Statutes Section 78.7502, our Articles of Incorporation provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law and that none of our directors will be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

●	for any breach of the director’s duty of loyalty to the Company or its stockholders;

●	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

●	under Nevada Revised Statutes for the unlawful payment of dividends; or

●	for any transaction from which the director derives an improper personal benefit.

These provisions require us to indemnify our directors and officers unless restricted by Nevada law and eliminate our rights and those of our stockholders to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director except in the situations described above. The limitations summarized above, however, do not affect our ability or that of our stockholders to seek non-monetary remedies, such as an injunction or rescission against a director for breach of his or her fiduciary duty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

BUSINESS OF VENHUB AND CERTAIN INFORMATION ABOUT VENHUB

Unless the context otherwise requires, any reference in this section of this proxy statement/prospectus to the “Company,” “we,” “us,” “our” or “VenHub” refers to VenHub Global, Inc. and its consolidated subsidiaries prior. Some of the information contained in this section or set forth elsewhere in this proxy statement/prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties.

Company Overview

VenHub Global, Inc. (“VenHub” or the “Company”) was incorporated in the state of Wyoming on January 31, 2023 as “Autonomous Solutions, Inc.” and domiciled in Delaware with the name VenHub Global, Inc. on August 15, 2024. On October 3, 2025, the Company redomiciled in Nevada.

Vision and Mission Statements

To become a global leader in autonomous retail solutions, revolutionizing the shopping experience through cutting-edge innovation, advanced technology, and a commitment to sustainability, while delivering a seamless, efficient, and accessible shopping experience for consumers and equipping retail partners with scalable, cost-effective solutions that address the evolving demands of today’s dynamic marketplace.

VenHub Global, Inc.

The Company is developing “VenHub” as its flagship brand, aiming to revolutionize the retail landscape by blending the smart of traditional stores with the efficiency of cutting-edge robotics. VenHub’s technology is designed to deliver a fully autonomous shopping experience that operates 24/7, providing consumers with seamless access to products at any time, with just a few taps on their smartphones or online device.

Currently Available Features (Version 1 Smart Stores): Our Version 1 Smart Stores are currently available and include autonomous robotic systems for product selection, bagging, and delivery; inventory tracking and restocking alerts; a mobile application for browsing and purchasing; and store owner access to basic operational analytics. At present, our deployed AI and machine learning systems are focused on operational functions such as product verification through computer vision, robotic navigation, and predictive maintenance of hardware. These capabilities improve order accuracy, fulfillment efficiency, and system uptime.

Recent enhancements to our operational platform include expanded system health monitoring and diagnostic capabilities designed to identify performance issues and support proactive maintenance. These features are intended to improve reliability and reduce service disruptions, although deployment may vary across locations as systems are updated.

In Development:

We are actively developing enhancements such as ID verification technology for age-restricted products (e.g., alcohol and tobacco), expanded AI-driven analytics for store owners, and customer support infrastructure including 24/7 service and training materials. We are also developing AI-driven personalization features, including recommender engines intended to suggest products based on purchase history, browsing behavior, and complementary products. These personalization applications remain in testing and are not yet deployed in live store environments.

Additional development initiatives include vision-based technologies intended to automate shelf configuration and merchandising processes, as well as infrastructure improvements designed to simplify installation and enhance operational flexibility. Many of these technologies remain in prototype, pilot, or demonstration stages and have not yet been broadly commercialized.

Future Opportunities: In addition, we are evaluating future potential features such as biometric authentication for secure transactions, solar-powered energy alternatives, and expanded product format options (including larger and mobile Smart Stores).

By utilizing advanced sensors, artificial intelligence (AI), and robotics, VenHub currently delivers a smooth and autonomous shopping experience, focused on accuracy, efficiency, and reliability. We believe that over time, our AI-driven algorithms will evolve to incorporate personalization features that can tailor product recommendations and customer interactions as these capabilities ae developed and deployed.

For store owners, VenHub is designed to materially eliminate the need for a traditional workforce, leading to significant savings on labor costs and unlocking the potential for increased profitability. By leveraging a combination of AI, sensors, and robotics, VenHub currently provides core autonomous functionality and we are developing additional features intended to enhance long-term performance and user experience.

VenHub is strategically positioned to transform everyday shopping, with a vision of creating a world where the shopping experience is effortless, highly convenient, and accessible to all.

The Company concluded its offering (the “Crowdfunded Offering”) for up to $5,000,000 of Preferred Stock B class shares on September 3, 2025. The Company achieved the minimum raise as of December 31, 2025. There were 81,273 shares issued at $9.94 a share for year ended December 31, 2025, totaling net proceeds of $795,891. The Company issued a total of 276,065 shares for the year ended December 31, 2024, from $5.93 to $9.94 a share for net proceeds of $1,529,803. At conclusion of the crowdfunding there was a total of 675,015 shares issued for total net proceeds of $2,735,671.

Corporate Structure

VenHub operates through four wholly owned subsidiaries: VenHub, LLC, VenHub Services, LLC, VenHub IP, LLC, and VenHub Stores, LLC. VenHub, LLC, VenHub Services, LLC, and VenHub IP, LLC, were incorporated as Delaware limited liability companies on September 19,2024, (the “Operating Subsidiaries”) and are designed to focus on specific operational areas of the company. The Operating Subsidiaries are also being domesticated in the state of Nevada pursuant to NRS 92A.270. VenHub Stores, LLC was incorporated in Nevada on June 4, 2025 and is designed to focus on ownership of Company-owned stores (the Operating Subsidiaries and VenHub Stores, LLC, are collectively referred to as the “VenHub Subsidiaries”). Prior to their formation, all business activities were consolidated under the Parent Company, VenHub Global, Inc.

VenHub, LLC

VenHub, LLC, a wholly owned subsidiary of VenHub Global, Inc., oversees and/or manages the end-to-end sourcing, assembly, and distribution of VenHub Smart Stores. The subsidiary manages the procurement of high-quality components and materials, ensuring that each Smart Store is built to the highest standards of craftsmanship and reliability. VenHub, LLC oversees and/or manages the entire assembly process, ensuring that every Smart Store meets the rigorous quality expectations set by the Parent Company. Additionally, VenHub, LLC is responsible for the sales, installation, and seamless integration of these Smart Stores for its clients.

VenHub Services, LLC

VenHub Services, LLC, another subsidiary of VenHub Global, Inc., focuses on delivering comprehensive software and operational support for the VenHub Smart Stores. It provides Software as a Service (SaaS) solutions that power the Smart Stores, ensuring seamless customer access to the technology. VenHub Services, LLC also manages the licensing of this software, offering the necessary tools for clients to optimize their store operations. Additionally, the subsidiary provides ongoing software support, maintenance, and operational assistance to guarantee uninterrupted functionality and maximum efficiency for its Smart Store users.

VenHub IP, LLC

VenHub IP, LLC plays a pivotal role in managing the intellectual property portfolio that supports the innovative technology behind VenHub Smart Stores. This subsidiary is responsible for licensing its proprietary intellectual assets, including patents, trademarks, and other innovations, to both VenHub, LLC and VenHub Services, LLC. By centralizing the ownership and management of VenHub’s intellectual property, VenHub IP, LLC ensures the protection and continued enhancement of the company’s competitive advantage across its product and service offerings.

VenHub Stores, LLC

VenHub Stores, LLC focuses on the ownership of Company-owned stores. Currently, there are two (2) Company-owned store located at the Los Angeles Airport (LAX) and Union Station. The Company intends to research the viability of opening more Company-owned stores through VenHub Stores, LLC for the purposes of seeding strategic marketplaces, for research and development purposes, and when required by local municipalities and or others where we cannot offer our stores otherwise to purchasers.

The operations of all four VenHub Subsidiaries are and will be closely coordinated, ensuring an integrated and streamlined approach to delivering VenHub’s cutting-edge autonomous retail solutions. As the Company develops additional product offerings and services and expands, additional subsidiaries may be developed and or established to optimize growth and address other corporate requirements.

Business Overview

VenHub is at the forefront of revolutionizing the retail landscape through the development of fully autonomous, technology-driven Smart Stores. The Company is dedicated to integrating advanced robotics and AI into our product offerings to create seamless, efficient, and user-friendly retail experiences. Our development process has been meticulously crafted to meet the growing demand for automation and personalized customer experiences in the retail industry. VenHub’s long-term strategy is to build a scalable platform company in autonomous retail, with the potential to create value through Smart Store deployments, data monetization, and software licensing. As the platform scales, the Company may explore additional monetization levers such as white-labeled deployments, geographic joint ventures, or strategic partnerships with large-format retailers.

Summary of VenHub Smart Store Features

The following features have been categorized for our VenHub Smart Stores into three groups: (i) features that are currently available in our Version 1 Smart Stores, (ii) features that are actively in development, and (iii) future opportunities that are conceptual and may be introduced depending on available resources, technical feasibility, and market demand. The following table summarizes these categories:

Category	Available Now (Version 1 Smart Stores)	In Development	Future Opportunities (Conceptual)
Core Store Operations	Autonomous robotic picking, bagging, and delivery; mobile app ordering; basic analytics for store owners.

Expanded AI-driven analytics; enhanced forecasting tools; vision-based automation technologies intended to assist with product placement and store configuration.

Expanded AI-driven analytics; enhanced forecasting tools.

Advanced biometric authentication for secure transactions.

Customer Experience	24/7 autonomous operation; product browsing and checkout via mobile app.	24/7 customer support infrastructure; training materials and self-service portal. Development of AI-driven personalization features, such as recommender engines to suggest products based on purchase history and preferences (currently in testing, not yet deployed).	Expanded AI-driven personalization capabilities enabling tailored shopping experiences as technology matures.

Compliance Features	Standard security and inventory tracking.	ID verification technology for age-restricted sales (alcohol/tobacco).	Expanded compliance modules as new regulations emerge.

Energy & Infrastructure	Energy-efficient lighting; battery backup.	Solar-powered alternatives (in development).	Next-generation sustainability features.

Formats & Scalability	200 sq. ft. modular Smart Stores; expandable side-by-side units.	Mobile Smart Stores (on wheels); retrofit Smart Stores for existing spaces.	Larger-format Smart Stores; joint ventures with big-box retailers.

Security	Bulletproof glass, access controls, cameras, intrusion detection software.	Enhanced robotics-enabled lockers for package handling.	AI-driven predictive security and theft-prevention tools.

Market Opportunity

VenHub’s revolutionary Smart Stores are poised to redefine the convenience store industry by leveraging cutting-edge automation, artificial intelligence (AI), and innovative design. According to research from Markets and Markets, the global retail automation market, valued at $27.6 billion in 2024, is projected to grow to $44.3 billion by 2029, representing a compound annual growth rate (CAGR) of approximately 10%. This growth reflects increasing retailer demand for efficient, automated solutions to streamline operations, enhance customer experiences, and address labor shortages. VenHub’s advanced technology aligns perfectly with this trajectory, offering seamless, automated retail experiences.

Based on data from Research and Markets, the unmanned convenience store market is expected to expand dramatically, from $67.0 million in 2019 to $1.6 billion by 2027, at a remarkable CAGR of approximately 52%. This explosive growth underscores a shift in consumer preferences toward autonomous, contactless shopping experiences powered by AI and robotics. VenHub’s Smart Stores, equipped with self-operational systems and autonomous product management, cater directly to this demand, positioning the company as a leader in this burgeoning market.

In recent years, retail theft has escalated to historic levels, with shrinkage reaching $112.1 billion in 2022, a significant increase from $93.9 billion in 2021, according to the National Retail Security Survey (2023). This persistent issue highlights the inadequacies of traditional retail security solutions. VenHub’s AI-powered security systems, biometric verification, and automated inventory tracking provide a comprehensive solution to combat theft and reduce shrinkage, offering substantial cost savings for retailers.

The retail industry is undergoing a seismic shift toward automation and AI integration. According to a report from Verizon News Center (March 2023), up to 70% of routine store tasks are expected to be automated by 2025, while Servion projects that 95% of customer interactions will be powered by AI by the same year. VenHub’s Smart Stores are designed to meet these technological demands, featuring advanced capabilities such as smart inventory systems, personalized customer engagement, and autonomous maintenance.

The global convenience store market, comprising approximately 152,000 U.S. stores (as per NACS data, December 31, 2023) and 1 million globally (Convenience Store News, January 2023), was valued at $2.1 trillion in 2021 and is projected to grow to $3.1 trillion by 2028, representing a CAGR of approximately 6%, according to Grand View Research. VenHub’s modular and mobile Smart Store format provides a scalable solution to capture market share in this vast industry, serving both urban hubs and underserved regions. By addressing critical challenges and aligning with transformative industry trends, VenHub is uniquely positioned to capitalize on the opportunities in the evolving retail landscape.

Potential Levers for Future Growth

Even with the more than 1,000 plus pre orders from potential store owners, the Company has various other strategic opportunities to position VenHub for sustainable growth. Strategic initiatives are currently underway pertaining to geographic expansion, strategic partnerships, increased penetration of partners, the expansion of store formats, the expansion of product types, utilizing larger store footprints, and incorporating enhanced technology applications.

Currently Available. Our Smart Store design supports modular expansion today, allowing units to be scaled side-by-side to increase capacity.

In Development. We are developing additional formats such as mobile Smart Stores (relocatable modules on wheels) and modernized retro-fit Smart Stores (conversions of existing retail spaces). These designs are in development but not yet commercially available. While we are currently assessing cost and technical requirements, precise timing for market introduction has not been determined.

Future Opportunities. Over the longer term, we may explore larger Smart Store footprints, additional product category support (such as pet food, cosmetics, pharmacy, and electronics), and geographic expansion outside the U.S. These initiatives remain conceptual at this stage and will depend on available capital, market demand, and regulatory considerations.

Geographic Expansion. Based on the initial interest in pre orders from store owners primarily located in the United States, and knowing this interest was generated primarily from word-of-mouth and no material marketing expenditures, the Company believes there are numerous opportunities to expand into Europe, the Middle East and Africa, Latin America, and Asia. The underlying software and technology have been designed to accommodate for various SKU shapes and sizes, languages, currencies, and mobile applications.

Strategic Partnerships. The composition of the existing pre orders from potential store owners does not currently include any strategic corporate clients. VenHub believes various opportunities will evolve with brand partners, convenience store retail partners, consumer service providers such as gas stations and EV charging stations, athletic stadiums, and college, university, and corporate campuses.

Increase Penetration of Partners. As the Company scales and deploys numerous Smart Stores throughout several geographic markets, VenHub believes that there could be interest from a variety of local partners in their respective geographic regions who could assist VenHub with its geographic expansion. Areas of focus will include expanding local vendor relationships, Smart Store installer training, regulatory compliance, and potential store owner relationships. The Company will also emphasize localized consumer preferences and adhering to regional regulatory compliance requirements. VenHub will also continue to bolster collaborations with tech startups and other tech-oriented industry participants to provide continued access to innovative technologies.

Store Format Expansion. In addition to the existing fixed, 200 square foot Smart Store, the Company has designs for mobile Smart Stores and modernized retro-fit Smart Stores. Each of these store formats can potentially further extend VenHub’s addressable market.

●	Mobile Smart Stores: A VenHub mobile Smart Store on wheels would offer flexible and easily relocatable retail solutions. The mobile Smart Stores will have the ability to provide seamless shopping experiences in diverse locations including concerts, and various sporting and seasonal events.

●	Modernized Retro-Fit Smart Stores: A VenHub retrofit Smart Store could transform existing retail spaces with smart, AI-powered solutions. The retrofit Smart Stores would provide efficiency, inventory management, and improved customer experience.

Product Type Expansion.    VenHub believes there are numerous products that can be serviced by the Smart Stores beyond the traditional convenience store SKUs. The Company continues to evolve its product capabilities and has targeted pet food, cosmetics, pharmacy, certain groceries, and packaged consumer electronics as near-term opportunities.

Larger Stores.    Based on the modular design of the VenHub Smart Stores, the Company currently has the capability to increase the footprint of the Smart Stores. This capability provides for increased SKU capacity for store owners. VenHub anticipates expanding into the larger Smart Store footprints once the Company has firmly established its production and assembly protocols, at scale, for the exiting Smart Store footprint.

Technology Enhancements.

Currently Available.    Version 1 Smart Stores include robotics for product selection, core AI-driven functions focused on operational efficiency such as product verification and predictive maintenance, security features (bulletproof glass, cameras, intrusion detection), and mobile app integration for customers and store owners. Personalized product recommendations are not currently deployed; AI-driven personalization features remain under development as described below.

In Development.    We are actively developing enhancements such as the use of autonomous mobile robots (AMRs) to support expanded store footprints and retrieval from additional shelving. AMRs are currently in early stage review and testing and are expected to enhance SKU capacity and support higher-value product categories. We are also exploring the integration of solar-powered energy alternatives to expand siting flexibility for store owners and evaluating robotic storage lockers for package delivery and pickup. We are also in early review and development of mobile Smart Stores, which would allow store owners the ability to add mobility as a feature. In addition, we are developing AI-driven personalization features, such as recommender engines to suggest products based on purchase history and preferences. These features remain in testing and are not yet deployed in live store environments.

Future Opportunities.    Looking further ahead, we may integrate advanced biometric authentication, expanded AI-driven personalization capabilities at scale to provide tailored shopping experiences, and additional energy efficiency solutions.

VenHub’s Competitive Positioning

We believe we are one of the early leaders in providing end-to-end fully autonomous convenience store services using AI robotics. Our Smart Stores are designed to operate 24 hours per day, seven days a week. With no employees required to operate the Smart Store, store owners have no store employee labor costs. We believe this provides a competitive cost advantage to store owners, particularly as labor costs have increased historically.

Each VenHub Smart Store will be designed with bullet proof glass, steel doors with padlock and electric locks, robust access control systems, and 24/7 monitoring with real-time alerts via the store owner app interface. Each Smart Store will include interior and exterior sensors as well as intrusion software for the robots. We believe these security features, combined with our self-service delivery windows, provide store owners with the ability to avoid retail shrinkage.

We believe our AI-enabled store owner app interface provides a comprehensive real-time inventory optimization platform that is unprecedented in the convenience store industry. In our view, these data driven insights competitively position VenHub to attract new store owners that could then significantly scale our operations from an emerging AI and robotics-enabled convenience store provider.

VenHub Competitive Landscape

The autonomous retail and smart vending space is rapidly evolving, with companies such as Amazon Go, AiFi, and Zippin introducing cashierless technology and vending innovations, among many potential other entrants and participants. However, VenHub distinguishes itself through a fully modular physical store platform with robotic picking arms, integrated AI, and an end-to-end operating model for independent store ownership. Unlike competitors focused solely on SaaS or retail chain use, VenHub enables entrepreneurial access to autonomous retail infrastructure, making it a first mover in this owner-operator model at scale.

Sales and Marketing

VenHub’s sales and marketing strategy plans are being designed to build brand awareness, attract a diverse range of customers, and establish the Company as a leader in the rapidly growing autonomous retail sector. The strategy is structured around a multi-channel approach that leverages digital marketing, influencer partnerships, public relations, and targeted advertising. Sales channels will include direct sales teams, partnerships with franchise operators, and online marketing campaigns aimed at industries such as retail, food service, healthcare, and education.

VenHub’s sales and marketing strategy plans are being developed to prioritize key industries such as retail automation, autonomous grocery stores, and smart vending solutions, which is anticipated to allow the Company to quickly penetrate high-demand markets. Additionally, partnerships with large retailers, municipalities, and educational institutions are expected to drive early adoption and customer acquisition.

VenHub’s sales and marketing revenue model anticipates generating revenue through a combination of Smart Store hardware sales, monthly SaaS fees, maintenance and support contracts, advertising and sponsorships (e.g., branded panels), and licensing fees for intellectual property. Revenue from Smart Store sales is expected to be front-loaded, while SaaS, support, and advertising streams offer long-term recurring income.

Customer Support and Service

Exceptional customer support is critical for ensuring customer satisfaction, addressing issues, and fostering long-term loyalty. VenHub is committed to designing and implementing a plan that will provide world-class customer support through VenHub Services, LLC, including the following:

Currently Available:    At present, we provide basic onboarding support, including user guides and initial setup assistance, to early customers of our Version 1 Smart Stores.

In Development:    We are in the process of developing more robust support infrastructure that we expect to implement in connection with our initial commercial deployments in 2025. This includes:

●	24/7 Support: A customer service model designed to provide round-the-clock assistance via chat, email, and phone. Development is ongoing, and while we currently expect rollout to align with our first wave of commercial deployments, specific timing and costs are subject to available resources and operational readiness.

●	Self-Service Options: A planned self-service portal with FAQs, troubleshooting guides, and account management tools. This resource is in development and is expected to be phased in during 2025.

●	Training and Resources: We are preparing detailed training materials such as video tutorials, step-by-step guides, and interactive content to enhance the customer experience. Development costs are still being assessed and timelines remain subject to available resources.

Future Opportunities:    Over time, we may expand our support model to include AI-driven customer service bots, predictive maintenance tools, and regionalized support teams. These initiatives remain conceptual at this stage and are dependent on scaling our commercial operations and availability of capital.

Smart Store Pre-Orders

As of December 31, 2025, we had received over 1,400 pre-orders for our Smart Stores. We define a “pre-order” as a reservation placed by a potential customer pursuant to our standard Preorder/Reservation Agreement. A pre-order represents an expression of interest in purchasing a Smart Store but does not constitute a binding purchase commitment.

Under the terms of our Preorder Agreement:

●	Customers place a pre-order by submitting a Preorder Fee, which is held in a separate account and applied toward the final purchase price once a definitive purchase agreement is executed.

●	Pre-orders do not lock in pricing, production slots, delivery dates, or final specifications of the Smart Store. Customers may cancel their pre-order at any time for a refund of the Preorder Fee.

●	Neither the customer nor the Company is obligated to complete a transaction until a final VenHub Module Purchase Agreement (“Final Sales Agreement”) is executed and a deposit is collected. At that point, binding rights and obligations arise.

To manage production, we have established a tiered system. Customers with Tier 1 pre-orders receive priority in our manufacturing and delivery schedule, followed by Tier 2 and Tier 3 customers. Within each tier, order priority is generally based on the date the Preorder Fee was received.

Pre-Order Tiers

Customers may place a pre-order under one of three tiers:

●	Tier 1 Pre-Orders require a $2,500 Preorder Fee. Tier 1 customers receive priority production status, early access to deployment, and are placed at the front of the production line once their pre-order is converted into a signed agreement.

●	Tier 2 Pre-Orders require a $250 Preorder Fee. Tier 2 customers receive dedicated production slots after all Tier 1 orders are completed.

●	Tier 3 Pre-Orders require no upfront fee. Tier 3 customers are placed after Tiers 1 and 2, and are notified at least 90 days prior to their scheduled production window.

Conversion and Deposits

As of December 31, 2025:

●	One pre-order had been converted into one signed purchase agreement.

●	None of the pre-orders had yet resulted in completed Smart Store sales.

●	We had collected approximately $203,645 in refundable pre-order deposits

Geographic Distribution

Pre-orders span 77 U.S. states and territories and 10 countries. Of the 1,467 pre-orders received, 1,062 (representing 1,183 Smart Store units) were placed by customers in the United States. The largest concentrations are in California (196 pre-orders for 248 units), Florida (96 pre-orders for 108 units), Texas (90 pre-orders for 95 units), Georgia (3 pre-orders for 3 units), Iowa (1 pre-order for 1 unit), and Louisiana (1 pre-order for 1 unit). At the city level, early concentrations include Los Angeles, California (19 pre-orders for 36 units) and Las Vegas, Nevada (9 pre-orders for 9 units), which align with our planned initial commercial deployments. Additional pre-orders have been received internationally, including from the United Kingdom, Canada, Puerto Rico, Ecuador, Brazil, India, the Netherlands, Mexico, and Greece.

While we have received over 1,000 pre-orders for VenHub Smart Stores, these pre-orders are non-binding reservations and do not represent signed purchase contracts. The reference on our website to “over $300 million in pre-orders” reflects the aggregate potential contract value if all pre-orders were to convert to sales at current Smart Store pricing. As required by Nevada law, we emphasize that this figure is a non-binding indication of interest only. This figure is intended to illustrate the level of interest expressed by potential customers, but it should not be interpreted as revenue, backlog, or a guarantee of future sales. There can be no assurance that any of these pre-orders will convert into binding contracts or completed sales.

Proof of Concept and Beta Model Development

In May 2023, VenHub successfully completed the proof-of-concept model of its Smart Store, marking a significant milestone in the Company’s journey toward commercialization. While this initial model demonstrated full functionality, it did not yet encompass all the advanced features planned for our commercial version. The proof-of-concept provided valuable data and insights, which we have applied to the design of the beta model. The beta version, which has recently been completed, integrated feedback from our initial trials and incorporates the full range of features needed for initial commercial operations, which we launched in January 2025. This model will be the foundation upon which we build towards scalable commercial sales, ensuring a smooth transition from our initial product development to our market launch. VenHub is targeting ramping up our initial commercial deployments in 2025 with location throughout the greater Los Angeles, CA and Las Vegas, NV location followed by an expansion starting in the western half of the U.S. followed by a continuation in the eastern half of the U.S. in 2026 via its mega center strategy. We plan on working with third parties with experience in manufacturing core parts of our smart stores that VenHub will assemble to support a ramp up of our production in 2026 and 2027.

Commercial Deployments and Production Ramp-Up

We are targeting our initial commercial deployments of VenHub Smart Stores in 2025 and 2026, beginning with pilot installations in Los Angeles, California and Las Vegas, Nevada. These deployments will be supported by assembly at our Los Angeles facility with a transition to our Las Vegas facility. Our goal in 2025 and 2026 is to validate operational readiness at commercial scale and refine our processes for logistics, installation, and customer support and to transition to our Las Vegas facility, along with entering into initial agreements and pilots with third party assembly of components that will allow us to accelerate the ramp up of our production.

Production Facilities and Milestones.

To scale operations beyond the pilot stage, we are pursuing a multi-phase production facility strategy:

●	2025 and into 2026 — Pilot Deployments: Limited production from our Los Angeles facility to support initial installations in Los Angeles and Las Vegas. Milestones include permitting, equipment installation, and workforce onboarding and the set up and early stage start-up of our Las Vegas facility, along with entering into and commencing pilot partnerships with third party assembly of components to allow for the acceleration of production as we enter into 2026.

●	2026 — Mega Center Phase I: Ramp-up of our first large-scale production facility (the “Mega Center”), which we expect to bring online in late 2025 and early 2026. This facility(s) is designed with an annual capacity of approximately 2,500 Smart Stores when fully operational. Initial milestones include equipment commissioning and process validation. We currently expect the facility to begin initial output in the fourth quarter of 2025 with phased production increases thereafter. This is our Las Vegas facility.

●	2027 — Mega Center Phase II/Additional Micro Centers: Expansion of Mega Center capacity and potential development of additional micro assembly centers closer to regional demand hubs. We expect these facilities, once established, to reduce shipping costs and installation lead times. Our target is to achieve annualized production capacity of approximately 2,500 additional Smart Stores by the end of 2027. We are presently looking at an east coast location for the second Mega Center and we will determine micro centers as we bring and support additional regions and locations.

Capital Resources.

We estimate that the capital required for facility build-out, equipment purchases, and staffing to support our ramp-up through 2027 will be approximately $2 million to $5 million. To date, we have not secured all of the capital necessary for this build-out. We currently expect to fund these milestones through a combination of proceeds from debt or equity financings, customer deposits, and, once available, cash flow generated from Smart Store sales.

Our Product — VenHub Smart Stores

The VenHub Smart Store is an advanced, fully autonomous retail platform designed to revolutionize vendor management and customer engagement. In an increasingly dynamic and competitive marketplace, the ability to effectively manage supplier relationships and optimize operations is essential for business success. VenHub Smart Stores offer a comprehensive solution that not only simplifies vendor management but also provides businesses with the tools needed to enhance customer experiences, streamline operations, and reduce costs.

Key Highlights

VenHub Smart Stores serve as fully automated vending and smart stores that operate 24/7 without the need for on-site staff. The platform delivers a seamless, intuitive shopping experience through mobile apps, allowing customers to browse, select, and purchase products with ease. By leveraging cutting-edge AI technology, robotics, and real-time analytics, the VenHub Smart Store provides an unparalleled level of smart and operational efficiency.

VenHub’s proprietary Smart Stores are self-contained units initially sized at 200 square feet. The Smart Stores are modular and can flex in size into 2x–3x, or greater, store areas. If additional capacity is required, multiple Smart Stores can operate side-by-side. VenHub’s Smart Stores have been designed for indoor and outdoor use. Each Smart Store is capable of processing 600-900 SKUs and is capable of servicing up to 80 customers per hour.

Physical characteristics of the Smart Stores include energy efficient lighting with temperature-controlled units. Interactive refrigerator coolers provide store owners with the ability to offer chilled products such as water and soda. The Smart Stores include power redundancy features with up to 12 hours of battery backup capabilities. VenHub’s Smart Stores include various branding panels that can provide incremental revenue opportunities via marketing agreements with various vendors. The assembly of each Smart Store is flexible, with store frames that can be folded down to allow for efficient transportation, either for the initial installation or for relocation purposes. Each Smart Store can be installed in less than seven days.

Safety features include 24/7 security monitoring, bulletproof glass, and self-service delivery windows. Each Smart Store includes interior and exterior sensors as well as intrusion software for the robots.

Each VenHub Smart Store is fully customizable to meet the specific needs of individual clients. Businesses can tailor the product offerings to suit local market demands, ensuring that the store’s inventory is aligned with consumer preferences. Current pre-order customers have expressed interest in utilizing VenHub Smart Stores for a wide array of product categories, including but not limited to:

●	Packaged Food and beverages: Packaged food items, snacks, and drinks.

●	Health and beauty products: Personal care items, cosmetics, and wellness products.

●	Household essentials: Everyday necessities such as cleaning supplies, toiletries, and basic household goods.

●	Electronics: Smartphones, tablets, chargers, and headphones.

●	Specialty branded items: Exclusive or high-end products specific to a brand or niche market.

●	Alcohol: Depending on local regulations, VenHub Smart Stores can be configured to sell alcoholic beverages in compliance with licensing laws.

Robotic Arms Technology

VenHub’s Smart Stores use robotic arms that have been manufactured by a leader in the global robotics industry. VenHub has performed more than 1,500 hours of testing and each robotic arm has a two-year warranty.

Each Smart Store operates with two robotic arms. The robotic arms function in tandem with each other and are also synchronized with the refrigerator cooler doors that store chilled products. If for some reason one robotic arm malfunctions, the other robotic arm can operate independently and can still complete customer purchase orders. Delivery optimization is based on proprietary synchronous, caching, and hierarchy software that delivers efficient picking, sorting, and packaging of products by weight. VenHub’s in-house firmware connects the robotic arms with the Company’s various software applications. The Company’s collective technology applications provide the Smart Stores with the ability to deliver up to 80 customer orders per hour.

VenHub’s Vision Technology

Computer vision technology has been integrated with the robotic arms. The technology uses machine learning algorithms to continuously adapt and recognize new products, allowing the Smart Stores to expand their inventory and optimize shelf management without manual reprogramming. For product picking, VenHub utilizes state-of-the-art image segmentation and point cloud generation to determine product positions with 1mm-2mm accuracy. The Company’s in-hub server can process each red, green, blue depth (“RGBD”) frame in less than 0.05 seconds, which allows for real time corrections. This technology results in 99.0% identification accuracy while adapting to offsets in product positions due to seismic activity or human activity. The vision system also provides for frequent updates of inventory count within a row to automate inventory management.

Regarding product placement, the Company uses its vision system plus a proprietary product placement algorithm to maximize the number of products per order. Placing position data is also used to clear items from the delivery system for cancelled and refunded orders. VenHub’s vision technology is also used in tandem with its robot gripper data to validate orders and ensure that customers have received all of the items they ordered.

VenHub’s Store Owner Platform

Core to the VenHub store owner platform is a sophisticated AI-driven technology system, which integrates software with smart components and a store owner app interface. This sophisticated AI-driven analytics engine can continuously monitor sales trends, customer preferences, and inventory levels to optimize store operations. This AI system will enable the Smart Store to dynamically adjust its product offerings and inventory based on real-time data. For instance, the system will identify high-demand products in specific regions and automatically replenish stock to ensure continuous availability. Conversely, it can reduce or replace low-demand items, maximizing shelf space and inventory efficiency.

Smart Components

VenHub’s unique architecture involves robotic arms, vision technology, grippers, rails, delivery units, refrigerator coolers, software, and firmware that are all integrated providing the Company with the ability for numerous data capture opportunities, whereby AI-driven learning will then continuously enhance the performance of VenHub’s Smart Stores. Various efficiencies range from predictive ordering to automated inventory replenishment to avoid stockouts or overstocking.

Key features of the Smart Components data capture platform include:

●	Measurement: VenHub’s data capture capabilities provide the Company the ability to measure sales by SKU, sales patterns, store visitor patterns, and profits by SKU.

●	Analytics: The Company’s store owner platform also has the ability to analyze inventory optimization, identify location-based patterns, and summarize geographic power usage

●	Operations: The store owner can utilize the learnings from the captured data to improve operations with a focus on inventory management, purchase orders, security monitoring, and robot status for maintenance and repairs.

Store Owner App Interface

VenHub is developing a cloud-based store owner app interface that is based on a centralized system that oversees the day-to-day operations of a store owner’s Smart Stores. The store owner app interface provides store owners with the flexibility to access Smart Store performance from anywhere, at any time. VenHub’s store owner app interface offers powerful reporting tools and dynamic dashboards that provide deep insights to assist store owners with supplier management, forecasting, automated ordering, inventory management, and seasonal planning.

Key capabilities include:

●	Real-Time Data Access: The store owner app interface delivers real-time insights into vendor activities, offering store owners the ability to monitor vendor performance metrics as they occur. Whether tracking delivery times, cost variances, or quality issues, VenHub’s software will provide up-to-the-minute data that informs timely and effective decision-making.

●	Customizable Dashboards: VenHub’s customizable dashboards allow store owners to track KPIs that are most relevant to their business objectives. Store owners will be able to configure dashboards to display metrics such as cost savings, order fulfillment rates, and vendor risk levels.

●	Detailed Reporting: VenHub’s software can generate comprehensive reports that provide an in-depth view of vendor performance, cost efficiency, and overall supply chain health. These reports can be tailored to specific timeframes or metrics, providing store owners with the ability to analyze trends, identify areas for improvement, and optimize vendor strategies.

●

Inventory Management: VenHub’s system uses robotics to automate stock monitoring, replenishment, and predictive ordering, ensuring that products are consistently available without manual intervention. The automated inventory management process reduces labor costs and minimizes the risk of stockouts or overstocking.

●	Product Customization: Store owners will be able to curate their product selections based on regional consumer preferences and market demand. VenHub’s AI system will provide insights into purchasing patterns, helping store owners make data-driven decisions about inventory and product mix. In addition, the system will collect and analyze customer data to offer personalized recommendations, creating a shopping experience that is tailored to each individual consumer.

●	Vendor Management: The Company has developed a centralized vendor hub to manage all vendor-related activities. The vendor hub incorporates user-friendly tools to store and manage vendor documents, including vendor profiles, contracts, contract renewals (including alerts), performance reviews, and certifications. The vendor hub also includes advanced search and filtering capabilities to allow store owners to find the right vendor for specific needs.

VenHub’s Consumer App

VenHub’s mission is to provide consumers with a seamless shopping experience. Consumers will be able to interact with the Smart Stores via VenHub’s mobile app, which allows consumers to browse products, place orders, and make payments effortlessly. The store’s interface is designed to be intuitive, ensuring a frictionless shopping experience for all users.

Consumers will be able to download the VenHub app and sign in with their email address or with their Google, Apple, or Microsoft accounts. Once the app is downloaded, consumers will be able to place orders via any connected device and their purchases will be ready within minutes at the VenHub Smart Store. Consumers will be able to place orders for pickup with scheduled pick-up times. Consumers will also be able to place orders using delivery apps such as Grubhub, DoorDash, and Uber Eats.

The VenHub app allows consumers to pay using mobile devices, desktops, or voice assistants such as Siri and Alexa. The VenHub app will also support a variety of digital payment methods including credit cards, Apple Pay, Paypal, Stripe, and Square.

Consumers will be able to pick up their orders at the Smart Stores by placing the QR Code at the designated delivery window. VenHub’s Smart Stores are also capable of validating on-site age-restricted products with strict authentication measures including facial recognition and fingerprint verification. Age-restricted orders will be verified for pre-authorized users prior to accepting an order.

Security Features

VenHub’s Smart Store ecosystem is being built on a foundation of robust security and scalability, making it an ideal solution for businesses of all sizes. From small enterprises managing a few vendors to large corporations overseeing complex supply chains, VenHub offers a flexible and secure platform that can adapt to evolving business needs.

Key physical security attributes include:

●	Comprehensive Surveillance: Advance security cameras and motion detection systems are installed inside and outside of the Smart Store.

●	Enhanced Security Features: The Smart Stores are equipped with vibration sensors, bulletproof glass, body sensors, and access sensors to detect unauthorized entry.

●	Fortified and Controlled Access: The Smart Stores include steel doors with padlock and electric locks, robust access control systems, and 24/7 monitoring with real-time alerts via the store owner app interface.

Key digital security attributes include:

●	Encrypted Communications: Ensures secure data transmission and includes muti-factor authentication.

●	Closed Loop System: VenHub maintains a secure and isolated network environment.

●	IP-Based Firewall: Protects against cyber threats with advanced firewall technology.

Intellectual Property

Intellectual property (“IP”) is critical to VenHub’s strategy, safeguarding the innovative technologies that drive our competitive advantage. Through patents, the Company protects our robotics, AI, and smart infrastructure solutions, creating barriers to entry for competitors and unlocking licensing and partnership opportunities. IP protection ensures our ability to innovate independently and differentiate our offerings in the market.

●	Impact of IP on Business Success: The strength of the Company’s IP portfolio directly influences our market leadership and growth potential. Securing and enforcing patents prevents competitors from replicating our innovations, preserving our revenue streams and enabling long-term monetization. Strong IP also bolsters investor confidence and supports strategic partnerships, further enhancing our market position.

●	The Lifespan and Strategic Management of Patents: Provisional patents provide an initial 12-month protection period, during which we refine and transition innovations to utility patents with a 20-year lifespan. This timeline allows the Company to protect our advancements while continuously investing in new IP to maintain a dynamic, forward-looking portfolio that ensures long-term market relevance.

●	Leveraging IP for Growth and Risk Management: The Company’s IP strategy not only protects our technology but also positions us for growth by enabling licensing, co-development, and partnerships. We mitigate risks through thorough patent drafting, prior art searches, and legal defense planning, ensuring our innovations remain secure as we lead the automated retail industry.

●	Driving Innovation and Market Leadership: VenHub’s IP portfolio is a cornerstone of our business, enabling us to deliver cutting-edge solutions and maintain a competitive edge. By prioritizing innovation and robust IP management, we ensure sustainable growth and continue to shape the future of automated retail.

Patents Pending

As of March 23, 2026, the Company had 25 unique patent applications, consisting of 19 provisional patents and 6 utility patent applications. The patents were filed with the United States Patent and Trademark Office (USPTO) by the inventors, Shahan and Shoushana “Suzy” Ohanessian, our founders. We are in the process of formally assigning the patents to our wholly owned subsidiary, VenHub IP, LLC.

These applications form a critical part of our strategy to protect technological innovations related to autonomous retail systems, advanced robotics, computer vision, operational software, environmental control technologies, and smart infrastructure. Provisional applications provide an initial filing date and permit the use of the term “patent pending,” but do not grant enforceable rights. To secure long-term protection, we intend to transition provisional applications to non-provisional utility patents, initiating the USPTO’s examination process for patentability.

Our intellectual property portfolio reflects our ongoing innovation efforts across automated systems, robotics, retail security, system diagnostics, and store infrastructure technologies. We recognize the importance of safeguarding proprietary technology and, through planned utility patent filings, aim to establish enforceable intellectual property rights that support our competitive position.

Below is a list of our current patents pending:

Application No.	Title	Filing Date
63/606,111	Automated Gantry System for Precise Item Handling, Storage and Delivery	12/05/2023
18/970,312	Automated Gantry System for Precise Item Handling, Storage, and Delivery	12/05/2024
63/627,091	Innovative Expandable Housing Unit with Hydraulic Expansion and Locking System for Enhanced Mobility and Structural Integrity	1/31/2024
19/042,357	Expandable and Collapsible Building Unit	1/31/2025
63/636,727	PrecisionPack: Automated Product Packaging and Delivery System with Advanced Bagging Technology	4/20/2024
19/183,421	Automated Product Packaging and Delivery System with Advanced Bagging Technology	4/18/2025
63/636,730	SyncFridge: Smart Synchronized Refrigerator System for Seamless Item Retrieval	4/20/2024
19/183,272	Automated Door Control System for Refrigerated Product Storage	4/18/2025
63/791,979	Modular Snap-In Component Mounting and Power Distribution System	4/21/2025
63/639,337	Versatile Pneumatic End Effector System with Rotating Gripper Attachment for Enhanced Product Handling	4/26/2024
19/191,132	Versatile Pneumatic End Effector	4/28/2025
63/820,832	Automated Security System With Intrusion Detection and Robotic Arm Defense	6/10/2025
63/820,837	Real-Time Cabinet Position Display System for Automated Retail Environments with Adjustable Shelf Heights	6/10/2025
63/820,845	Self-Cleaning and Sanitizing Retail Shelves	6/10/2025
63/820,892	Advanced Automated Packaging and Delivery System with Intelligent Boxing Technology	6/10/2025
63/826,078	Sonic Deterrent System for Unattended Retail Stores	6/18/2025
63/827,236	Smart Inventory Management Using Predictive AI	6/20/2025
63/837,248	AI-Enhanced Motion Detection System for Advanced Security Monitoring in Commercial Environments	7/2/2025
63/840,274	Gridlock Floor-Based Snap-In Power Distribution System for Seamless Component Integration	7/8/2025
63/854,007	Protective Film System for Bullet-Resistant Glass Surfaces	7/30/2025
63/853,981	Smart Bullet-Resistant Glass Surface with Adjustable Opacity	7/30/2025
63/853,992	Mobile Autonomous Store System for Dynamic Retail Environments	7/30/2025
63/862,818	Intelligent Backup Power Management System for Enhanced Resilience and Security in SmartStores	8/13/2025
63/871,840	GPS-Enabled Smart Anti-Theft Tags for Enhanced Retail Security	8/28/2025
63/872,615	Sliding Shelf System for Autonomous Repositioning of Shelving Units	8/29/2025
63/872,700	Tamper Evident Self Destructing Tags for Enhanced Security of High-Value Retail Items	8/29/2025
63/636,730	SyncFridge: Smart Synchronized Refrigerator System for Seamless Item Retrieval (Expired Provisional Application)	4/20/2024
19/183,272	Automated Door Control System for Refrigerated Product Storage (Pending Utility Application)	4/18/2025
63/791,979	Modular Snap-In Component Mounting and Power Distribution System (Pending New Provisional Application)	4/21/2025
63/639,337	Versatile Pneumatic End Effector System with Rotating Gripper Attachment for Enhanced Product Handling (Expired Provisional Application)	4/26/2024
19/191,132	Versatile Pneumatic End Effector (Pending Utility Application)	4/28/2025
63/820,832	Automated Security System With Intrusion Detection and Robotic Arm Defense (Pending New Provisional Application)	6/10/2025
63/820,837	Real-Time Cabinet Position Display System for Automated Retail Environments with Adjustable Shelf Heights (Pending New Provisional Application)	6/10/2025
63/820,845	Self-Cleaning and Sanitizing Retail Shelves (Pending New Provisional Application)	6/10/2025
63/820,892	Advanced Automated Packaging and Delivery System with Intelligent Boxing Technology (Pending New Provisional Application)	6/10/2025
63/826,078	Sonic Deterrent System for Unattended Retail Stores (Pending New Provisional Application)	6/18/2025
63/827,236	Smart Inventory Management Using Predictive AI	6/20/2025
63/837,248	AI-Enhanced Motion Detection System for Advanced Security Monitoring in Commercial Environments	7/2/2025
63/840,274	Gridlock Floor-Based Snap-In Power Distribution System for Seamless Component Integration	7/8/2025

The key areas of focus for our intellectual property include:

●	Robotics: Pneumatic end effector system, integrated retail shelves system (including display, installation, and replacement), and security system with automated robotic guards.

●	Artificial Intelligence: Motion sensor technology and biometric verification, smart inventory management, virtual reality, and repair.

●	Automation: Autonomous product management (handling, storage, and delivery), mobile store system (real-time position display, cabinet rearrangement), and self-operational system (self-repair and self-clean).

●	Store Operations: Assets and techniques (housing unit, mounting, refrigeration, power distribution, and backup), tech-enabled operations (vendor management, sanitation, LED lighting, and EMI shielding), and security protection (tracking, tagging, and detection).

●	Process: Precise item placement, intelligent bagging, and customer-tailored delivery methods.

Trademarks

We have filed a trademark application for the mark “VenHub” with the United States Patent and Trademark Office (USPTO), under serial number 97785070. The application was filed on February 7, 2023, and is currently under examination. This trademark is a key asset for protecting our brand identity and marketing efforts. We will continue to monitor the application process and take necessary actions to secure registration of the “VenHub” mark as part of our intellectual property strategy.

Research and Development

Innovation is the driving force behind VenHub’s product development strategy. We will continue to invest in research and development to stay at the forefront of technological advancements in automations and robotics augmented by AI, machine learning, and the continued integration of the Internet of Things (IoT).

These efforts are expected to position VenHub’s Smart Stores at the forefront of autonomous retail solutions within the convenience store industry, with a focus on improving system reliability, scalability, and operational efficiency.

The key areas of focus in our research and development strategies include AI and Machine Learning, Enhanced Personalization, computer vision–based automation, robotics performance and diagnostics, modular infrastructure, and operational analytics. Certain technologies under development are intended to support automated merchandising, predictive maintenance, installation flexibility, and enhanced store performance; however, many of these capabilities remain in development, pilot testing, or demonstration phases and have not yet been broadly commercialized.

VenHub plans to continue to focus its research and development efforts on further improving its comprehensive proprietary software platform, as well as the hardware and infrastructure systems that support autonomous store operations. These efforts are intended to simplify vendor management, enhance operational efficiency, support remote monitoring and maintenance, and drive data-informed decision-making for store operators.

Manufacturing and Supply

VenHub, a Nevada corporation, currently operates out of a leased facility in Las Vegas, NV, which serves as the Company’s principal research and development facility. This facility has the capacity to assemble approximately eight Smart Stores per month. The Company in June of 2025 entered into lease in Las Vegas, NV and is currently working to build this location out as its initial West Coast mega center. As the Company scales, it plans to establish a strategic manufacturing and support network, including mega centers and regional micro centers, to meet increasing demand and enhance operational efficiency. VenHub acknowledges that scaling from beta testing to full-scale deployments involves operational risks, including but not limited to manufacturing consistency, onboarding procedures for new store owners, and developing robust customer support systems. As such, the initial go-to-market phase will prioritize measured growth to ensure quality assurance, customer satisfaction, and operational stability. The facility also serves as a centralized hub for research and development, system design, logistics coordination, deployment support, and customer support functions. The Company is also leasing additional expansion space in Las Vegas in continued support of the Company’s expansion plans.

Mega Centers

The Company is in the process of opening one mega center in Las Vegas, NV and plans to open an additional mega center on the east coast. The west coast mega center was leased in the second quarter of 2025 and became operational in the end of the third quarter of 2025, with the east coast mega center following a similar timeline. These mega centers will serve as primary hubs for the production, assembly, and large-scale logistical operations of VenHub’s Smart Stores. In Las Vegas, we are planning on leasing two sites while to support expansion requirements, while we look for contiguous space in 2027 to lease a larger facility.

Each mega center will be retrofitted from existing warehouse facilities, minimizing capital expenditure and enabling the Company to scale operations rapidly without requiring significant upfront investment. The centers will feature state-of-the-art production capabilities and efficient logistics to support annual production capacity of up to 2,500 Smart Stores per mega center. Additionally, the mega centers will include showrooms and meeting spaces to showcase VenHub’s Smart Stores to prospective customers and partners. The estimated operational size of each mega center is approximately 50,000 square feet.

Micro Centers

To complement the mega centers, VenHub plans to establish regional micro centers based on localized demand for its Smart Stores. These micro centers will be focused on providing maintenance, repair, and operational support to Smart Stores in their respective regions. Strategically located near customer markets, these centers will enable quick response times for replacements and urgent maintenance needs, ensuring high levels of service and customer satisfaction.

The micro centers will also serve as training hubs, offering comprehensive programs for local vendors and store owners to enhance operational knowledge and efficiency. Similar to the mega centers, microcenters will be retrofitted from existing warehouse facilities, with an estimated operational size of 15,000 square feet. This capital-efficient approach allows the Company to scale proportionately with demand while minimizing upfront costs.

Manufacturing and Supply Chain

VenHub will rely on a diverse and robust supply chain, sourcing components and materials from a combination of domestic and international suppliers. The supply chain strategy emphasizes securing high-quality, cost-effective materials and components necessary for the manufacturing and assembly of Smart Stores.

VenHub’s Smart Stores require a combination of raw materials and specialized components, including structural steel, refrigeration units, robotics hardware, electronic components, sensors, and display systems. These materials and components are sourced through a combination of domestic and international suppliers.

Raw Materials Availability

Most structural materials, such as steel and aluminum, are widely available in the United States; however, prices are subject to commodity market fluctuations. Refrigeration and display units are available from multiple vendors, though lead times may vary depending on demand cycles. Certain electronic components, such as semiconductors and advanced sensors, are subject to global supply constraints, which may result in extended lead times or increased costs.

Supplier Concentration

While the Company seeks to diversify its supplier base, certain specialized components, including robotics assemblies and select semiconductor chips, are currently sourced from a limited number of vendors. As a result, the Company could face supply disruptions if these vendors encounter production delays, quality issues, or geopolitical restrictions. To mitigate these risks, VenHub is developing secondary supplier relationships and evaluating long-term agreements to secure critical components.

Supply Chain Strategy

The Company’s supply chain strategy emphasizes:

●	Partnering with both domestic and international suppliers to balance cost, quality, and compliance requirements;

●	Prioritizing suppliers located in proximity to the Company’s assembly and distribution centers to reduce logistics costs and lead times; and

●	Implementing rigorous quality control standards and compliance oversight, including adherence to environmental and labor standards.

By combining supplier diversification with proactive risk management, the Company seeks to ensure consistent availability of raw materials and components while maintaining flexibility to adapt to changing market conditions.

VenHub will implement rigorous quality control standards across its supply chain and work closely with suppliers to ensure compliance with applicable regulations, including environmental and labor standards. By leveraging this flexible and resilient supply chain strategy, the Company aims to support efficient operations and seamless scalability as demand for Smart Stores grows.

Government Regulation

VenHub operates in a highly regulated environment, subject to federal, state, and local laws governing various aspects of its business. These regulations include, but are not limited to, consumer protection laws, data privacy and security requirements, product safety standards, labor laws, and environmental regulations. Compliance with these regulations is critical to the design, manufacturing, deployment, and operation of VenHub’s Smart Stores.

At the federal level, VenHub must adhere to laws such as the Federal Trade Commission Act (FTC Act), which governs advertising and consumer protection, and the Americans with Disabilities Act (ADA), which requires that our stores are accessible to individuals with disabilities. Additionally, as our operations involve data collection and AI-powered functionalities, we are subject to privacy regulations such as the California Consumer Privacy Act (CCPA), the Federal Data Protection and Information Security Act, and, where applicable, the General Data Protection Regulation (GDPR).

On the state and local levels, VenHub’s Smart Stores are subject to zoning, building codes, and licensing requirements specific to each jurisdiction where our stores are installed. Compliance with these regulations includes obtaining necessary permits for site deployment, ensuring adherence to safety standards, and meeting local requirements for energy usage and waste disposal. Additionally, environmental laws, including those related to recycling and emissions, may impact the manufacturing and deployment of our products.

As VenHub expands into new geographic markets, the Company is actively developing and working on building a compliance framework adaptable to local regulatory regimes, including health department certifications, local food handling laws, biometric data use requirements, and alcohol vending laws, if and when required. VenHub may partner with local operators or pursue city-specific licensing models to address jurisdictional barriers. Given that most of the real estate responsibilities, including site selection, leasing, and compliance, rest with the smart store owner, VenHub will work within the legal and regulatory framework in support of our customers.

VenHub’s compliance program will include regular monitoring of regulatory changes, internal audits, and employee training to ensure adherence to applicable laws. Any material changes to regulations or failure to comply could impact our operations, financial performance, or reputation. By proactively managing these obligations, VenHub aims to minimize regulatory risks and uphold the highest standards of ethical and legal compliance.

We are generally subject to laws and regulations relating to the robotics and convenience store automation industries in the jurisdictions in which we conduct our business or in some circumstances, of those jurisdictions in which we offer our convenience store automation systems, as well as the general laws and regulations that apply to all businesses, such as those related to privacy and personal information, tax and consumer protection. These laws and regulations are developing and vary from one jurisdiction to another and future legislative and regulatory action, court decisions or other governmental action, which may be affected by, among other things, political pressures, attitudes and climates, as well as personal biases, may have a material and adverse impact on our operations and financial results.

Data Privacy and Security

VenHub is committed to the responsible use and safeguarding of customer, vendor, and operational data. As part of our business operations, we will collect and utilize data to optimize the functionality of our Smart Stores, enhance customer experience, and improve operational efficiency. This data may include, but will not be limited to, transaction records, inventory management data, and, where applicable, customer biometric and behavioral information. All data collected will be handled in compliance with applicable privacy laws and regulations, including but not limited to the California Consumer Privacy Act (CCPA) and the General Data Protection Regulation (GDPR) where applicable.

To ensure data security, the Company will employ robust safeguards, including advanced encryption protocols, secure cloud storage solutions, and multi-layered access controls. Regular audits, vulnerability assessments, and employee training programs will further strengthen our data protection framework. Additionally, the Company will adhere to developing and monitoring strict internal policies regarding data retention, access, and sharing, ensuring that data is used solely for its intended purposes and only shared with trusted third parties as necessary to support business operations or comply with legal obligations.

Artificial Intelligence and Machine Learning

VenHub will integrate advanced artificial intelligence (AI) and machine learning (ML) technologies into its Smart Stores to enhance automation, security, and customer interactions. These technologies will enable functionalities such as real-time inventory tracking, personalized customer experiences, and biometric verification for secure transactions. VenHub’s AI-driven systems are and will be designed to continuously improve through machine learning algorithms, ensuring the accuracy, efficiency, and scalability of our solutions.

The Company recognizes the importance of ethical AI use and is committed to ensuring that our AI systems operate transparently and without bias. The Company’s development processes will include rigorous testing and validation to maintain compliance with regulatory standards and industry best practices. By leveraging AI responsibly, the Company aims to provide innovative, efficient, and secure retail solutions while safeguarding the trust and confidence of our customers, partners, and stakeholders.

Employees and Human Capital Resources

The Company currently employs four full-time employees and over 50 independent contractors. These individuals support key areas of the Company’s operations, including management, technology development, and production. The Company plans to expand its workforce as it scales, including the conversion of independent contractors to full-time employees. Additionally, the Company engaged a Professional Employer Organization (PEO) in October 2025 to optimize costs associated with scaling, streamline payroll and compliance processes, and develop comprehensive fringe benefit programs to attract and retain top talent during the early development cycle of the business.

As of the date of this filing, our senior management team leads strategic planning, business development, and operations. Our technology team focuses on advancing the Company’s robotic AI platform, with an emphasis on software design and enhancing efficiencies for both consumers and store operators. Production and assembly team members prioritize improving processes to support the scalable deployment of our Smart Stores. As the Company grows, we anticipate increasing headcount in these critical areas to support ongoing innovation and operational expansion.

The Company places strong emphasis on fostering an innovative and collaborative work environment. In alignment with SEC Regulation S-K 101(c)(2)(ii), the Company considers human capital measures and objectives material to its operations, including employee recruitment, retention, training, and diversity initiatives. These measures aim to maintain a skilled workforce capable of driving the Company’s strategic goals. Specific programs include providing training in advanced robotics, AI technologies, and operational best practices.

The Company’s flexible business model allows it to adjust team resources based on sales growth and operational needs. This adaptability supports sustainable growth while aligning with the Company’s financial objectives and strategic priorities.

Corporate Information

VenHub Global, Inc. was incorporated in the state of Wyoming on January 31, 2023, as “Autonomous Solutions, Inc.” On August 15, 2024, the Company domesticated in the state of Delaware as “VenHub Global, Inc.” On October 3, 2025, the Company redomiciled in Nevada. Our executive offices are located at 5360 Procyon St. Las Vegas NV 89118. Our website is https://www.VenHub.com. The information contained on our website or accessible thereby shall not be deemed to be incorporated into this Offering Circular.

Selected Risks Associated with the Business

Our business is subject to many risks, as more fully described in the section titled “Risk Factors” starting on page 4 of this Offering Circular. You should read and carefully consider these risks, together with the risks set forth under the section titled “Risk Factors” and all of the other information in this Offering Circular, including the financial statements and the related notes included elsewhere in this Offering Circular, before deciding whether to invest in our securities. If any of the risks discussed in this Offering Circular actually occur, our business, financial condition or operating results could be materially and adversely affected. In particular, such risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance and have not yet generated profits or revenue.

●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working production ready model of our core product.

●	We will be required to raise additional capital in order to continue to develop our technology and commercial ready versions of our product.

●	We rely on a small management team to execute our business plan.

●	We will need to raise additional capital, which might not be available or might be available on unfavorable terms, if at all.

Our auditor has raised substantial doubt as to our ability to continue as a “going concern.”

We have registered several trademarks related to our name, “VenHub,” as well as VenHub’s logo. We believe our name and logo are important brand identifiers for our customers.

Description Of Properties And Facilities

We do not own any real property. The Company’s principal business and corporate address is 518 S. Fair Oaks Ave, Pasadena, CA 91105, which is comprised of office and warehouse/assembly space On August 7, 2023, the Company signed a lease for the property which has a fixed 3% increase annually expiring in April 2027. (right to use)

On February 11, 2025, the Company signed a lease for a new warehouse in Bell Gardens, CA. The purpose of the space is to store materials for future store orders and is month to month with a base rent of $15,000.

On April 10, 2025, the Company entered into a new lease agreement for an assembly production facility in Las Vegas, Nevada. The right to use, triple net lease is for a term of two years with a base rent of $12,371.

On May 29, 2025, the Company signed a right of entry Los Angeles County Metro Transportation Authority for its flagship Company owned store. The right of entry is month to month with a $2,000 monthly fee.

On November 3, 2025, the Company entered into a kiosk lease agreement with the Los Angeles County Metropolitan Transportation Authority for Kiosk Space 7 and Storage Space 3 located at Union Station East, Los Angeles, California for a term of three years . The right to use lease provides for fixed monthly base rent and fixed additional rent (common area charges), for $2,000 total, with scheduled increases over the lease term.

On March 11, 2026, the Company signed an operating lease for new warehouse space in Las Vegas, which is a triple net with a term of one year.

We are continuing to explore expansion of our production and facilities to the East Coast, Central US and Southern US. Once our domestic expansion has been completed, we plan to expand into other continents and countries. We plan on developing locations to meet demand while also partnering with other parties to optimize customer reach and costs associated with deploying our offerings.

Legal Proceedings

From time to time, we may become involved in legal proceedings arising in the ordinary course of our business. We are not presently a party to any legal proceedings that, in the opinion of our management, would individually or taken together have a material adverse effect on our business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on us due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits. We may be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will continue to file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended December 31, 2025, and periodic reports on Form 10-Q during that period. We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the Common Stock, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Shahan Ohanessian our President and Chief Executive Officer.

VENHUB GLOBAL, INC.

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

VenHub Global, Inc.

Opinion on the Financial Statementsv

We have audited the accompanying balance sheets of VenHub Global, Inc. (the “Company”) as of December 31, 2025, and the related statements of operations and comprehensive loss, shareholders’ equity, and cash flows, for the period ended December 31, 2025, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets and classification of liabilities and commitments in the normal course of business. The accompanying financial statements do not reflect any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classifications of liabilities that might result if the Company is unable to continue as a going concern.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgements. We determined that there are no critical audit matters.

/s/Bush & Associates CPA LLC

We have served as the Company’s auditor since 2025.

Henderson, Nevada

March 24, 2026

PCAOB ID Number 6797

VENHUB GLOBAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$89,634	$1,352,892
Inventory (note 2)	1,021,947	900,543
Security deposit - current	2,000	-
Deferred offering cost	-	88,704
Prepaid expenses	248,032	33,707
Total current assets:	1,361,613	2,375,846

Non-current assets:
Security deposit	79,566	16,074
Property and equipment, net (note 2)	1,275,078	109,664
Right of use asset	907,705	188,918
Total non-current assets:	2,262,349	314,656
Total assets:	$3,623,962	$2,690,502

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable and accrued expenses	$716,329	491,868
Interest payable - current	89,148	65,889
Sales tax payable	6,839	-
Customer deposits	203,645	137,895
Current operating lease liability	346,953	174,254
Loan payable - related party (note 4)	1,000,000	-
Deferred revenue (note 2)	1,500,000	-
Accrued payroll and compensation (note 4)	2,114,487	1,678,466
Convertible debt at fair value (note 9)	4,576,949	3,542,797
Total current labilities:	10,554,350	6,091,169

Noncurrent liabilities:

Interest payable	131,549	-
Right of use liability	706,441	269,761
Promissory note (note 3)	2,550,930	-
Total noncurrent liabilities:	3,388,920	269,761
Total liabilities:	13,943,270	6,360,930

Commitments and contingencies: (note 3 and 6)

Stockholders’ deficit:
Preferred Stock A - $0.001 par value; 100,000 shares authorized; 0 shares issued and outstanding as of December 31, 2025 and 100,000 as of December 31, 2024	-	100
Preferred Stock B- $0.001 par value; 20,000,000 shares authorized; 3,943 shares issued and outstanding as of December 31, 2025 and 593,742 as of December 31, 2024	3	594
Preferred Stock C - $0.001 par value; 100,000 shares authorized; 100,000 shares issued and outstanding as of December 31, 2025 and 0 as of December 31, 2024	100	-
Common stock - $0.001 par value; 100,000,000 shares authorized; 75,024,356 shares issued and outstanding as of December 31, 2025 and 26,500,959 as of December 31, 2024	75,024	26,501
Additional paid-in capital	71,774,075	16,071,724
Accumulated deficit	(82,168,510)	(19,769,347)
Total stockholders’ deficit:	(10,319,308)	(3,670,428)

TOTAL LIABILITIES & STOCKHOLDERS’ DEFICIT:	$3,623,962	$2,690,502

The accompanying notes are an integral part of these consolidated financial statements.

VENHUB GLOBAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2025	2024

Revenue
Store sales	$750,000	$-
Product sales	114,450	-
Total revenue	864,450	-

Cost of goods sold
Store costs	513,778	-
Product costs	69,982	-
Total cost of goods sold	583,760	-

Gross profit	280,690	-

Operating expenses
General and administrative expenses	37,061,557	6,888,041
Payroll and compensation	1,435,000	1,270,000
Research and development	1,215,098	875,975
Total operating expenses	39,711,655	9,034,016

(Loss) income from operations	(39,430,965)	(9,034,016)

Other expenses
Settlement expense (see note 3)	22,287,419	-
Interest expense	563,069	165,889
Change in fair value of convertible debt	117,710	192,797
Total other expenses	22,968,198	358,686

Income tax provision	-	-

Net loss	(62,399,163)	(9,392,702)

Loss per share
Basic and diluted	$(1.67)	$(0.36)
Weighted average common shares outstanding
Basic and diluted	37,344,429	26,017,018

The accompanying notes are an integral part of these consolidated financial statements.

VENHUB GLOBAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2025

	Common Stock		Preferred Stock A		Preferred Stock B		Preferred Stock C		Additional		Total
	Number of Shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Beginning, January 1, 2025	26,500,959	$26,501	100,000	$100	593,742	$594	-	$-	$16,071,724	$(19,769,347)	$(3,670,428)

Issuance of common stock	5,644,597	5,644	-	-	-	-	-	-	31,885,659	-	31,891,303

Issuance of common stock - settlement	3,462,375	3,462	-	-	-	-	-	-	19,558,957	-	19,562,419

Issuance of common stock - warrants	810,324	811	-	-	-	-	-	-	3,499,189	-	3,500,000

Issuance of common stock, Series A conversion	37,935,029	37,935	(100,000)	(100)	-	-	-	-	(37,935)	-	-

Issuance of common stock, series B conversion	671,072	671	-	-	(671,072)	(672)	-	-	671	-	670

Issuance of preferred stock B, crowdfunding	-	-	-	-	81,273	81	-	-	795,810	-	795,891

Issuances of series C stock	-	-	-	-	-	-	100,000	100	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	(62,399,163)	(62,399,163)
Ending December 31, 2025	75,024,356	$75,024	-	$-	3,943	$3	100,000	$100	$71,774,075	$(82,168,510)	(10,319,308)

The accompanying notes are an integral part of these consolidated financial statements.

VENHUB GLOBAL, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT
FOR YEAR ENDED DECEMBER 31, 2024

	Common Stock		Preferred Stock A		Preferred Stock B		Preferred Stock C		Additional		Total
	Number of Shares	Amount	Number of shares	Amount	Number of shares	Amount	Number of shares	Amount	Paid-In Capital	Accumulated Deficit	Stockholders’ Deficit
Beginning, January 1, 2024	24,454,000	$24,454	100,000	$100	317,677	$318	-	$-	$9,492,015	$(10,376,645)	$(859,758)

Issuance of common stock	1,981,224	1,980	-	-	-	-	-	-	4,515,182	-	4,517,162

Stock purchase agreement	65,735	67	-	-	-	-	-	-	535,000		535,067

Issuance of preferred stock B, crowdfunding	-	-	-	-	276,065	276	-	-	1,529,527	-	1,529,803

Net loss	-	-	-	-	-	-	-	-	-	(9,392,702)	(9,392,702)
Ending December 31, 2024	26,500,959	$26,501	100,000	$100	593,742	$594	-	$-	$16,071,724	$(19,769,347)	$(3,670,428)

The accompanying notes are an integral part of these consolidated financial statements.

VENHUB GLOBAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2025	2024

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income (loss) from continuing operations	$(62,399,163)	$(9,392,702)
Adjustments to reconcile net loss to net cash used in operating activities:
Settlement expense	22,062,419	-
Share based compensation	31,891,974	4,515,182
Depreciation expense	104,642	48,279
Amortization of debt issuance costs	-	100,000
Unrealized loss on convertible debt	117,710	192,797
Change in operating assets and liabilities:
Inventory	(121,404)	(900,543)
Deferred offering cost	88,704	(88,704)
Promissory note interest	50,930	-
Paid in kind interest capitalized	266,442	-
Interest payable	154,808	65,889
Prepaid expenses	(214,325)	(33,707)
Deferred revenue	1,500,000	-
Customer deposits	65,750	71,750
Security deposit	(63,492)	-
Change in operating right of use asset	(720,787)	56,432
Change in operating right of use liability	609,379	(152,556)
Accounts payable and accrued expenses	224,461	471,689
Sales tax payable	6,839	-
Accrued payroll and compensation	436,021	1,064,300
Net cash (used) in operating activities	(5,939,092)	(3,981,894)

CASH FLOWS FROM INVESTING ACTIVITIES

Property and equipment, net	(1,270,057)	-

Net cash (used) in investing activities	(1,270,057)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from crowdfunding	795,891	1,529,803
Proceeds from convertible debt, net	650,000	3,250,000
Proceeds from common stock issuance	-	535,067
Proceeds from warrant issuance	3,500,000	-
Proceeds from related party notes	1,000,000	(26,844)

Net cash provided by financing activities	5,945,891	5,288,026

Net (decrease) increase in cash and cash equivalents	(1,263,258)	1,306,132

Cash and cash equivalents, beginning of period	1,352,892	46,760
Cash and cash equivalents, end of period	$89,634	$1,352,892

Supplemental disclosure of cash flow information
Interest paid	$90,790	$-
Cash paid for settlement	$225,000	$-
Supplemental disclosure of non-cash investing and financing activities
Common stock for services rendered	5,644,597	-
Common stock for settlement	3,462,375	-

The accompanying notes are an integral part of these consolidated financial statements.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

1.	ORGANIZATION AND LINE OF BUSINESS

VenHub, Global Inc. (which may be referred to as the “Company”, “we,” “us,” or “our” doing business as Venhub) was registered in Wyoming on January 31, 2023, as Autonomous Solutions Inc. On August 15, 2024, the Company redomiciled from Wyoming to Delaware and also renamed the Company to VenHub Global, Inc. (“VenHub”). On October 3, 2025, the Company redomiciled from Delaware to Nevada.

The Company is a business-to-business operation that provides an innovative approach to the retail industry, specifically in the convenance store sector.

VenHub is a fully autonomous and robotic-operated store that utilizes advanced technologies such as artificial intelligence (AI) and smart inventory management systems to offer a seamless shopping experience for customers.

On September 16, 2024, the Company created three wholly owned subsidiary limited liability companies:

VenHub, LLC to manage manufacturing, assembly and installation of units.

VenHub, Services LLC to provide software-as-a-service (SaaS) and ongoing maintenance services.

VenHub IP, LLC to hold and manage the Company’s intellectual property.

VenHub Stores, LLC was incorporated in Nevada on June 4, 2025, as the fourth subsidiary and is designed to focus on ownership of Company-owned stores.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”). Any reference in these notes to applicable guidance is meant to refer to U.S. GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Updates (“ASU”) of the Financial Accounting Standards Board (“FASB”).

Going Concern

As of December 31, 2025, the Company has sold three stores and is operating two Company owned stores which were operational on June 6, 2025 and November 4, 2025. Since its inception, the Company has experienced recurring losses and, as of December 31, 2025, reported a working capital deficit of $9,134,575 and negative cash flows from operating activities for the year then ended. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next twelve months, the Company intends to fund its operations with funds from revenue producing activities by fulfilling the pre order list along with exploring both additional equity and debt financing. If the Company cannot secure additional short-term capital, it may cease operations. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Inventory

Inventories are stated at the lower of cost or estimated realizable value. The Company determines the cost of inventory using the first-in, first-out, or FIFO, method. The Company capitalizes inventory costs associated with the Company’s product based on management’s judgment, future commercialization is considered probable, and the future economic benefit is expected to be realized; otherwise, such costs are expensed as research and development. The following table illustrates inventory as of December 31, 2025, and December 31, 2024:

	December 31, 2025	December 31, 2024
Raw material	1,021,947	751,574
Work in progress	-	148,969
Inventory	$1,021,947	$900,543

Inventory consists primarily of raw materials, purchased components, subassemblies, and robotic units. Work in process includes partially assembled robotic systems and artificial intelligence hardware integrated with proprietary software that are in various stages of completion.

The Company did not have any product inventory on hand as of December 31, 2025, as all product inventory was expensed as incurred. Product inventory turns rapidly and is generally sold within the same reporting period. As a result, all product inventory acquired during the period was sold prior to year-end. Accordingly, ending product inventory was zero, while cost of goods sold for product inventory reflects consumer products sold at LAX Metro and Union Station during the year. Management reviewed purchasing and sales activity through year-end and confirmed no product inventory remained on hand as of December 31, 2025.

Reclassification

Certain amounts reported in the prior year financial statements have been reclassified to conform to the current year’s presentation.

Restatement of Previously Issued Consolidated Financial Statements

While preparing its year end December 31, 2024 financials, the Company identified an omission (the “Omission”) in the Company’s historical consolidated financial statements for the year ended December 31, 2024. The Company has since added earnings per share and weighted average common shares outstanding presentation to the statement of operations for the year ended December 31, 2024. We have also updated our footnotes to include an earnings per share disclosure (note 14) and further disclosure for both share based compensation (note 8) and inventory (note 2) policies.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates used in the preparation of the accompanying financial statements include recording of convertible notes, depreciation and amortization based on estimated useful lives of property and equipment and the fair value of shares issued for compensation.

Risks and Uncertainties

The Company has a limited operating history. The Company’s business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company’s control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company’s financial condition and the results of its operations.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Cost of Goods Sold

Cost of Goods Sold (COGS) includes the cost of consumer products sold through the Company’s automated retail stores, the purchase price of inventory, inbound freight, packaging materials, and costs associated with product assembly or customization. COGS is recorded at the time revenue is recognized, which typically coincides with the transfer of control of goods to the customer

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits. As of December 31, 2025, the Company’s cash was less than $250,000 and fully insured. At December 31, 2024 the Company had $1,102,892 more than the federally insured limit.

Cash and Cash Equivalents

The Company considers short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. As of December 31, 2025, the Company had $89,634 cash on hand and no cash equivalents. At December 31, 2024, the Company had $1,352,892 of cash on hand and no cash equivalents.

Intercompany Transactions

The Company engages in transactions with its subsidiaries and other related entities as part of its normal business operations. These transactions are conducted on terms and conditions that are similar to those with third parties and are eliminated in preparing the consolidated financial statements.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income. As of December 31, 2025, the Company had $1,275,078 of property and equipment, net. The Company had $109,664 of property and equipment, net at December 31, 2024.

Depreciation is provided using the straight-line method, based on useful lives of the assets, which the Company estimates is 5 years. The Company’s property and equipment is comprised of machinery and equipment and leasehold improvements whose useful life is the lesser of the remaining lease term or estimated useful life.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized as equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. The Company had no impairment as of December 31, 2025.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

The Company capitalizes the costs of constructing and preparing company-owned retail stores and display centers for their intended use. Capitalized costs include expenditures directly attributable to the acquisition, construction, and development of store locations, such as leasehold improvements, construction costs, architectural and design fees, furniture, fixtures, and equipment. Internal payroll and related costs that are directly associated with store development activities are also capitalized.

Once a store or display is placed into service, the assets are depreciated on a straight-line basis over their estimated useful lives, which generally range from five to seven years for furniture, fixtures, and equipment, and over the shorter of the useful life or lease term for leasehold improvements. Routine maintenance and repair costs are expensed as incurred.

If indicators of impairment are present, the Company evaluates company-owned stores or display centers for recoverability by comparing the carrying amount of the store assets to the estimated future undiscounted cash flows expected to be generated. If the carrying value exceeds expected cash flows, an impairment charge is recognized equal to the amount by which the carrying value exceeds fair value.

As of December 31, 2025, the net book value of capitalized company-owned store and display assets was $973,052, which is included in “Property and Equipment, net” on the consolidated balance sheets. There was $35,208 depreciation expense related to company-owned store assets/display centers for the year ended December 31, 2025 and no depreciation expense for the year ended December 31, 2024.

Depreciation expense for the year ended December 31, 2025 and 2024, was $104,642 and $48,279 respectively.

Deferred Revenue

Deferred revenue is a liability on the Company’s balance sheet that represents payment for preorders of the Company’s stores and for store sale not yet in production. Deferred revenue is recognized as earned revenue on the income statement as the good or service is delivered to the customer. The balance at December 31, 2025 was $1,500,000 and there was no deferred revenue at December 31, 2024.

Customer Deposits

Customer deposits are recorded as a liability on the consolidated balance sheets, as the Company has not yet transferred control of the promised goods or services to the customer in accordance with ASC 606, Revenue from Contracts with Customers. Upon satisfaction of the related performance obligations, these amounts will be recognized as revenue. Customer deposits are refundable until the underlying order is fulfilled. The balance at December 31, 2025 and 2024, was $203,645 and $137,895 respectively.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on assumptions market participants would use when pricing an asset. U.S. GAAP provides a framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Assets and liabilities that are required to be recorded at fair value on the balance sheet are categorized based on the inputs to valuation techniques as follows:

Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.

Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Refer to Note 10 for liabilities measured at fair value at December 31, 2025, and December 31, 2024.

Revenue Recognition

The Company recognizes revenue in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 606 – Revenue from Contracts (“ASC 606”) using the 5 step process:

1)	Identify the contract with a customer.
2)	Identify the performance obligations in the contract.
3)	Determine the transaction price.
4)	Allocate the transaction price.
5)	Recognize revenue when the entity satisfies a performance obligation.

The Company’s primary sources of revenue are from the sale of Smart Stores and, once fully commercialized, recurring subscription fees for its SaaS platform and related maintenance and support services.

Smart Stores

Revenue from the sale of Smart Stores is recognized at a point in time, generally upon delivery when control of the Smart Store transfers to the customer. Smart Store arrangements typically require that the customer also enter into a SaaS subscription agreement, as the SaaS platform is essential to the full operation of the Smart Store.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

SaaS Services

The Company’s SaaS platform provides customers with cloud-based inventory management, artificial intelligence–driven personalization, and autonomous operating functionality. The Company has concluded that SaaS services are a distinct performance obligation within the context of the contract. Revenue from SaaS arrangements will be recognized ratably over the term of the subscription agreement, which is generally one year, as the services are provided. To date, however, the Company has not charged customers for SaaS services in connection with its initial Smart Store deployments. These services have been provided at no cost as part of the Company’s early-stage commercialization strategy, and accordingly, no revenue related to SaaS services has been recognized for the periods presented.

Maintenance and Support Services

Customers may elect to enter into maintenance and support agreements or alternatively request services from the Company on an ad hoc, pay-as-needed basis. Maintenance and support services, when provided under a contractual arrangement, are accounted for as a separate performance obligation and recognized ratably over the term of the contract. Similar to SaaS, the Company has not charged its initial store customers for maintenance services to date, and no revenue has been recognized for these services for the periods presented.

Licensing of Intellectual Property

At present, the Company does not license its intellectual property separately from Smart Store sales. Should the Company enter into licensing arrangements in the future, such arrangements will be evaluated to determine whether they provide a right to use or a right to access the Company’s intellectual property and revenue will be recognized accordingly.

The Company’s evaluation under ASC 606-10-25-19 through 25-22 determined that while the Smart Store and SaaS are each capable of being distinct, the SaaS platform is essential to the full operation of the Smart Store, as disclosed in the Smart Store revenue recognition policy. As noted above, the Company has not recognized revenue for SaaS or maintenance services for the periods presented because such services were provided free of charge. Revenue is recognized at a point in time or over time, depending on the nature of the performance obligation.

To date, the Company has not charged customers for SaaS or maintenance services in connection with its initial Smart Store deployments; accordingly, no revenue related to SaaS or maintenance services has been recognized. The Company expects to begin charging for such services in the future and will recognize revenue over the service period in accordance with ASC 606.

For the year ended December 31, 2025, the Company entered into SaaS subscription agreements in connection with the opening of its North Hollywood, Glendale and Hollywood Smart Stores. Although SaaS is a distinct performance obligation under ASC 606, the Company elected to provide such services free of charge as part of its early commercialization strategy. Accordingly, while the contracts were identified and performance obligations allocated, the transaction price attributable to SaaS was zero, and no SaaS revenue was recognized for the year ended December 31, 2025. Management expects that, in future periods, SaaS services will be billed and revenue recognized ratably over the contract term as the services are provided.

Consistent with ASC 606-10-25-19 through 22, we considered whether the customer can benefit from the good or service either on its own or together with other readily available resources; and the good or service is separately identifiable from other promises in the contract.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

As each contract is distinct from each other and stand alone, the Company has determined that each is a separate performance obligation, and not bundled together.

For product sales, revenue is typically recognized at the point in time when control is transferred, which generally occurs upon shipment or delivery, depending on the terms of the contract. For services or subscription-based contracts, revenue is recognized over time as the services are rendered.

The Company disaggregates revenue based on the nature of the goods or services, geographical region, and timing of revenue recognition, as presented below:

For the year ended December 31, 2025

Revenue Category	Timing of Recognition	Revenue
Store Sales	Point in Time	$750,000
Product Sales	Point in Time	114,450
SaaS Revenue	Over Time	-
Maintenance Revenue	Over Time	-
Total		$864,450

There was no revenue for the year ended December 31, 2024.

Organizational Costs

In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred. All advertising expenses are in relation to the Company’s crowdfunding and social media efforts (see Note 5). The Company incurred $740,731 and $771,864 in advertising expense for the year ended December 31, 2025, and 2024, respectively.

Research and Development

Research and development costs are charged to operations when incurred and are included in operating expenses. All research and development costs relate to developing our smart store technology. Costs incurred for the year ended December 31, 2025, and 2024, were $1,1166,033 and $875,975 respectively.

The Company met the criteria for capitalization of costs related to products to be sold at the beginning of the first quarter of 2025. The smart store is ready for commercial production which is supported by conclusive design approvals, market testing, and validated production processes. Subsequent costs incurred to set up production and the transition to a commercial production phase began resulting in capitalization of product costs, rather than expensing them as research and development. See our inventory accounting policy for further information.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Share-Based Compensation

The Company recognizes expense for its share-based compensation based on the fair value of the awards at the time they are granted. For the purposes of estimating share-based compensation expense for these awards, the Company estimates the fair value of common stock issued at or near the date of grant using a combination of an income approach and a market approach under Section 409A of the United States Internal Revenue Code. Share-based compensation is included in general and administrative expenses. Refer to Note 7 for more information.

Convertible Notes

The Company has elected to account for all of its convertible notes using the fair value option in accordance with ASC 825.  Management has made this election in order to combine the accounting for the embedded derivative features created by the contingent call and put options within the Notes.  The aggregate unpaid principal balance of the 2024 and 2025 Notes is $4,000,000. The Company has recognized a loss of $117,710 and $192,797 of change in fair value of convertible debt associated with instrument-specific credit risk for the year ended December 31, 2025 and 2024 respectively. The fair value of the notes is determined based a combination of changes in the federal funds rate, as well as a Black Scholes model for the embedded derivative and is classified as level 3 within the fair value hierarchy. The fair value of the Convertible Notes may change significantly as additional data is obtained, impacting the Company’s assumptions regarding probabilities of outcomes used to estimate the fair value of these liabilities. The estimates of fair value may not be indicative of the amounts that could be realized in a current market exchange. Accordingly, the use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts, and such changes could materially impact the Company’s results of operations in future periods.

On August 15, 2025, per the terms of the convertible notes the Company has capitalized previously expensed interest to the carrying value of the convertible notes on the balance sheet in the amount of $266,442.

Based on the Company’s election of the fair value option, debt issuance costs of $100,000 were expensed immediately as part of interest expense. For more information, refer to Note 9 and Note 10.

Software Development Costs

The Company accounts for costs of computer software to be sold, leased, or otherwise marketed in accordance with ASC 985-20, Costs of Software to Be Sold, Leased, or Marketed. Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Once technological feasibility is established, costs incurred in the development of the product are capitalized until the product is available for general release to customers.

Capitalized software costs are amortized over the estimated economic life of the related product, which generally ranges from five to seven years, using the greater of (i) the ratio of current period revenues to the total of current and anticipated future revenues for the product or (ii) the straight-line method. The Company evaluates capitalized software costs for recoverability whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

As of December 31, 2025, capitalized software development costs totaled $107,306, which is incorporated in Property Plant and Equipment, net. There was $12,981 of amortization year ended December 31, 2025 and no amortization for the year ended December 31, 2024.

Recent Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires annual and interim disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), the disclosure and description of other segment items, the inclusion of all current annual disclosures about a reportable segment in interim periods, allows for disclosure of multiple measures of a reportable segment’s profit or loss, requires disclosure of the CODM’s title and position, and requires a description of how the CODM uses reported measures in assessing the performance of reportable segments and in making decisions pertaining to allocation of resources. ASU 2023-07 is effective for annual periods beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. The Company has adopted this standard. See Note 11 for further information.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires the annual disclosure of specific categories in the rate reconciliation and additional information for the reconciling items that meet a quantitative threshold (if the effect of those reconciling items is equal to or greater than 5 percent of the amount computed by multiplying pretax income or loss by the applicable statutory income tax rate). ASU 2023-09 is effective for annual periods beginning after December 15, 2024, with early adoption permitted for annual financial statements that have not yet been issued or made available for issuance. The Company has adopted this standard. See Note 8 for further information.

In November 2024, the FASB issued ASU 2024-03, Disaggregation of Income Statement Expenses, that requires disclosures of disaggregated information about certain prescribed expense categories within relevant income statement expense captions. This standard is effective for annual reporting of fiscal years beginning after December 15, 2026, and for interim periods in the following year, with early adoption permitted. This standard should be applied prospectively, with retrospective application permitted. In January 2025 the FASB issued ASU 2025-01, which revised the effective date to December 15, 2027. We are currently evaluating the impact of adopting this standard on our disclosures.

In November 2024, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2024-04, Debt with Conversion and Other Options (Subtopic 470-20): Induced Conversions of Convertible Debt Instruments, which clarify the requirements related to accounting for the settlement of a debt as an induced conversion. ASU 2024-04 is intended to improve the relevance and consistency in application of the induced conversion guidance in Subtopic 470-20 for convertible debt instruments with cash conversion features and debt instruments that are not currently convertible. ASU 2024-04 is effective for fiscal years beginning after December 15, 2025, with early adoption permitted. We are currently evaluating the impact of this ASU on our financial statements and disclosures.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

3.	SETTLEMENT AGREEMENT

On May 16, 2025, the Company entered into a settlement agreement with Target Global Acquisition I Corp. Pursuant to the Settlement and Release Agreement, the Parties mutually agreed to terminate the Agreement and Plan of Merger, by and among Venhub and TGAA Parties, dated as of December 2, 2024. On May 21, 2025, the full Settlement Consideration was delivered, and the Business Combination Agreement, terminated in accordance with their terms (subject to the survival of certain confidentiality provisions).

As consideration for the termination, the Parties agreed to the following consideration to be provided to TGAA:

●	$225,000 in cash;

●	A secured promissory note in an amount equal to $2,500,000 with a 4% annual interest rate compounding semi-annually with a maturity date of May 16, 2030

●	3,462,375 shares of Venhub common stock.

The Company recognized the loss under ASC 450-20-25-2 as an estimated loss from a loss contingency shall be accrued by a charge to income if both of the following conditions are met: Information available before the financial statements are issued or are available to be issued (as discussed in Section 855-10-25) indicates that it is probable that an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of loss can be reasonably estimated.

Events of default: if there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Holder and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (i) or (ii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i) any Borrower files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

(ii) an involuntary petition is filed against any Borrower (unless such petition is dismissed or discharged within 45 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of such Borrower);

(iii) (a) the security interest created by this Note shall at any time fail to constitute a valid security interest on all of the Collateral (as defined below) purported to be encumbered hereby or (b) any Borrower challenges the validity of the security interest created by this Note;

(iv) the Borrowers fail to make any payments when due and payable under this Note that continues for more than 5 business days;

(v) the Borrowers fail to satisfy any covenant, obligation or other requirement (A) under Sections 3(d), (f), (g) and (h) of this Note or (B) otherwise under this Note or any agreements related thereto that, with respect to this clause (B), is not cured within 30 days of notice or the Borrowers’ knowledge;

(vi) any representation or warranty made by the Borrowers pursuant to this Note shall prove to be incorrect, false or misleading; or

(vii) the occurrence of an “event of default” or similar event with respect to any other debt of the Borrowers in excess of $750,000 that permits the lenders or holders of such debt to accelerate the amounts due and payable thereunder; provided that if such “event of default” or similar event is cured or waived within 30 days after the occurrence thereof, and the lenders or holders thereof have not accelerated the amounts due and payable thereunder, the corresponding Event of Default pursuant to this clause shall be automatically deemed cured.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Upon any declaration of acceleration, the Maturity Date shall be deemed to be the date of such acceleration and the principal and interest under this Note shall become immediately due and payable and the Holder shall be entitled to exercise all of its rights and temedies hereunder, under the applicable law, and as provided for under this Note, whether at law or in equity. The failure of the Holder to declare this Note due and payable upon the occurrence and during the continuation of an Event of Default shall not be a waiver of its right to do so, and the Holder shall retain the right to declare this Note due and payable.

See Note 6 for lease commitments.

4.	RELATED PARTY TRANSACTIONS

The Company’s Chief Executive Officer and the Company’s President, are married. The marital relationship between these two executive officers represents a related-party relationship under ASC 850-10-50-1.

While both individuals serve in executive leadership positions, all compensation with each officer has been approved by the Company’s Board of Directors, excluding the related parties, to ensure such arrangements are on terms deemed reasonable and consistent with arms-length practices.

No additional related-party transactions between the Chief Executive Officer, the President, and the Company were identified beyond their normal compensation arrangements disclosed elsewhere in these consolidated financial statements.

On July 10, 2025 the Chief Executive Officer loaned the Company $200,000. On July 21, 2025 the loan was repaid.

On November 24, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 4, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 9, 2025, the CEO signed a promissory note with the Company for $250,000.

On December 9, 2025, the CEO signed a promissory note with the Company for $250,000.

All notes expire at the annual date from issuance and accrue interest at 7% per annum.

As of December 31, 2025, the Chief Executive Officer had $802,633, the President $1,195,833 and the Chief Financial Officer $116,021, respectively, in accrued compensation that they have voluntarily deferred until future periods. Payments of $600,000 $295,000 and $104,026 were made to the Chief Executive Officer, President and Chief Financial Officer respectively for year ended December 31, 2025.

At December 31, 2024, the Chief Executive Officer had $802,083, the President $791,383 and the Chief Financial Officer $85,000, respectively, in accrued compensation that they have voluntarily deferred until future periods. Payments of $40,700, $130,000 and $35,000 were made to each respectively during the year ended December 31, 2024.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

5.	CROWDFUNDING OFFERING

The Company concluded its offering (the “Crowdfunded Offering”) for up to $5,000,000 of Preferred Stock B class shares on September 3, 2025. The Company achieved the minimum raise as of December 31, 2025. There were 81,273 shares issued at $9.94 a share for year ended December 31, 2025, totaling net proceeds of $795,891. The Company issued a total of 276,065 shares for the year ended December 31, 2024, from $5.93 to $9.94 a share for net proceeds of $1,529,803. At conclusion of the crowdfunding there was a total of 675,015 shares issued for total net proceeds of $2,735,671.

6.	LEASES

Operating Leases

For leases with a term of 12 months or less, the Company is permitted to make an accounting policy election by class of underlying asset not to recognize lease assets and lease liabilities, and we recognize lease expense for such leases on a straight-line basis over the lease term.

On April 10, 2025, the Company signed a lease for new office space in Las Vegas, which is a triple net lease expiring in April 2027 with two option renewal periods totaling up to four additional years that the Company is likely subsequently to exercise.

On November 3, 2025, the Company entered into a kiosk lease agreement with the Los Angeles County Metropolitan Transportation Authority for Kiosk Space 7 and Storage Space 3 located at Union Station East, Los Angeles, California. he lease commenced in November 2025 and has a noncancelable term of thirty-six (36) months. The lease provides for fixed monthly base rent and fixed additional rent (common area charges), with scheduled increases over the lease term. In addition, the lease requires the Company to pay percentage rent equal to five percent (5%) of gross sales exceeding $25,000 per month. Percentage rent is considered variable lease cost and is not included in the measurement of the lease liability.

The Company analyzed these leases and determined that these agreements meet the definition of a lease under ASU 842, Leases, as it provides management with the exclusive right to direct the use of and obtain substantially all of the economic benefits from the identified leased asset, which is the office space and showroom. Management also analyzed the terms of these arrangements and concluded they should be classified as an operating lease, as none of the criteria were met for finance lease classification. As there was only one identified asset, no allocation of the lease payments was deemed necessary. Management did not incur any initial direct costs associated with this lease. Per review of the lease agreements, there is no implicit rate stated. Therefore, the Company determined the present value of the future minimum lease payments based on the incremental borrowing rate of the Company. The incremental borrowing rate was determined to be 3.82% for Las Vegas and 3.6% for Union Station, as this is the rate which represents the incremental borrowing rate for the Company, on a collateralized basis, in a similar economic environment with similar payment terms.

On February 11, 2025, the Company signed a lease for a new warehouse in Bell Gardens, CA The purpose of the space is to store materials for future store orders and is month to month.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

On May 29, 2025, the Company signed a right of entry with Los Angeles County Metro Transportation Authority for its flagship Company owned store. The right of entry is month to month with a $1,500 monthly fee.

The future minimum payments on operating leases for each of the next five years and in the aggregate amount to the following:

2026	384,617
2027	245,556
2028	171,792
2029	148,450
2030	197,933

Total lease payments	1,148,348
Less: present value discount	(94,404)
Total operating lease liabilities	1,053,944
Less current portion	346,953
Long term portion	706,441

The weighted-average remaining term of the Company’s operating leases was 4.5 years and the weighted-average discount rate used to measure the present value of the Company’s operating lease liabilities was 5.5% as of December 31, 2025.

Right of use assets represent the right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right of use assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As the Company’s leases do not provide an implicit rate, the Company uses an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The operating lease right of use asset also includes lease incentives. The Company’s lease terms include an option to extend or terminate the lease and it is reasonably certain that the Company will exercise that option to extend. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

In determining the discount rate to use in calculating the present value of lease payments, the Company estimates the rate of interest it would pay on a collateralized loan with the same payment terms as the lease by utilizing bond yields traded in the secondary market to determine the estimated cost of funds for the particular tenor.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

7.	SHARE BASED COMPENSATION

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. Stock-based compensation expense is measured at the grant-date fair value of the award and recognized in the statement of operations over the requisite service period. For awards that vest immediately upon grant, the Company recognizes the full expense on the grant date.

The fair value of common stock issued for services was determined based on contemporaneous third-party valuations of the Company’s common stock or other observable market inputs at the date of issuance.

The Company has issued stock to certain third-party contractors and directors of the Company in exchange for services provided. All stock issued to third parties vested immediately upon issuance. The Company issued a total of 5,644,597 and 1,981,224 shares of common stock, recognizing share-based compensation expense for these awards totaling $31,891,974 and $4,515,182 for the year ended December 31, 2025.

Because all awards vested immediately upon issuance, the Company had no unrecognized compensation cost related to unvested stock-based awards as of December 31, 2025 and 2024.

8.	INCOME TAXES

No provision or benefit for federal or state income taxes has been recorded for the years ended December 31, 2025 and 2024, as the Company incurred net losses for the periods presented and has recorded a full valuation allowance against its deferred tax assets.

During 2025, the Company redomiciled from California to Nevada. Nevada does not impose a corporate income tax; accordingly, the Company’s effective tax rate no longer includes a state income tax component beginning in 2025.

At December 31, 2025 and 2024, the Company had federal and state net operating loss (“NOL”) carryforwards of approximately $12,309,420 and $3,932,470, respectively. Federal NOLs generated after December 31, 2017 do not expire; however, utilization is limited to 80% of taxable income in any future year.

Utilization of the Company’s NOL carryforwards may be subject to annual limitations under Section 382 of the Internal Revenue Code, and similar state provisions, if an ownership change were to occur. Such limitations could result in the expiration of NOLs before full utilization.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Deferred Tax Assets and Liabilities

Significant components of the Company’s net deferred tax assets as of December 31, 2025 and 2024, are as follows:

	2025	2024

Deferred tax assets (liabilities):
Net operating loss carryforwards	$2,613,978	$1,166,108
Equity Based Compensation	14,119,653	3,701,986
R&D Expenses	-	219,744
Accrued Expenses	444,042	353,987
Change in FV of convertible note	65,206	53,738

Total gross deferred tax assets	17,242,789	5,495,563
Less: valuation allowance	(17,242,789)	(5,495,563)
Total net deferred tax assets	$-	$-

A valuation allowance is required when, based on available evidence, it is more likely than not that deferred tax assets will not be realized. In evaluating realizability, management considers cumulative historical losses, projected future taxable income, reversal of existing taxable temporary differences, and feasible tax planning strategies.

Due to cumulative losses and the absence of sufficient objectively verifiable positive evidence of future taxable income, management has concluded that it is more likely than not that the deferred tax assets will not be realized. Accordingly, a full valuation allowance has been recorded as of December 31, 2025 and 2024.

The valuation allowance increased by $ 11,735,012 and $ 2,733,136 during the years ended December 31, 2025 and 2024, respectively.

Uncertain Tax Positions

The Company accounts for uncertain tax positions in accordance with ASC 740-10. The Company had no unrecognized tax benefits as of December 31, 2025, and 2024.

The Company recognizes interest and penalties related to uncertain tax positions as income tax expense. No interest or penalties were recorded during the periods presented.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

Because the Company has NOL carryforwards, tax years remain open to examination by federal and state taxing authorities for all years in which the NOLs may be utilized.

Effective Tax Rate Reconciliation

The Company’s effective income tax rate for the years ended December 31, 2025 and 2024 differs from the U.S. federal statutory rate primarily due to the impact of the valuation allowance, as follows:

	2025		2024
	$	%	$	%
U.S. federal statutory income tax rate	(17,242,789)	21.00%	(4,140,453)	21.00%
State and local income taxes, net of federal benefit	-	0.00%	(1,355,110)	6.87%
Changes in valuation allowances	17,242,789	(21.00)%	5,495,563	(27.87)%
Effective income tax expense (benefit)	-	0.00%	-	0.00%

The decrease in the state income tax rate component in 2025 is due to the Company’s change in state of incorporation from California to Nevada during the year. Nevada does not impose corporate income tax.

9.	CONVERTIBLE NOTE

On August 16, 2024, December 2, 2024, and February 14, 2025, the Company executed convertible promissory note purchase agreements (the “Purchase Agreements”) with a third-party investor under which VenHub would issue a series of notes (individually the “Note” and collectively, the “Notes”) as part of a private, unregistered offering.  The Purchase Agreements provided for the following terms for Notes to be issued:

●	Maturity date ending five years from execution of each Note (the “Maturity Date”)

●	Interest is payable semiannually on February 15 and August 15, beginning February 15, 2025 (the “Interest Payment Date”)

●	Interest accrues based on a 360-day year

●	Interest is payable (i) in kind (“PIK Interest”) which is added to the principal amount of each Note and (ii) in cash (“Cash Interest”) on each Interest Payment Date

●	Interest rates for the first year ending August 15, 2025, are 9% for PIK interest and 3% for Cash Interest

●	Interest rates increase each of the following two years beginning August 16 to a maximum of 12% PIK Interest and 6% Cash Interest

●	Unpaid interest and principal are due in cash at the Maturity Date

On August 19, 2024, the Company executed two Notes with one investor each for a combined $1,000,000 in note principal. On December 3, 2024, the Company executed one Note with one investor for $200,000 in note principal. On December 4, 2024, the Company executed three Notes with three investors for a combined $1,483,000 in note principal. On December 6, 2024, the Company executed two Notes with two investors for a combined $667,000 in note principal. On February 14, 2025 the Company executed five notes with five investors for a combined $650,000. All amounts in principal total $4,000,000 and $100,000 of debt issuance costs were expensed ton interest expense due to the election of the fair value option.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

The Notes have repayment and conversion features, as described in the following:

1.	Upon execution of a financing or series of financings for gross cash proceeds of at least $25 million, including issuance of Notes (a “Qualified Financing”) prior to a business combination, as defined in the Notes (a “Business Combination”):

Note shall be, at the election of the Holder, (i) converted into a number of shares of Common Stock equal to the quotient obtained by dividing (A) the Outstanding Principal Balance on this Note as of the Conversion

Date by (B) six dollars ($6.00) and rounding down to the nearest whole number of shares, (ii) redeemed for cash by the Company at a value equal to 1.2 multiplied by the MOIC (as defined below), or (iii) both converted into shares of Common Stock and redeemed for cash at an aggregate value equal to 1.2 multiplied by the MOIC in such proportion as determined by the Holder.

2.	Upon execution of a Qualified Financing after a Business Combination, but prior to August 19, 2025:

Note shall be, at the election of the Holder, (i) converted into shares of Common Stock at the then applicable Note Conversion Price (defined below), (ii) redeemed for cash by the Company at a value equal to 1.2 multiplied by the MOIC, or (iii) both converted into shares of Common Stock and redeemed for cash at an aggregate value equal to 1.2 multiplied by the MOIC in such proportion as determined by the Holder.

3.	At any time following the consummation of a Business Combination and prior to the Maturity Date:

The Holder of the Note may elect to convert the Note at the then-applicable Note Conversion Price (defined below), subject to the Optional Redemption by the Company (defined below).

Note Conversion Price

(i)	Following the consummation of a Business Combination by the Company and for sixty (60) days thereafter, the quotient obtained by dividing (A) the Outstanding Principal Balance on this Note as of the Conversion Date by (B) $7.50 and rounding down to the nearest whole number of shares.

(ii)	From the date that is sixty (60) days following the consummation of a Business Combination until the first anniversary of the consummation of the Business Combination, the quotient obtained by dividing (A) the Outstanding Principal Balance on this Note as of the Conversion Date by (B) the product

(iii)	obtained by multiplying (y) the trailing 20-day volume weighted average price (“VWAP”) per share of the Common Stock on Nasdaq as of the Conversion Date and (z) 0.8, and rounding down to the nearest whole number of shares.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

(iv)	From the first anniversary of the consummation of the Business Combination until the second anniversary of the consummation of the Business Combination, the quotient obtained by dividing (A) the Outstanding Principal Balance on this Note as of the Conversion Date by (B) the product obtained by multiplying (y) the 20-day VWAP per share of Common Stock on Nasdaq measured as of the Conversion Date and (z) 0.85 and rounding down to the nearest whole number of shares.

(v)	From the second anniversary of the consummation of the Business Combination until the Maturity Date, the quotient obtained by dividing (A) the Outstanding Principal Balance on this Note as of the Conversion Date by (B) the product obtained by multiplying (y) the 20-day VWAP per share of Common Stock on Nasdaq measured as of the Conversion Date and (z) 0.9, and rounding down to the nearest whole number of shares.

4.	Optional Redemption by the Company:

At any time after August 19, 2026, and prior to the Maturity Date, at the Company’s option upon at least one (1) Business Day’s prior written notice, the Company may redeem for cash all (but not less than all) of the Outstanding Principal Balance on this Note at a price equal to 1.25 multiplied by the MOIC:

MOIC

A multiple of invested capital, to be calculated as follows: (i) the sum of all amounts received in cash by the Holder (including, without limitation, interest paid in cash and PIK Interest) in respect of the Outstanding Principal Balance evidenced by this Note divided by (ii) the Initial Outstanding Principal Balance; for the avoidance of doubt the Outstanding Principal Balance shall be reduced by the amount of any portion of the Note that has been converted.

5.	In the event that the Company does not consummate a Business Combination or Qualified Financing on or before December 31, 2025:

The Company shall redeem all (but not less than all) of the Outstanding Principal Balance on this Note including any accrued and unpaid interest (including PIK Interest).

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

10.	FAIR VALUE MEASUREMENT

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy utilized to determine such fair values. There were no transfers between fair value measurement levels during the years ended December 31, 2025, or 2024.

The Company’s financial assets and liabilities measured at fair value at December 31, 2025, and December 31, 2024 are as follows:

	Fair Value Measurements as of December 31, 2025
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Convertible debt at fair value	$-	$-	$4,576,949	$4,576,949

	Fair Value Measurements as of December 31, 2024
	(Level 1)	(Level 2)	(Level 3)	Total
Liabilities:
Convertible debt at fair value	$-	$-	$3,542,797	$3,542,797

The derivative portion of the convertible note was valued using a Black-Scholes simulation model. As a result of the election to apply the fair value option, the value of the conversion feature is not separately presented on the balance sheet.

The following assumptions were used in determining the fair value of the convertible notes as of December 31, 2025, and December 31, 2024 are as follows:

	December 31, 2025	December 31, 2024
Risk free right	3.72%	4.83%
Stock price	$5.65	$4.56
Dividend yield	0%	0%
Volatility	67%	67%

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

11.	SEGMENT REPORTING

The Company is managed at the consolidated level and therefore operates and reports as a single segment. The Company’s Chief Executive Officer is its Chief Operating Decision Maker (“CODM”). The Company’s CODM assesses significant segment expenses in comparison to forecasts and historical results to make decisions on capital allocation strategies. The measure of segment assets is reported on the balance sheets as total assets. All material long-lived assets are located in the United States.

The following table illustrates significant segment expenses that are regularly provided to the CODM for the years ended December 31, 2025 and 2024:

	Years Ended December 31,
	2025	2024
General and administrative expenses	37,061,557	6,888,041
Payroll and compensation	1,435,000	1,270,000
Research and development	1,215,098	875,975
Total operating expenses	39,711,655	9,034,016

12.	WARRANTS

On June 30, 2025, the Company entered into subscription agreement with certain investors, providing for the issuance and sale of 405,162 Units, consisting of 810,324 shares of the Company’s Common Stock and 405,162 warrants to purchase up to 405,162 shares of Common Stock (the “Subscriber Warrants”) for a total subscription amount of $3,500,000 (the “Offering”).

The Subscriber Warrants have an exercise price of $4.32 per share and expire five years from the date of issuance (June 30, 2030). The Subscriber Warrants exercise price and number of underlying shares may be adjusted for customary antidilution events. The Company analyzed the Subscriber Warrants and determined that they met the requirements under ASC 815-40 to be classified in stockholders’ equity.

The Company allocated proceeds from the Offering to the shares of Common Stock sold and the Warrants issued on a relative fair value basis. The measurement of fair value of the Subscriber Warrants was determined utilizing a Black-Scholes model considering all relevant assumptions current at the date of issuance (i.e., share price of $4.56, exercise price of $4.32, term of five years, volatility of 46.0%, risk-free rate of 3.8%, and expected dividend rate of 0.0%). The grant date fair value of the Subscriber Warrants was estimated to be $862,000 and is reflected within additional paid-in capital (based on a relative fair value allocation along with the proceeds allocated to the shares of common stock issued) in the Company’s balance sheet as of December 31, 2025.

VENHUB GLOBAL, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025, AND 2024

13.	LOSS PER SHARE

The Company computes earnings loss per share (“EPS”) in accordance with ASC 260, Earnings Per Share. Basic EPS is calculated by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS adjusts basic EPS for the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock.

For all periods presented, the Company reported a net loss, and therefore the effect of all potential common stock equivalents was anti-dilutive. As such, basic and diluted net loss per share are the same.

	Years Ended December 31,
	2025	2024
Net loss	(62,399,163)	(9,392,702)
Weighted average common shares outstanding – basic and diluted	37,344,429	26,017,018
Net loss per share – basic and diluted	$(1.67)	$(0.36)

The following table presents the number of potentially dilutive securities that were excluded from the computation of diluted net loss per share because their effect would have been antidilutive:

	Year Ended December 31,
	2025	2024
Warrants to purchase common stock	405,162	-
Convertible preferred stock	-	37,935,029
Convertible notes payable	610,260	472,373
Total anitdilutive securities	1,015,422	38,407,402

14.	SUBSEQUENT EVENTS

On January 2, 2026 the Company extended the convertible notes (see note 9) to March 31, 2026, for 2,000,000 total common shares pro rata to nine the nine investors at a price of $5.65 as no business combination or qualified financing occurred before December 31, 2025.

On January 2, 2026 the Company signed two stock purchase agreements with two investors for 25,001 common shares at $12 a share for net proceeds of $300,012.

On January 30, 2026, the Company commenced trading under the ticker symbol “VHUB” on the NASDAQ Global Market.

On February 10, 2026, VenHub Global, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with an institutional investor, pursuant to which the Company agreed to sell to the investor, and the investor agreed to purchase from the Company, in a private placement offering, an aggregate of (i) 7,700,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at a purchase price of $2.45 per Share, and (ii) warrants to purchase up to 7,700,000 shares of Common Stock (the “Common Warrants”), for aggregate gross proceeds under the Purchase Agreement of $18,865,000. The Common Warrants have an exercise price of $2.45 per share. The offering closed on February 12, 2026, following satisfaction of customary closing conditions.

Shahan Ohanessian and Shoushana Ohanessian, our CEO and President respectively, have agreed to defer bonus shares of 2,000,000 and 1,500,000, respectively, that were deemed due upon commencement of trading on January 30, 2026 to October 1, 2026.

In March 2026 the Company settled nine notes per the terms of the qualified financing outlined in note 9 for an aggregate total of $5,995,676.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. We will pay all such expenses.

Securities and Exchange Commission Registration Fee	$2,000
Audit Fees and Expenses	$10,000
Legal Fees and Expenses	$10,000
Transfer Agent and Registrar Fees and Expenses	$2,000
SEC Filings	$2,000
Miscellaneous Expenses	$2,000
Total	$28,000

*	Estimate Only

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under NRS 78.138(7), unless the officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (NRS). Unless specifically limited by a corporation’s Articles of Incorporation, Nevada law automatically provides directors with immunity from monetary liabilities. The Company’s Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

a.	acts or omissions which involve intentional misconduct, fraud or a knowing violation of law;

b.	a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

c.	a transaction from which the director derived an improper personal profit; and

d.	willful misconduct.

The Articles of Incorporation provide that the Company will indemnify its officer, director, legal representative, and persons serving at the request of the Company as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise to the fullest extent legally permissible under Nevada Revised Statutes (NRS) Chapter 78, particularly NRS 78.7502, against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by that person as a result of that connection to the Company. This right of indemnification under the Articles is a contract right, which may be enforced in any manner by such person and extends for such persons benefit to all actions undertaken in good faith on behalf of the Company.

RECENT SALES OF UNREGISTERED SECURITIES

During the period from April 7, 2023 through April 7, 2026 (the “Reporting Period”), we issued the following unregistered securities. Unless otherwise indicated, share amounts are presented on an as-issued basis.

Issuances for Services Rendered (Section 4(a)(2))

From April 7, 2023 through April 7, 2026, we issued an aggregate of 8,139,308 shares of common stock to consultants and other service providers as consideration for bona fide services (the “SR Issuances”).

These issuances were made in reliance on Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), as transactions not involving a public offering. Each recipient represented investment intent, had access to information necessary to make an informed investment decision, and was sophisticated within the meaning of the federal securities laws. No general solicitation or general advertising was used. The shares are “restricted securities” under Rule 144; appropriate restrictive legends and stop-transfer instructions were, or will be, applied.

Private Placements for Cash (Rule 506(b))

In June 2025, we completed a private placement of Units, each Unit consisting of two (2) shares of common stock and one (1) warrant to purchase one share of common stock. We sold 405,092 Units at $8.64 per Unit for gross proceeds of $3,500,000. The accompanying warrants carry a $4.32 per-share exercise price and are otherwise on customary private-placement terms. In total, the Unit sale resulted in the issuance of 810,184 common shares and 405,092 warrants.

These sales were made in reliance on Rule 506(b) of Regulation D. We did not use general solicitation or advertising. All purchasers were (or were represented to be) accredited investors within the meaning of Rule 501(a). Each purchaser represented investment intent and was afforded access to information necessary to make an informed investment decision. Certificates or book-entry statements bear appropriate restrictive legends, and stop-transfer instructions were issued. We have filed or will file a Form D and make any required state notice filings.

Use of proceeds: All cash proceeds from this financing were used to purchase parts and accessories for VenHub Smartstore testing and units for sale, consistent with our financial statement disclosures.

Issuance Pursuant to Settlement with TGAA (Section 4(a)(2))

On May 15, 2025, we issued 3,462,375 shares of common stock to the TGAA parties in connection with a settlement agreement (the “TGAA Settlement”). Under that agreement, the TGAA parties agreed to forfeit 100,000 shares to treasury upon a direct listing of our common stock, resulting in 3,362,375 shares held by the TGAA parties upon listing. These securities were issued in reliance on Section 4(a)(2) of the Securities Act; no fairness hearing occurred. No general solicitation or general advertising was used. Certificates or book-entry statements bear appropriate restrictive legends, and the shares are subject to transfer restrictions.

Regulation CF — Series B Preferred

Beginning in April 2024, we conducted a Regulation CF offering of our Series B Preferred Stock, under which we sold 675,015 shares of Series B Preferred for aggregate proceeds of $2,735,670.99 at an average price of $4.05 per share. Prior to receiving payment, 3,943 of those shares were issued, for which the Company never received payment. The Series B Preferred converts into common stock on a 1:1 basis on or about September 30, 2025 (conversion solely for illustration of potential dilution; the sales reported here were the unregistered Reg CF sales of preferred shares).

Use of proceeds: Amounts raised under Regulation CF were used to purchase parts and accessories for VenHub Smartstore testing and units for sale.

Additional Information Applicable to All Unregistered Sales

Except as described above, no underwriters were involved in the foregoing transactions, and no underwriting discounts or commissions were paid by us (other than any ordinary 506(b) placement-agent compensation, if applicable, which would be disclosed in our financial statements or a subsequent amendment). The foregoing offers and sales were made without registration under the Securities Act, and the securities may not be offered or sold in the United States absent registration or an applicable exemption from registration. We believe the above transactions were exempt from registration as noted, did not involve a public offering, and were conducted in compliance with applicable state securities (“blue sky”) laws.

INCORPORATED THROUGHOUT BY REFERENCE

Description	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2025	March 24, 2026
Current Report on Form 8-K	February 24, 2026
Current Report on Form 8-K	February 12, 2026

EXHIBITS

Exhibit Number	Description	Date Filed
3.1	Articles of Incorporation for Autonomous Solutions, Inc.	Form S-1 Filed October 3, 2025
3.2	Amended and Restated Bylaws of VenHub Global, Inc.	Form S-1 Filed October 3, 2025
3.3	Articles of Amendment for Autonomous Solutions, Inc. as filed with Wyoming February 24, 2023	Form S-1 Filed October 3, 2025
3.4	Certificate of Conversion for VenHub Global, Inc. as filed with Delaware on August 15, 2024	Form S-1 Filed October 3, 2025
3.5	Certificate of Amendment for VenHub Global, Inc. as filed with Delaware on November 22, 2024	Form S-1 Filed October 3, 2025
3.6	Articles of Conversion for VenHub Global, Inc. as filed with Nevada on October 3, 2025	Form S-1 Filed March 24, 2026
3.7	Certificate of Designation for Series C Preferred Stock as filed with Nevada on November 7, 2025	Form S-1 Filed March 24, 2026
3.8	Audit Committee Charter	Form S-1 Filed October 3, 2025
3.9	Compensation Committee Charter	Form S-1 Filed October 3, 2025
3.10	Nominating and Corporate Governance Committee Charter	Form S-1 Filed October 3, 2025
5.1	Opinion of Smith Eilers PLLC., re: the legality of the Shares being registered	Form S-1 Filed March 24, 2026
10.1	Lease Agreement between Nettleton Trust and VenHub Global, Inc. for premises located in Pasadena, CA	Form S-1 Filed October 3, 2025
10.2	Lease Agreement between Nettleton Trust and VenHub Global, Inc. for premises located in Las Vegas, NV	Form S-1 Filed October 3, 2025
10.3	Employment Agreement of Chief Executive Officer	Form S-1 Filed October 3, 2025
10.4	Employment Agreement of President	Form S-1 Filed October 3, 2025
10.5	Employment Agreement of Chief Financial Officer	Form S-1 Filed October 3, 2025
14.1	VenHub Global, Inc. Code of Ethics	Form S-1 Filed October 3, 2025
21.1	VenHub Global, Inc. Subsidiary List	Form S-1 Filed October 3, 2025
23.1*	Consent of Bush & Associates CPA
23.2*	Consent of Rosenberg Rich Baker Berman, P.A.
23.4	Consent of Smith Eilers PLLC (included in exhibit 5.1)	Form S-1 Filed March 24, 2026
107	Calculation of Filing Fee Table	Form S-1 Filed March 24, 2026

*	Filed Herewith in

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

b)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

c)	Include any additional or changed material information on the plan of distribution.

2)	To, for the purpose of determining any liability under the Securities Act, treat each post-effective amendment as a new Registration Statement relating to the securities offered herein, and to treat the offering of such securities at that time to be the initial bona fide offering thereof.

3)	To remove from registration, by means of a post-effective amendment, any of the securities being registered hereby that remain unsold at the termination of the offering.

4)	For determining liability of the undersigned Registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

a)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

c)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and,

d)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our director, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

For the purposes of determining liability under the Securities Act for any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a Registration Statement relating to an offering, other than Registration Statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a Registration Statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Las Vegas, Nevada on the April 9, 2026.

VenHub Global, Inc.

By:	/s/ Shahan Ohanessian
Name:	Shahan Ohanessian
Title:	Chief Executive Officer, Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Shahan Ohanessian, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-1 of VenHub Global, Inc. and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Shahan Ohanessian	Chief Executive Officer (Principal Executive Officer)	4/9/2026

Signature	Title	Date
/s/ Matt Hidalgo	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	4/9/2026

Signature	Title	Date
/s/ Shoushan Ohanessian	Chairwoman	4/9/2026

Signature	Title	Date
/s/ Shahan Ohanessian	Director	4/9/2026